EXHIBIT 99.1
EXPLANATORY NOTE
WW International, Inc. is filing this exhibit (the “Exhibit”) to reflect changes to the presentation of its financial information as set forth in its Annual Report on Form
10-K
for the year ended December 31, 2022 (the “2022 Form
10-K”),
as filed with the Securities and Exchange Commission on March 6, 2023. This Exhibit is being filed solely to present retrospectively revised segment reporting financial information to reflect changes implemented as of the first day of fiscal 2023 (i.e., January 1, 2023), as described in the 2022 Form
10-K.
No other changes
have
been made to the 2022 Form
10-K.
This Exhibit speaks as of the original filing date of the 2022 Form
10-K,
does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way the disclosures made in the 2022 Form
10-K
other than as required to reflect the revised segment information. For developments subsequent to the filing of the 2022 Form
10-K,
refer to our subsequently filed Current Reports on Form
8-K
and our Quarterly Report on Form
10-Q
for the quarterly period ended April 1, 2023.
BASIS OF PRESENTATION
WW International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Exhibit unless the context indicates otherwise: “we,” “us,” “our,” the “Company,” “Weight Watchers” and “WW” refer to WW International, Inc. and all of its operations consolidated for purposes of its financial statements; “North America” refers to our North American Company-owned operations and franchise revenues and related costs; and “International” refers to our Continental Europe Company-owned operations, United Kingdom Company-owned operations, and Australia, New Zealand and emerging markets operations.
Our fiscal year ends on the Saturday closest to December 31st and consists of either
52-
or
53-week
periods. In this Exhibit:

•	“fiscal 2009” refers to our fiscal year ended January 2, 2010;

•	“fiscal 2014” refers to our fiscal year ended January 3, 2015 (included a 53 rd week);

•	“fiscal 2015” refers to our fiscal year ended January 2, 2016;

•	“fiscal 2017” refers to our fiscal year ended December 30, 2017;

•	“fiscal 2018” refers to our fiscal year ended December 29, 2018;

•	“fiscal 2019” refers to our fiscal year ended December 28, 2019;

•	“fiscal 2020” refers to our fiscal year ended January 2, 2021 (included a 53 rd week);

•	“fiscal 2021” refers to our fiscal year ended January 1, 2022;

•	“fiscal 2022” refers to our fiscal year ended December 31, 2022;

•	“fiscal 2023” refers to our fiscal year ended December 30, 2023;

•	“fiscal 2024” refers to our fiscal year ended December 28, 2024;

•	“fiscal 2025” refers to our fiscal year ended January 3, 2026 (includes a 53 rd week);

•	“fiscal 2026” refers to our fiscal year ended January 2, 2027; and

•	“fiscal 2027” refers to our fiscal year ended January 1, 2028.
The following terms used in this Exhibit are our trademarks: Connect
TM
, Digital 360
®
, PersonalPoints
®
, Points
®
, Weight Watchers
®
, and ZeroPoint
®
.

PART I
Item 1. Business
Overview
We are a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management program and an award-winning digital subscription platform. We are focused on inspiring people to adopt healthy habits for real life. With nearly six decades of weight management experience, expertise and know-how,
we are one of the most recognized and trusted brand names among weight-conscious consumers. We educate our members and provide them with guidance, digital tools and an inspiring community to enable them to develop healthy habits and focus on their overall health and wellness.
WW-branded
services and products include digital offerings provided through our apps and websites, workshops, consumer products, and various events. Our business has gone through a significant shift to a digital subscription model over the past several years and our primary sources of revenue are subscriptions for our digital products and for our workshops. Our “Digital” business refers to providing subscriptions to our digital product offerings. Our “Workshops + Digital” business refers to providing unlimited access to our workshops combined with our digital subscription product offerings to commitment plan subscribers. For additional details on certain historic offerings in each business, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” in Part II of this Exhibit.
We combine technology and community to help members reach and sustain their weight loss goals on our science-based program. We believe that the power of our communities—via our exclusive social network,
Connect, and our workshops—increases accountability and provides our members with inspiration, human connection, and support. This inspires them and enables them to build healthier and more fulfilling food, activity, mindset and sleep habits. Our brands enjoy high awareness and credibility among all types of consumers—women and men, consumers online and offline, the support-inclined and the self-help-inclined. We believe that our program conveys an image of healthy, livable, sustainable and effective weight management in a supportive environment. The efficacy of our commercial weight management programs has been clinically proven in numerous studies and trials. As the number of overweight and obese people worldwide grows, the need for an effective, scalable and consumer-friendly weight management program increases. We believe our global presence and brand awareness uniquely position us in the global weight management market, and thereby provide us a unique platform to impact the wellness market.
We have built our business by helping millions of people around the world lose weight and build healthy habits through a sensible, sustainable and livable approach to weight loss and weight management. As of the end of fiscal 2022, we had a total of approximately 3.5 million subscribers, of which approximately 2.8 million were Digital subscribers and approximately 0.7 million were Workshops + Digital subscribers. Our strong brands, together with the effectiveness of our program, loyal customer base, strong digital offerings and community, enable us to attract new and returning customers.
Business Organization
We have two reportable segments based on our organizational structure and how we allocate resources and assess financial performance, North America and International. “North America” refers to our North American Company-owned operations and franchise revenues and related costs. “International” refers to our Continental Europe Company-owned operations, United Kingdom Company-owned operations, and Australia, New Zealand and emerging markets operations. Each reportable segment provides similar services and products. Further information regarding our reportable segments and our geographic areas can be found in Part II, Item 7 of this Exhibit under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part IV, Item 15 of this Exhibit under Note 17 “Segment and Geographic Data” in the Notes to the Consolidated Financial Statements.

Our Services and Products
Our Program and Food Plan
We offer services and products that are based on our weight loss and weight management program and that help our members build habits to lead healthier, more active, more fulfilling lives. Our program is rooted in advanced nutrition science and founded on a simplified, holistic approach for the body and mind. It is comprised of a range of science-based nutritional, activity, behavioral and lifestyle tools and approaches. Our program continues to be grounded in our scientific Points system, which uses a proprietary nutritional algorithm to assign each food a value based on its calorie, saturated fat, unsaturated fat, added sugar, protein and fiber content. After a proprietary, personal assessment takes into account a member’s metabolic rate, members receive a tailored daily and weekly Points Budget to guide them towards healthy foods and appropriate portion sizes, forming the foundation of a healthy eating pattern. Members can also take advantage of over 200 ZeroPoint foods (nutritious foods which do not need to be weighed, measured, or tracked). Our program can also take into account the dietary needs of those living with diabetes by tailoring their plans towards foods that are less likely to impact blood sugar levels.
In addition to focusing on healthy eating habits, and in furtherance of our mission to focus on overall health and wellness, our program also provides tools to address other aspects of a healthy and fulfilled life. These include a customized weekly activity target, trackers for food, water, activity, sleep and weight (and, for members on our diabetes-tailored plan, a tracker for blood sugar) and content regarding behavioral techniques for building healthy habits. WW’s Connect platform, a members-only social network accessed through our app, fosters meaningful relationships by helping people find communities based on interests including food preferences, identity cohorts, wellness journey, activity, mindset, hobbies, locations, events and workshops.
Our Subscription Businesses
Our members mainly participate in our program either by solely using our digital product or by using our digital product supplemented by group workshops. Within these two channels, members can find services and tools that best meet their preferences and needs. Additionally, our coaches educate members on our program and provide inspiration and support to members in developing healthy habits.
The payment structure for our services globally is through subscription plans. Pursuant to these plans, a member typically commits to a minimum term and is automatically charged on a monthly basis until the member elects to cancel.
Digital Business
In our Digital business, we offer a digital subscription product based on the WW approach to weight loss and weight management. Our app provides interactive and personalized resources that allow subscribers to follow our weight management program. These resources also help subscribers adopt a healthier and more active lifestyle, a helpful mindset, and healthy habits, with a view toward long-term behavior modification—a key aspect of the WW approach toward healthy and sustainable weight loss. Our app provides subscribers with content, functionality, access to coaches on Connect and wellness resources. We believe our personalized and interactive Digital subscription product gives subscribers an engaging experience. Our Connect online community, which can be accessed via our app and our web-based
platform, gives our subscribers a way to stay virtually connected and support and inspire each other. We continually innovate our Digital offerings to maximize the design, usability, features and capabilities of our app to support our weight loss and weight management program and community. As of the end of fiscal 2022, we had approximately 2.8 million Digital subscribers.

Workshops + Digital Business
In our Workshops + Digital business, we present our program in workshops of 30 to 45 minutes in duration, conveniently scheduled throughout the day. In March 2020, we introduced virtual workshops in immediate response to the impact of
COVID-19,
and we continue to innovate this offering to address the shift in consumer sentiment towards digitally-enabled offerings. For more information on the impact of
COVID-19,
see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material
Trends—COVID-19
Pandemic” in Part II of this Exhibit. Workshops + Digital members can attend unlimited workshops both virtually and, where available, in-person.
Our interactive communities remain the cornerstone of our workshops. Coaches facilitate interactive workshops that encourage learning and inspire members to make positive changes towards their individual goals. Members provide each other inspiration and support by sharing their experiences with, and by providing encouragement and empathy to, other people on weight loss and weight management journeys. In addition, our members have access to our digital tools to assist them on their journeys. As of the end of fiscal 2022, we had approximately 0.7 million Workshops + Digital subscribers.
We have franchisees in a limited number of territories. In fiscal 2022, revenues from our franchisees were immaterial.
Pursuant to long-standing agreements, we and our franchisees typically pay each other royalties and other fees. We have enjoyed a mutually beneficial relationship with our franchisees over many years. Most franchise agreements are perpetual and can be terminated only upon a material breach or bankruptcy of the franchisee.
Our Consumer Product Sales
We sell a range of consumer products that complement our program and help our customers in their weight management efforts.
Our
WW-branded
products include bars, snacks, cookbooks and kitchen tools. We also license our trademarks and other intellectual property in certain categories of food, beverages and other relevant consumer products and services. Additionally, we co-brand
or endorse with carefully selected branded consumer products and services. We primarily sell consumer products online through our
e-commerce
platforms, at our studios, and through our trusted partners. In fiscal 2022, sales of consumer products represented approximately 9.4% of our total revenues.
By partnering with carefully selected companies in categories relevant and helpful to weight- and health-conscious consumers, we have a high margin licensing business that gives us access to these consumers and also increases the awareness of our brands. In connection with our acquisition from The Kraft Heinz Company (successor to H.J. Heinz Company), or Heinz, in September 1999, Heinz received a perpetual royalty-free license to continue using our brand in certain food categories. We believe that the strength of the WW brands will create new long-term licensing and partnership opportunities for us.
Healthcare Offerings
As healthcare costs continue to be a significant concern on the minds of employers and their employees, we believe that our broad range of services and products uniquely positions us to serve the market and help employers reduce their healthcare costs and improve the overall well-being of their employees. We are leveraging our organizational capability to serve employers with both our Digital and Workshops + Digital offerings.
We believe the healthcare market, including the diabetes segment, represents an important channel to reach new consumers. We continue to explore different approaches to, and strategies for, this market.
Our Clinical Efficacy and Reputation in the Marketplace
WW is one of the most clinically-studied commercial weight management programs, including by way of more than 140 published, scientific, peer reviewed studies (including over 35 randomized controlled trials) over more than four decades. For example, in 2022, a randomized controlled trial conducted by research teams at the University of North Carolina—Chapel Hill, University of British Columbia, and University of Leeds and funded by us was published in
JAMA Network Open
and found that study participants assigned to WW for 12 months had over two times more weight loss compared to participants who were assigned to a do-it-yourself
weight loss approach. In addition, those assigned to the WW program were more likely to achieve clinically significant weight loss of five percent at three and twelve months. Research has shown that WW has an impact that reaches beyond our members. In 2018, a
6-month
randomized controlled trial conducted by researchers at the University of Connecticut funded by us and published in
Obesity
showed a “ripple effect” of WW – significant weight loss among untreated spouses of WW members.

In 2021, a
six-month
clinical trial of our program conducted by the University of Connecticut and funded by us found that participants on the program experienced clinically significant benefits, including weight loss. Study participants reported a 40% increase in their healthy habits as well as a 15% decrease in hunger.
WW also has demonstrated efficacy among individuals with diabetes and prediabetes. In 2016, a randomized controlled trial conducted by the Indiana University School of Medicine and funded by us was published in the
American Journal of Public Health
and found that adults with prediabetes following our Diabetes Prevention Program, or DPP, lost significantly more weight and experienced better blood sugar control than those following a self-initiated diabetes prevention program using supplemental counseling materials. A continuation study published in 2018 showed that these outcomes were maintained at 18 and 24 months and that our DPP was highly cost-effective. Another randomized controlled trial conducted by the Medical University of South Carolina, funded by us and published in
Obesity
in 2016, found that adults with Type 2 diabetes who followed our diabetes program lost significantly more weight and experienced better blood sugar control than those in a standard diabetes care program. In 2021, a clinical trial conducted at Pennington Biomedical Research Center, University of Florida and Virginia Commonwealth University and funded by us found that the WW program, modified for adults with Type 2 diabetes, had favorable and clinically meaningful effects on glycemic control, body weight and diabetes distress at 12 and 24 weeks. In 2020, a review published in
Endocrinology and Metabolism Clinics of North America
highlighted the potential for physicians to refer patients with obesity to commercial weight loss programs. It noted that WW is one of only four commercial weight loss programs meeting guideline-recommended standards with demonstrated safety and efficacy at 12 months and one of only two commercial weight loss programs with demonstrated effects on reducing HbA1c levels in participants with Type 2 diabetes. Authors of the review concluded physicians might consider referral to WW for patients with obesity and those with obesity and Type 2 diabetes.
Our efficacy and the value of our offerings are also well-acknowledged in the marketplace. For instance, in 2023, we again were recognized by U.S. News & World Report in the “Best Diets” rankings, including ranking #1 for “Best Weight-Loss Diets” for the thirteenth consecutive year and #1 for “Best Diet Programs.”
Marketing and Promotion
Our communications with consumers and other promotional efforts enhance our brand image and awareness, and motivate both former and potential new customers to join WW. We utilize a data-driven approach to our media placements, promotional offers, and website and app store presence to enhance marketing efficiency, drive conversion, and maximize subscription value. Our advertising campaigns are supported across multiple platforms (e.g., television, YouTube, social media, programmatic, audio, search, affiliate, branded content, electronic customer relationship marketing (eCRM), direct mail, and public relations). We develop and maintain a high level of engagement with current and potential customers on various social media platforms including Facebook, Instagram and TikTok. Also, we utilize brand ambassadors, spokespersons and social media influencers, including celebrities, as part of our advertising and marketing.
In addition to the above advertising channels, we take advantage of other channels for which we are uniquely positioned given our long history and network of WW coaches and members. The word of mouth generated by our current and former members, combined with our strong brand and known effectiveness, enable us to attract new and returning members. We also carry out many of our key public relations initiatives through the efforts of current and former WW coaches and members, and celebrity brand ambassadors.
In October 2015, we entered into a Strategic Collaboration Agreement with Oprah Winfrey, pursuant to which, among other things, Ms. Winfrey provides us with services in her discretion to promote the Company and our programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Further information on this agreement and our partnership with Ms. Winfrey can be found below under “—History—Winfrey Transaction.”
Seasonality
Our core business is seasonal due to the importance of the winter season to our overall member recruitment environment. Historically, we experience our highest level of recruitment during the first quarter of the year, which is supported with the highest concentration of advertising spending. Therefore, our number of End of Period Subscribers (as defined below) in the first quarter of the year is typically higher than the number in other quarters of the year, historically reflecting a decline over the course of the year.

Pending Acquisition of Weekend Health (d/b/a Sequence)
On March 4, 2023, the Company, Well Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Weekend Health, Inc., doing business as Sequence, a Delaware corporation (“Weekend Health”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Equityholders’ Representative for Weekend Health, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the Company’s acquisition of Weekend Health (the “Acquisition”). Upon completion of the Acquisition, Weekend Health will become a wholly-owned subsidiary of the Company. The Acquisition is expected to close during the second quarter of fiscal 2023.
As consideration for the Acquisition, the Company has agreed to pay an aggregate amount equal to $132.0 million (inclusive of a minimum of $26.0 million of cash on the balance sheet of Weekend Health), subject to the adjustments set forth in the Merger Agreement (the “Merger Consideration”). Subject to the terms and conditions of the Merger Agreement, the Merger Consideration shall be paid as follows: (i) $65.0 million in cash and $35.0 million in the form of 8,064,516 newly issued shares of Company common stock (valued at $4.34 per share), in each case, to be paid at the closing of the Acquisition, (ii) $16.0 million in cash to be paid on the first (1 st
) anniversary of the closing of the Acquisition, and (iii) $16.0 million in cash to be paid on the second (2 nd
) anniversary of the closing of the Acquisition. In addition, the Company expects to obtain a standard representation and warranty insurance policy in connection with the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants customary for transactions of this type, including covenants regarding the operation of the business of Weekend Health prior to the closing of the Acquisition. The closing of the Acquisition is subject to certain conditions, including, among others, (i) the adoption of the Merger Agreement by Weekend Health’s stockholders, and (ii) the continued employment of certain key employees of Weekend Health. See “Item 1A. Risk Factors—Risks Related to Our Proposed Acquisition of Weekend Health (d/b/a Sequence)” of the 2022 Form
10-K.
The closing of the Acquisition is not subject to any financing condition or the approval of the Company’s stockholders.
Weekend Health provides a technology-powered care platform and mobile web application through its subscription based service, which includes a comprehensive weight management program, pharmacotherapy treatment, nutrition plans, health insurance coordination services, and access to clinicians, dietitians, fitness coaches and care coordinators.
We are focused on expanding our offerings in weight management, and we expect Weekend Health will augment our current products and services by providing a digital health platform offering access to a clinical weight management program. By integrating our products and services, which are grounded in our decades of experience in nutrition and behavioral science-based weight management, with Weekend Health’s clinical expertise and digital infrastructure capabilities, which provide access to the latest innovations in pharmacotherapy treatments, we will strongly position ourselves to provide a differentiated, comprehensive suite of weight management products and services.
We expect the combination of Weekend Health’s services with our pre-existing
lifestyle support and behavioral capabilities will create a unique and effective science-based direct-to-consumer
service in the weight-management and wellness space. Members who are medically eligible may benefit from developments in the ever-evolving pharmacotherapy field, which we expect to complement our core program strengths and lifestyle approach with the support of our WW communities. Overall, we expect the Acquisition will further strengthen our ability to help people reach their weight-management and wellness goals.
Competition
We compete in the global weight management and wellness market. The weight management and wellness industries include commercial weight management programs; the pharmaceutical industry and prescription and over the counter weight management and weight loss pills and appetite suppressants; weight loss and wellness apps and monitoring solutions, such as wearable trackers; surgical procedures; the genetics and biotechnology industry; self-help weight management regimens and other self-help weight management products, services and publications, such as books, magazines, websites, and social media influencers and groups; dietary supplements and meal replacement products; healthy living services, coaching, products, content and publications; weight management services administered by doctors, nutritionists and dieticians; government agencies and non-profit
groups that offer weight management services; fitness centers; and national drug store chains.

Competition among commercial weight management programs is largely based on program recognition and reputation; the effectiveness, ease of use, safety, personalization and price of the program; and the related digital platform, content and user experience. We compete with several other companies in the commercial weight management industry, although we believe that in certain cases their businesses are not comparable to ours. For example, we believe our prominence as one of the most clinically-studied commercial weight management programs differentiates us from many of our competitors. Additionally, certain of these competitors’ businesses are based on the sale of pre-packaged
meals and meal replacements. In conjunction with our flexible, healthy food plan and emphasis on behavioral change education, we believe that the power of our communities—via our online social network, Connect, and workshops—increases accountability and provides our members with inspiration, human connection, and support, which motivates them and enables them to build healthier and more fulfilling food, activity and lifestyle habits.
We believe that food manufacturers that produce meal replacement products are not comparable competition because these businesses’ meal replacement products do not engender behavior modification through education in conjunction with a flexible, customized healthy food plan.
We also compete with various self-help products, diets, services and publications, such as apps, activity monitors and other free or low-cost
“do-it
yourself” alternatives. Increased attention by consumers and the media to recent developments, innovations, and approvals of weight management drug therapies, and the perception of their safety, effectiveness and ease of use, may also delay or prevent consumer engagement in our core businesses.
Trademarks, Patents and Other Proprietary Rights
We own numerous domestic and international trademarks, patents, domain names and other proprietary rights that are valuable assets and are important to our business. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. Patent protection extends for varying periods according to the date of patent filing or grant and the legal term of patents in the jurisdiction in which the patent is granted. The actual protection afforded by a patent may vary from country to country depending upon the type of patent, the scope of its coverage and the availability of legal remedies in the country. We believe the protection of our trademarks, copyrights, patents, domain names, trade dress and trade secrets is important to our success. We aggressively protect our intellectual property rights by relying on a combination of trademark, copyright, patent, trade dress, trade secret and other intellectual property laws, and through domain name dispute resolution systems.
History
Early Development
In 1961, Jean Nidetch, our founder, attended a New York City obesity clinic and took what she learned from her personal experience at the obesity clinic and began weight-loss meetings with a group of her overweight friends in the basement of a New York apartment building. Under Ms. Nidetch’s leadership, the group members supported each other in their weight-loss efforts, and word of the group’s success quickly spread. Ms. Nidetch and Al and Felice Lippert, who all successfully lost weight through these efforts, formally launched our business in 1963. WW International, Inc. (formerly known as Weight Watchers International, Inc.) was incorporated as a Virginia corporation in 1974 and succeeded to the business started in New York in 1963.
Heinz acquired us in 1978.
Artal Ownership
In September 1999, Artal Luxembourg S.A., or Artal Luxembourg, acquired us from Heinz. Artal Luxembourg is an indirect subsidiary of Artal Group S.A., or Artal Group, which together with its parents and its subsidiaries is referred to in this Exhibit as Artal. Currently, Artal Luxembourg is the record holder of all our shares owned by Artal. As a result of Artal selling a portion of its shares of our common stock in fiscal 2018, we are no longer a “controlled company” under the rules of The Nasdaq Global Select Market, or Nasdaq.

Winfrey Transaction
On October 18, 2015, we entered into a Strategic Collaboration Agreement with Ms. Winfrey, or, as amended, the Strategic Collaboration Agreement, pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our trademarks and service marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement had an initial term of five years, or the Initial Term, with additional successive one year renewal terms. On December 15, 2019, we entered into an amendment of the Strategic Collaboration Agreement, or the Strategic Collaboration Amendment, with Ms. Winfrey, pursuant to which, among other things, the Initial Term was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term will commence and continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025, or the Second Term and together with the Initial Term, the Strategic Term. During the remainder of the Initial Term, Ms. Winfrey will consult with us and participate in developing, planning, executing and enhancing the WW programs and related initiatives, and provide us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Subsequently, during the Second Term, Ms. Winfrey and the Company will collaborate with each other towards the mutual objective of advancing and promoting the WW programs and the Company, and in connection therewith, Ms. Winfrey will consult with the Company and participate in developing, planning, executing and enhancing the WW programs and related initiatives. In connection therewith, Ms. Winfrey will make available to the Company her knowledge, expertise, and abilities in the areas of corporate management, consumer insights, advertising and marketing, consumer motivation, and community activation and consult and participate in the design and planning of creative strategy and the related execution of the consumer experience in connection with the WW programs. In addition, throughout the Second Term, except as otherwise prohibited by applicable law, the Company will cause Ms. Winfrey to be nominated as a director of the Company. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the Strategic Term, and she will not engage in any other weight loss or weight management business, program, products, or services during the Strategic Term and for one year thereafter. The Strategic Collaboration Amendment became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option (as defined below).
On October 18, 2015, we also entered into a Share Purchase Agreement with Ms. Winfrey, or, as amended, the Winfrey Purchase Agreement, pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of our common stock for an aggregate cash purchase price of $43,198,679. The purchased shares are subject to a right of first offer and right of first refusal held by the Company. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares. On December 15, 2019, the Company entered into an amendment to the Winfrey Purchase Agreement with Ms. Winfrey. Initially, the Winfrey Purchase Agreement provided Ms. Winfrey with the right to be nominated as a director of the Company for so long as she and certain permitted transferees own at least 3% of our issued and outstanding common stock. The amendment to the Winfrey Purchase Agreement provided Ms. Winfrey with the right to be nominated as a director of the Company through and until January 1, 2023. Ms. Winfrey was not required to resign as a director at such time. The amendment to the Winfrey Purchase Agreement became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option.
In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on October 18, 2015, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of our common stock, or the Winfrey Option. The term sheet for the Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Winfrey Option is referred to herein as the Winfrey Option Agreement. The Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if (i) the Strategic Collaboration Agreement expires as a result of Ms. Winfrey’s decision not to renew the term of such agreement and (ii) a change in control (as defined in the Winfrey Option Agreement) of the Company occurs. The shares issuable upon exercise of the Winfrey Option are subject to a right of first offer and right of first refusal held by the Company.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Amendment and the performance of her obligations thereunder, on December 15, 2019, the Company and Ms. Winfrey entered into a term sheet relating to the grant of a fully vested option to purchase 3,276,484 shares of our common stock, or the Winfrey Amendment Option. The term sheet for the Winfrey Amendment Option, which includes the terms and conditions appended thereto, is referred to herein as the Winfrey Amendment Option Agreement. Upon our shareholders approving the Winfrey Amendment Option on May 6, 2020, it became exercisable at a price of $38.84 per share, in whole or in part, at any time prior to November 30, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Winfrey Amendment Option Agreement) of the Company occurs. The shares issuable upon exercise of the Winfrey Amendment Option are subject to certain transfer restrictions and a right of first offer and right of first refusal held by the Company.
In fiscal 2020, as permitted under the Winfrey Purchase Agreement and the Winfrey Option Agreement transfer provisions, Ms. Winfrey sold 2,782,476 of the purchased shares discussed above and exercised a portion of the Winfrey Option resulting in the sale of 1,118,036 shares issuable under such option, respectively.
Similarly, in fiscal 2021, Ms. Winfrey sold 1,541,564 of the purchased shares discussed above and exercised a portion of the Winfrey Option resulting in the sale of 581,348 shares issuable under such option.
The transactions contemplated by the Strategic Collaboration Agreement, Winfrey Purchase Agreement, Winfrey Option Agreement and Winfrey Amendment Option Agreement are collectively referred to herein as the Winfrey Transaction. For additional information on risks arising from a potential loss of Ms. Winfrey’s services or a change in the nature of our partnership with her, please see “Item 1A. Risk Factors—Loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate our workforce could negatively impact our sales of services and products, business, financial condition and results of operations.” of the 2022 Form
10-K.
Regulation
A number of laws and regulations govern our advertising and marketing, services, products, operations and relations with consumers, licensees, franchisees, strategic and other contractual partners, coaches, guides, employees and government authorities in the countries in which we operate. Certain federal, state and foreign agencies, such as the U.S. Federal Trade Commission, or FTC, and the U.S. Food and Drug Administration, or FDA, regulate and enforce such laws and regulations relating to advertising and marketing, promotions, packaging, labeling, privacy, consumer pricing and billing arrangements and other consumer protection matters. We are subject to many distinct employment, labor, commercial, benefits and tax laws and regulations in each country in which we operate, including regulations affecting our employment and wage and hour practices and our relations with our coaches, guides and employees. Laws and regulations directly applicable to data protection and communications, operations or commerce over the Internet, such as those governing consumer protection, intellectual property, privacy and taxation, continue to evolve. Our operations are subject to these laws and regulations and we continue to monitor their development and our compliance. In addition, we are subject to other laws and regulations in the United States and internationally. See “Item 1A. Risk Factors—Risks Related to Our Proposed Acquisition of Weekend Health (d/b/a Sequence)—If the Acquisition is consummated, we expect to be subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits and investigations, including actions for false and other improper claims.” of the 2022 Form
10-K.
During the
mid-1990s,
the FTC filed complaints against a number of commercial weight management providers alleging violations of federal law in connection with the use of advertisements that featured testimonials, claims for program success and program costs. In 1997, we entered into a consent order with the FTC settling all contested issues raised in the complaint filed against us. The consent order required us to comply with certain procedures and disclosures in connection with our advertisements of services and products and expired by its terms in 2017. From time to time, we have been in discussions with the FTC regarding such matters. Subsequent to our 2018 acquisition of Kurbo Health, Inc., or Kurbo, we engaged in discussions with the FTC regarding online privacy obligations associated with that program. In February 2022, the FTC filed a complaint and proposed settlement order to resolve allegations that Kurbo violated the Children’s Online Privacy Protection Act. We entered into a consent order with the FTC in March 2022 settling all contested issues raised in the complaint filed against us, and determined in the second quarter of fiscal 2022 to exit the Kurbo business in the third quarter of fiscal 2022 as part of our strategic plan.

Human Capital Management
At WW our core mission is to inspire healthy habits for real life—for people, families, communities and the world. We believe that our workforce plays an integral role in achieving our mission. As of December 31, 2022, we had approximately 7,100 employees, a majority of whom were part-time employees. In addition, in certain of our international markets, our coaches and guides are self-employed and are not included in this total.
Diversity and Inclusion
We believe that a diverse and inclusive workforce helps us to explore and realize the many different paths to health and wellness for our members, which leads to better execution of our strategic initiatives. For example, over 50% of our executive officers, including our Chief Executive Officer and our Interim Principal Financial Officer, are women. To further our commitment to create an inclusive and diverse culture, we have a Head of Inclusion & Diversity who reports directly to our Chief People Officer. Additionally, we offer forums and formal training programs for our employees to enable them to continue their education and share best practices and experiences, which creates an ongoing evolution and community with respect to diversity and inclusion and belonging in the workplace.
Training and Development
We
develop our personnel by offering
in-house
learning and development resources. These include online and in-person
training programs on a variety of topics in order to foster career growth both long term and short term. For example, we offer leadership training to help ensure our future business leaders have the necessary skill sets to manage and lead our organization.
Wellness, Health and Safety
We are focused on promoting the total wellness of our employees, and offer resources, programs and services to support our employees’ physical, mental, financial and social wellness. For example, in 2022 we improved and expanded our global paid parental leave policy for all parents (both full-time and part-time eligible employees), making us a leader in providing equitable and meaningful parental leave. We believe this investment not only contributes to gender balance and equity in care-taking, but is also linked to improved health and economic outcomes of women, children, and families.
As a wellness company, we believe in creating a work environment that supports our employees’ wellbeing, while still maintaining our commitment to our members. Our work model, called
W
ork from
W
herever (WfW), is designed to enhance productivity and foster innovation by allowing our corporate employees and their leaders to work together in determining when, where and how they work to achieve the best possible results. We believe this approach strikes an appropriate balance between our purpose-driven culture of helping our members develop healthy habits while respecting the wellness, health and safety of our employees. To facilitate virtual and in-person
collaboration, we offer forums and formal training programs to provide our employees with the tools and skills to be successful in a hybrid workplace. WfW continues to positively contribute to employee engagement and gives WW a competitive advantage in the external talent market.
As always, protecting the privacy and security of our data is one of our top priorities, and we continue to enhance an advanced industry standard Zero-Trust software-defined network, coupled with multi-factor authentication, to secure our environment from unauthorized access.
Total Rewards
We provide competitive compensation and benefits programs for our employees. In addition to salaries, these programs (which vary by employee level and by the country where the employees are located) include, among other items, bonuses, stock awards, retirement benefits including 401(k) (or local market equivalent), healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid parental leave, advocacy resources, flexible work schedules and employee assistance programs.

Available Information
Corporate information and our press releases, Annual Reports on Form
10-K,
Quarterly Reports on Form
10-Q
and Current Reports on Form
8-K,
and amendments thereto, are available free of charge on our corporate website at corporate.ww.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. Moreover, we also make available at that site the Section 16 reports filed electronically by our officers, directors and 10 percent shareholders.
We use our corporate website at corporate.ww.com and certain social media channels such as our corporate Facebook page (www.facebook.com/WW), Instagram account (Instagram.com/WW) and Twitter account (@ww_us) as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. The contents of our website and social media channels shall not be deemed to be incorporated herein by reference.
Our Amended and Restated Code of Business Conduct and Ethics, or the Code of Business Conduct and Ethics, and our Corporate Governance Guidelines as amended are also available on our corporate website at corporate.ww.com.

PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion in conjunction with our consolidated financial statements and related notes included in Item 15 of this Exhibit. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, strategies, prospects, objectives, expectations and intentions. The cautionary statements discussed in “Cautionary Notice Regarding Forward-Looking Statements” in our 2022 Form
10-K
should be read as applying to all forward-looking statements wherever they appear in this Exhibit. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, without limitation, those discussed in “Risk Factors” included in Item 1A of the 2022 Form
10-K.
For the discussion of the financial condition and results of operations for the year ended January 1, 2022 compared to the year ended January 2, 2021, except for the applicable segment discussion contained in this Exhibit, refer to “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 filed with the SEC on March 1, 2022, which discussion is incorporated herein by reference.
Overview
We are a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management program and an award-winning digital subscription platform. We are focused on inspiring people to adopt healthy habits for real life. With nearly six decades of weight management experience, expertise and know-how,
we are one of the most recognized and trusted brand names among weight-conscious consumers. We educate our members and provide them with guidance, digital tools and an inspiring community to enable them to develop healthy habits and focus on their overall health and wellness.
WW-branded
services and products include digital offerings provided through our apps and websites, workshops, consumer products, and various events. Our business has gone through a significant shift to a digital subscription model over the past several years and our primary sources of revenue are subscriptions for our digital products and for our workshops. Our “Digital” business refers to providing subscriptions to our digital product offerings, including Personal Coaching + Digital and Digital 360 (as applicable). Our “Workshops + Digital” business refers to providing unlimited access to our workshops combined with our digital subscription product offerings to commitment plan subscribers, including former Digital 360 members as applicable. It also includes the provision of access to workshops for members who do not subscribe to commitment plans, including our
“pay-as-you-go”
members. In the second quarter of fiscal 2022, we ceased offering our Digital 360 product. More than a majority of associated members were transitioned from our Digital business to our Workshops + Digital business during the second quarter of fiscal 2022, with a de minimis number transitioning during the beginning of the third quarter of fiscal 2022. For additional details on the cessation of this product offering and how these transitions of former Digital 360 members at the then-current pricing for such product impacted the fiscal 2022 second quarter and first half number of End of Period Subscribers in each business as well as the associated Paid Weeks and Revenues for each business, see our Quarterly Report on Form
10-Q
for the second quarter of fiscal 2022.
We operate in numerous countries around the world, including through our franchise operations. We have two reportable segments based on our organizational structure and how we allocate resources and assess financial performance, North America and International. See the section entitled “Business—Business Organization” in Item 1 of this Exhibit for further information on these reportable segments and the countries in which we operate.
Components of our Results of Operations
Revenues
We derive our revenues principally from:

•
Subscription Revenues.
Our “Subscription Revenues” consist of “Digital Subscription Revenues” and “Workshops + Digital Fees”. “Digital Subscription Revenues” consist of the fees associated with subscriptions for our Digital offerings, including Personal Coaching + Digital and Digital 360 (as applicable). “Workshops + Digital Fees” consist of the fees associated with our subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops.

•
Consumer product sales, licensing, franchise royalties and other
. We sell a range of consumer products, including bars, snacks, cookbooks and kitchen tools, online through our
e-commerce
platforms, at our studios, and through our trusted partners. We license our trademarks and other intellectual property in certain categories of food, beverages and other relevant consumer products and services. We also co-brand
or endorse with carefully selected branded consumer products and services. In addition, we generate revenues from publishing and franchise royalties.

The following table sets forth our revenues by category for the past two fiscal years.
Revenue Sources
(in millions)

	Fiscal 2022	Fiscal 2021
Subscription Revenues	$919.1	$1,063.0
Consumer product sales, licensing, franchise royalties and other	121.8	149.4

Total	$1,040.9	$1,212.5

Note: Totals may not sum due to rounding.
Total revenues for fiscal 2022 decreased 14.2% versus fiscal 2021 driven primarily by a decrease in Subscription Revenues. Additional revenue details are as follows:

•
Subscription Revenues.
Subscription Revenues for fiscal 2022 decreased 13.5% versus fiscal 2021 driven primarily by a decrease in Digital Subscription Revenues. Digital Subscription Revenues were negatively impacted by both the recruitment decline during fiscal 2022 as compared to the prior year and the lower number of Incoming Digital Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021. This decline in recruitments was driven primarily by worsened consumer sentiment in the current environment and our PersonalPoints program not resonating with consumers to the extent anticipated. End of Period Subscribers for fiscal 2022 decreased 14.9% versus the prior year. For fiscal 2022, Workshops + Digital Fees, Workshops + Digital Paid Weeks and End of Period Workshops + Digital Subscribers all substantially benefited from the transition of our former Digital 360 members from the Digital business to the Workshops + Digital business during the second and third quarters of fiscal 2022 as previously disclosed. Recruitment and retention continue to be a key strategic focus.

•
Consumer product sales, licensing, franchise royalties and other.
Consumer product sales, licensing, franchise royalties and other for fiscal 2022 decreased 18.5% versus fiscal 2021 driven primarily by a decrease in
e-commerce
product sales.

Cost of Revenues
Total cost of revenues primarily consists of expenses to operate our studios and workshops, costs to sell consumer products and costs to develop and operate our digital products. Operating costs primarily consist of salary expense paid to operations management, commissions and expenses paid to our employees, coaches and guides, studio room rent, customer service costs (both in-house
and third-party), program material expenses, depreciation and amortization associated with field automation, credit card and fulfillment fees and training and other expenses. Cost to sell products includes costs of products purchased from our third-party suppliers, inventory reserves, royalties, and inbound and outbound shipping and related costs incurred in making our products available for sale or use. Costs to operate our digital products include salaries and related benefits, depreciation and amortization of website development, credit card processing fees and other costs incurred in developing our digital offerings.
Marketing Expenses
Marketing expenses primarily consist of costs to produce advertising and marketing materials as well as media costs to advertise our brand and products across multiple platforms (
e.g.,
television, YouTube, social media, programmatic, audio, search, affiliate, branded content, electronic customer relationship marketing (eCRM), direct mail and public relations), costs paid to third-party agencies who help us develop our marketing campaigns and strategy, expenses associated with brand ambassadors, expenses in support of market research, as well as costs incurred in connection with local marketing and promotions.

Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of compensation, benefits and other related costs, including stock-based compensation, third-party consulting, temporary help, audit, legal and litigation expenses as well as facility costs and depreciation and amortization of systems in support of the business infrastructure and offices globally. Selling, general and administrative expenses also include amortization expense of certain of our intangible assets and certain one-time
transaction expenses.
Gross Margin
The following table sets forth our gross profit and gross margin for the past two fiscal years, as adjusted for fiscal 2022 to exclude the net impact of the 2023 plan restructuring charges, the 2022 plan restructuring charges, the reversal of 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges, and as adjusted for fiscal 2021 to exclude the net impact of the 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” for additional information.

(in millions except percentages)	Fiscal 2022	Fiscal 2021
Gross Profit	$622.4	$726.4
Gross Margin	59.8%	59.9%
Adjustments to Reported Amounts (1)
2023 plan restructuring charges	1.8	—
2022 plan restructuring charges	6.5	—
2021 plan restructuring charges	(0.6)	16.7
2020 plan restructuring charges	(0.7)	(1.3)

Gross Profit, as adjusted (1)	$629.4	$741.8

Gross Margin impact from above adjustments (1)	(0.7%)	(1.3%)
Gross Margin, as adjusted (1)	60.5%	61.2%

Note: Totals may not sum due to rounding.

(1)
The “As adjusted” measure is a
non-GAAP
financial measure that adjusts the consolidated statements of operations for fiscal 2022 to exclude the net impact of the $1.8 million ($1.3 million after tax) of 2023 plan restructuring charges, the $6.5 million ($4.9 million after tax) of 2022 plan restructuring charges, the reversal of $0.6 million ($0.4 million after tax) of 2021 plan restructuring charges and the reversal of $0.7 million ($0.5 million after tax) of 2020 plan restructuring charges, and for fiscal 2021 to exclude the net impact of the $16.7 million ($12.5 million after tax) of 2021 plan restructuring charges and the reversal of $1.3 million ($1.0 million after tax) of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” below for an explanation of our use of
non-GAAP
financial measures.

In fiscal 2022, the gross margin decrease from fiscal 2021, for both an as reported and an as adjusted basis, was driven by a revenue shift from our higher margin Digital business, partially offset by a margin benefit from savings in our Workshops + Digital business.
Operating (Loss) Income Margin
The following table sets forth our operating (loss) income and operating (loss) income margin for the past two fiscal years, as adjusted for fiscal 2022 to exclude the impact of the franchise rights acquired and goodwill impairments and the net impact of the 2023 plan restructuring charges, the 2022 plan restructuring charges, the reversal of 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges, and as adjusted for fiscal 2021 to exclude the net impact of the 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” for additional information.

(in millions except percentages)	Fiscal 2022	Fiscal 2021
Operating (Loss) Income	$(283.0)	$196.3
Operating (Loss) Income Margin	(27.2%)	16.2%
Adjustments to Reported Amounts (1)
Franchise rights acquired and goodwill impairments	396.7	—
2023 plan restructuring charges	13.6	—
2022 plan restructuring charges	27.2	—
2021 plan restructuring charges	(0.3)	21.5
2020 plan restructuring charges	(0.7)	(1.6)

Operating Income, as adjusted (1)	$153.5	$216.2

Operating Income Margin impact from above adjustments (1)	(41.9%)	(1.6%)
Operating Income Margin, as adjusted (1)	14.7%	17.8%

Note: Totals may not sum due to rounding.

(1)
The “As adjusted” measure is a
non-GAAP
financial measure that adjusts the consolidated statements of operations for fiscal 2022 to exclude the impact of the $396.7 million ($301.3 million after tax) of franchise rights acquired and goodwill impairments and the net impact of the $13.6 million ($10.2 million after tax) of 2023 plan restructuring charges, the $27.2 million ($20.4 million after tax) of 2022 plan restructuring charges, the reversal of $0.3 million ($0.3 million after tax) of 2021 plan restructuring charges and the reversal of $0.7 million ($0.5 million after tax) of 2020 plan restructuring charges, and for fiscal 2021 to exclude the net impact of the $21.5 million ($16.1 million after tax) of 2021 plan restructuring charges and the reversal of $1.6 million ($1.2 million after tax) of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” below for an explanation of our use of
non-GAAP
financial measures.

The operating loss margin in fiscal 2022 was driven primarily by the franchise rights acquired and goodwill impairments. In fiscal 2022, excluding the impact of the franchise rights acquired and goodwill impairments and the net impact of the 2023 plan restructuring charges, the 2022 plan restructuring charges, the reversal of 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges, the decrease in operating income margin from fiscal 2021, excluding the net impact of the 2021 plan restructuring charges and the reversal of 2020 plan restructuring charges, was driven primarily by an increase in marketing expenses as a percentage of revenue, a decrease in gross margin and an increase in selling, general and administrative expenses as a percentage of revenue.
Material Trends
Performance Indicators
Our management team regularly reviews and analyzes a number of financial and operating metrics, including the key performance indicators listed below, in order to manage our business, measure our performance, identify trends affecting our business, determine the allocation of resources, make decisions regarding corporate strategies and assess the quality and potential variability of our cash flows and earnings. We also believe that these key performance indicators are useful to both management and investors for forecasting purposes and to facilitate comparisons to our historical operating results. These metrics are supplemental to our GAAP results and include operational measures.

•
Revenues—Our “Subscription Revenues” consist of “Digital Subscription Revenues” and “Workshops + Digital Fees”. “Digital Subscription Revenues” consist of the fees associated with subscriptions for our Digital offerings, including Personal Coaching + Digital and Digital 360 (as applicable). “Workshops + Digital Fees” consist of the fees associated with our subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops. In addition, “product sales and other” consists of sales of consumer products via
e-commerce,
in studios and through our trusted partners, revenues from licensing and publishing, other revenues, and, in the case of the consolidated financial results and the North America reportable segment, franchise fees with respect to commitment plans and royalties.

•
Paid Weeks—The “Paid Weeks” metric reports paid weeks by WW customers in Company-owned operations for a given period as follows: (i) “Digital Paid Weeks” is the total paid subscription weeks for our digital subscription products, including Personal Coaching + Digital and Digital 360 (as applicable); (ii) “Workshops + Digital Paid Weeks” is the sum of total paid commitment plan weeks which include workshops and digital offerings and total
“pay-as-you-go”
weeks; and (iii) “Total Paid Weeks” is the sum of Digital Paid Weeks and Workshops + Digital Paid Weeks.

•
Incoming Subscribers—“Subscribers” refer to Digital subscribers and Workshops + Digital subscribers who participate in recurring bill programs in Company-owned operations. The “Incoming Subscribers” metric reports WW subscribers in Company-owned operations at a given period start as follows: (i) “Incoming Digital Subscribers” is the total number of Digital, including Personal Coaching + Digital and Digital 360 (as applicable), subscribers; (ii) “Incoming Workshops + Digital Subscribers” is the total number of commitment plan subscribers that have access to combined workshops and digital offerings; and (iii) “Incoming Subscribers” is the sum of Incoming Digital Subscribers and Incoming Workshops + Digital Subscribers. Recruitment and retention are key drivers for this metric.

•
End of Period Subscribers—The “End of Period Subscribers” metric reports WW subscribers in Company-owned operations at a given period end as follows: (i) “End of Period Digital Subscribers” is the total number of Digital, including Personal Coaching + Digital and Digital 360 (as applicable), subscribers; (ii) “End of Period Workshops + Digital Subscribers” is the total number of commitment plan subscribers that have access to combined workshops and digital offerings; and (iii) “End of Period Subscribers” is the sum of End of Period Digital Subscribers and End of Period Workshops + Digital Subscribers. Recruitment and retention are key drivers for this metric.

•	Gross profit and operating expenses as a percentage of revenue.
COVID-19
Pandemic
The novel coronavirus (including its variants,
COVID-19)
pandemic has had, and continues to have, unpredictable impacts on consumer sentiment and behavior, which in turn have impacted and may continue to impact our business performance and operations. We have seen significant shifts in consumer sentiment with respect to the weight loss and wellness marketplace, which we believe in part is attributable to the evolution of the pandemic.
COVID-19
had a significant effect on our recruitments starting in March 2020. Our Workshops + Digital recruitments were substantially negatively impacted during the first year of the pandemic. While Digital recruitments were strong in the beginning of the
COVID-19
pandemic, a subsequent turn in consumer sentiment drove a decline in Digital recruitments. Given the long-term subscription model of our business, these declines in recruitment continued to impact the number of our End of Period Subscribers at the end of fiscal 2022, which declined compared to the prior year. Additionally, our mix shift toward our Digital business, which was significant during the onset of the pandemic, especially when amplified by the nature of our subscription business, negatively impacted revenue. Over the longer term, it remains uncertain how the
COVID-19
pandemic will impact consumer demand for our products and services and consumer preferences and behavior generally.
We continue to serve our members virtually, both via our Digital business and through virtual workshops, and to evolve our workshop strategy as we evaluate our cost structure and respond to shifting consumer sentiment. The current number of our studio locations is significantly lower than prior to the pandemic, and we expect it to remain below pre-COVID-19
levels. As a result, we have incurred, and will continue to incur, significant costs associated with our real estate realignment.
While we expect the effects of the pandemic and the related shifts in consumer sentiment and behavior to negatively impact our results of operations, cash flows and financial position, the uncertainty of the full extent of the duration and severity of the consumer, economic and operational impacts of
COVID-19
means we cannot reasonably estimate the related financial impact at this time. This dynamic situation continues to drive uncertainty at the macroeconomic, local and consumer levels. We continue to actively monitor the evolution of
COVID-19
and its impact and related developments. For more information, see “Item 1A. Risk Factors” in Part I of the 2022 Form
10-K.
Market Trends
We believe that our revenues and profitability can be sensitive to major trends in the wellness and weight management industries. In particular, we believe that our business could be adversely impacted by:

•	reduced consumer interest in commercial weight loss and diet programs;

•	the development of more effective or more favorably perceived weight management methods or technologies, including by the pharmaceutical, genetics and biotechnology industries;

•	increased competition from weight loss and wellness apps;

•
a failure to develop and market new, innovative services and products, to enhance our existing services and products, or to successfully expand into new channels of distribution or respond to consumer trends or sentiment, including consumer focus on integrated lifestyle and fitness approaches;

•	a failure to successfully implement new strategic initiatives;

•	a decrease in the effectiveness of our marketing, advertising, and social media programs or an increase in the effectiveness of our competitors’ similar programs;

•	an impairment of our brands and other intellectual property;

•	a failure of our technology or systems to perform as designed;

•	any event or condition, including health epidemics and natural disasters, that may discourage or impede people from gathering with others or accessing resources; and

•	a downturn in general economic conditions or consumer confidence.
North America Metrics and Business Trends
In fiscal 2022, North America Total Paid Weeks decreased 10.0% versus the prior year, driven primarily by both lower recruitments versus the prior year and the lower number of Total Incoming Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021.
International Metrics and Business Trends
In fiscal 2022, International Total Paid Weeks decreased 14.0% versus the prior year, driven primarily by both lower recruitments versus the prior year and the lower number of Total Incoming Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021.

Non-GAAP
Financial Measures
To supplement our consolidated results presented in accordance with accounting principles generally accepted in the United States, or GAAP, we have disclosed non-GAAP
financial measures of operating results that exclude or adjust certain items. Gross profit, gross margin, operating (loss) income, operating (loss) income margin and components thereof are discussed in this Exhibit both as reported (on a GAAP basis) and as adjusted (on a non-GAAP
basis), as applicable, with respect to (i) fiscal 2022 to exclude (a) the impact of impairment charges for our franchise rights acquired related to our United States, Canada, United Kingdom, New Zealand and Australia units of account and impairment charges for our goodwill related to our Republic of Ireland reporting unit and our wholly-owned subsidiary Kurbo and (b) the net impact of (w) charges associated with our previously disclosed 2023 restructuring plan (the “2023 plan”), (x) charges associated with our previously disclosed 2022 restructuring plan (the “2022 plan”), (y) charges associated with our previously disclosed 2021 organizational restructuring plan (the “2021 plan”) or the reversal of certain of the charges associated with the 2021 plan, as applicable, and (z) the reversal of certain of the charges associated with our previously disclosed 2020 organizational restructuring plan (the “2020 plan”); and (ii) fiscal 2021 to exclude the net impact of (x) charges associated with the 2021 plan and (y) the reversal of certain of the charges associated with the 2020 plan. We generally refer to such non-GAAP
measures as follows: (i) with respect to the adjustments for fiscal 2022, as excluding or adjusting for the impact of franchise rights acquired and goodwill impairments and the net impact of restructuring charges; and (ii) with respect to the adjustments for fiscal 2021, as excluding or adjusting for the net impact of restructuring charges. We also present within this Exhibit the non-GAAP
financial measures: earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDAS”); earnings before interest, taxes, depreciation, amortization, stock-based compensation, franchise rights acquired and goodwill impairments, net restructuring charges, and early extinguishment of debt with respect to the Company’s previously disclosed April 2021 debt refinancing and voluntary debt prepayments (“Adjusted EBITDAS”); total debt less unamortized deferred financing costs, unamortized debt discount and cash on hand (i.e., net debt); and a net debt/Adjusted EBITDAS ratio. See “—Liquidity and Capital Resources—EBITDAS, Adjusted EBITDAS and Net Debt” for the reconciliations of these non-GAAP
financial measures to the most comparable GAAP financial measure in each case. Our management believes these non-GAAP
financial measures provide useful supplemental information to investors regarding the performance of our business and are useful for period-over-period comparisons of the performance of our business. While we believe that these non-GAAP
financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP
financial measures may not be the same as similarly entitled measures reported by other companies.
Use of Constant Currency
As exchange rates are an important factor in understanding
period-to-period
comparisons, we believe in certain cases the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this Exhibit, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding or adjusting for the impact of foreign currency or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP and are not meant to be considered in isolation. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
Critical Accounting Estimates
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to the impairment analysis for goodwill and other indefinite-lived intangible assets. We base our estimates on historical experience and on various other factors and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. Based on this criteria, we believe the following accounting policies are most important to the portrayal of our financial condition and results of operations and require our most significant judgments and estimates. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.
Franchise Rights Acquired
Finite-lived franchise rights acquired are amortized over the remaining contractual period, which is generally less than one year. Indefinite-lived franchise rights acquired are tested for potential impairment on at least an annual basis or more often if events so require.
In performing the impairment analysis for indefinite-lived franchise rights acquired, the fair value for franchise rights acquired is estimated using a discounted cash flow approach referred to as the hypothetical start-up
approach for franchise rights related to our Workshops + Digital business and a relief from royalty methodology for franchise rights related to our Digital business. The aggregate estimated fair value for franchise rights is then compared to the carrying value of the unit of account for these rights. We have determined the appropriate unit of account for purposes of assessing impairment to be the combination of the rights in both the Workshops + Digital business and the Digital business in the country in which the applicable acquisition occurred. The net book values of these franchise rights in the United States, Australia, United Kingdom and New Zealand as of the December 31, 2022 balance sheet date were $374.4 million, $4.2 million, $2.7 million and $2.4 million, respectively, which represented 97.6%, 1.1%, 0.7% and 0.6%, respectively, of total franchise rights acquired as of December 31, 2022.
In our hypothetical
start-up
approach analyses for fiscal 2022, we assumed that the year of maturity was reached after 7 years. Subsequent to the year of maturity, we estimated future cash flows for the Workshops + Digital business in each country based on assumptions regarding revenue growth and operating income margins. In our relief from royalty approach analyses for fiscal 2022, the cash flows associated with the Digital business in each country were based on the expected Digital revenue for such country and the application of a royalty rate based on current market terms. The cash flows for the Workshops + Digital and the Digital businesses were discounted utilizing rates which were calculated using the weighted-average cost of capital, which included the cost of equity and the cost of debt.
Goodwill
In performing the impairment analysis for goodwill, the fair value for our reporting units is estimated using a discounted cash flow approach. This approach involves projecting future cash flows attributable to the reporting unit and discounting those estimated cash flows using an appropriate discount rate. The estimated fair value is then compared to the carrying value of the reporting unit. We have determined the appropriate reporting unit for purposes of assessing annual impairment to be the country for all reporting units. The net book values of goodwill in the United States, Canada and other countries as of the December 31, 2022 balance sheet date were $104.0 million, $39.5 million and $12.4 million, respectively, which represented 66.7%, 25.3% and 8.0%, respectively, of total goodwill as of December 31, 2022.
In performing the impairment analysis for goodwill, for all of our reporting units, we estimated future cash flows by utilizing the historical debt-free cash flows (cash flows provided by operations less capital expenditures) attributable to that country and then applied expected future operating income growth rates for such country. We utilized operating income as the basis for measuring our potential growth because we believe it is the best indicator of the performance of our business. We then discounted the estimated future cash flows utilizing a discount rate which was calculated using the weighted-average cost of capital, which included the cost of equity and the cost of debt.

Indefinite-Lived Franchise Rights Acquired and Goodwill Impairment Tests
We review indefinite-lived intangible assets, including franchise rights acquired with indefinite lives, and goodwill for potential impairment on at least an annual basis or more often if events so require. We performed our annual fair value impairment testing as of May 8, 2022 and May 9, 2021, each the first day of fiscal May, on our indefinite-lived intangible assets and goodwill. In addition, based on triggering events, we performed an interim impairment test as of October 1, 2022 on certain of our indefinite-lived intangible assets for the third quarter of fiscal 2022 and an interim impairment test as of December 31, 2022 on our indefinite-lived intangible assets and goodwill for our Republic of Ireland reporting unit for the fourth quarter of fiscal 2022.
When determining fair value, we utilize various assumptions, including projections of future cash flows, revenue growth rates, operating income margins and discount rates. A change in these underlying assumptions could cause a change in the results of the impairment assessments and, as such, could cause fair value to be less than the carrying amounts and result in an impairment of those assets. In the event such a result occurred, we would be required to record a corresponding charge, which would impact earnings. We would also be required to reduce the carrying amounts of the related assets on our balance sheet. We continue to evaluate these assumptions and believe that these assumptions are appropriate.
In performing our impairment analysis, we also considered the trading value of both our equity and debt. If the trading values of both our equity and debt were to significantly decline from their levels at the time of testing, we may have to take an impairment charge at the appropriate time, which could be material. For additional information on risks associated with our recognizing asset impairment charges, see “Item 1A. Risk Factors” of the 2022 Form
10-K.
For further information regarding the results of the franchise rights acquired and goodwill annual impairment tests, the franchise rights acquired interim impairment test for the third quarter of fiscal 2022 and the franchise rights acquired and goodwill interim impairment tests for the fourth quarter of fiscal 2022, see Note 7 of our audited consolidated financial statements, contained in Part IV, Item 15 of this Exhibit.
Critical Accounting Policies
Information concerning our critical accounting policies is set forth in Note 2 of our audited consolidated financial statements, contained in Part IV, Item 15 of this Exhibit.

RESULTS OF OPERATIONS FOR FISCAL 2022 (52 weeks) COMPARED TO FISCAL 2021 (52 weeks)
The table below sets forth selected financial information for fiscal 2022 from our consolidated statements of operations for fiscal 2022 versus selected financial information for fiscal 2021 from our consolidated statements of operations for fiscal 2021.
Summary of Selected Financial Data

	(In millions, except per share amounts)
	Fiscal 2022	Fiscal 2021	Increase/ (Decrease)	% Change	% Change Constant Currency
Revenues, net	$1,040.9	$1,212.5	$(171.6)	(14.2%)	(11.0%)
Cost of revenues	418.5	486.1	(67.7)	(13.9%)	(11.6%)

Gross profit	622.4	726.4	(104.0)	(14.3%)	(10.5%)
Gross Margin %	59.8%	59.9%
Marketing expenses	244.8	261.5	(16.7)	(6.4%)	(3.4%)
Selling, general & administrative expenses	263.8	268.6	(4.8)	(1.8%)	0.2%
Franchise rights acquired and goodwill impairments	396.7	—	396.7	100.0%	100.0%

Operating (loss) income	(283.0)	196.3	(479.2)	(100.0%)*	(100.0%)*
Operating (Loss) Income Margin %	(27.2%)	16.2%
Interest expense	81.1	87.9	(6.8)	(7.7%)	(7.7%)
Other expense, net	1.7	1.4	0.3	24.4%	24.4%
Early extinguishment of debt	—	30.4	(30.4)	(100.0%)	(100.0%)

(Loss) income before income taxes	(365.8)	76.7	(442.4)	(100.0%)*	(100.0%)*
(Benefit from) provision for income taxes	(114.4)	9.8	(124.2)	(100.0%)*	(100.0%)*

Net (loss) income	$(251.4)	$66.9	$(318.3)	(100.0%)*	(100.0%)*

Weighted average diluted shares outstanding	70.3	70.7	(0.4)	(0.6%)	(0.6%)

Diluted (net loss) earnings per share	$(3.58)	$0.95	$(4.52)	(100.0%)*	(100.0%)*

Note: Totals may not sum due to rounding.
* Note: Percentage in excess of 100.0%.

Certain results for fiscal 2022 are adjusted to exclude the impact of the $396.7 million of franchise rights acquired and goodwill impairments and the net impact of the $13.6 million of 2023 plan restructuring charges, the $27.2 million of 2022 plan restructuring charges, the reversal of $0.3 million of 2021 plan restructuring charges and the reversal of $0.7 million of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” above. The table below sets forth a reconciliation of certain of those components of our selected financial data for the fiscal year ended December 31, 2022 which have been adjusted.

(in millions except percentages)	Gross Profit	Gross Profit Margin	Operating (Loss) Income	Operating (Loss) Income Margin
Fiscal 2022	$622.4	59.8%	$(283.0)	(27.2%)
Adjustments to reported amounts (1)
Franchise rights acquired and goodwill impairments	—		396.7
2023 plan restructuring charges	1.8		13.6
2022 plan restructuring charges	6.5		27.2
2021 plan restructuring charges	(0.6)		(0.3)
2020 plan restructuring charges	(0.7)		(0.7)

Total adjustments (1)	7.0		436.4

Fiscal 2022, as adjusted (1)	$629.4	60.5%	$153.5	14.7%

Note: Totals may not sum due to rounding.

(1)
The “As adjusted” measure is a
non-GAAP
financial measure that adjusts the consolidated statements of operations for fiscal 2022 to exclude the impact of the $396.7 million ($301.3 million after tax) of franchise rights acquired and goodwill impairments and the net impact of the $13.6 million ($10.2 million after tax) of 2023 plan restructuring charges, the $27.2 million ($20.4 million after tax) of 2022 plan restructuring charges, the reversal of $0.3 million ($0.3 million after tax) of 2021 plan restructuring charges and the reversal of $0.7 million ($0.5 million after tax) of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” above for an explanation of our use of
non-GAAP
financial measures.

Certain results for fiscal 2021 are adjusted to exclude the net impact of the $21.5 million of 2021 plan restructuring charges and the reversal of $1.6 million of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” above. The table below sets forth a reconciliation of certain of those components of our selected financial data for the fiscal year ended January 1, 2022 which have been adjusted.

(in millions except percentages)	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Fiscal 2021	$726.4	59.9%	$196.3	16.2%
Adjustments to reported amounts (1)
2021 plan restructuring charges	16.7		21.5
2020 plan restructuring charges	(1.3)		(1.6)

Total adjustments (1)	15.4		19.9

Fiscal 2021, as adjusted (1)	$741.8	61.2%	$216.2	17.8%

Note: Totals may not sum due to rounding.

(1)
The “As adjusted” measure is a
non-GAAP
financial measure that adjusts the consolidated statements of operations for fiscal 2021 to exclude the net impact of the $21.5 million ($16.1 million after tax) of 2021 plan restructuring charges and the reversal of $1.6 million ($1.2 million after tax) of 2020 plan restructuring charges. See
“Non-GAAP
Financial Measures” above for an explanation of our use of
non-GAAP
financial measures.

Consolidated Results
Revenues
Revenues for fiscal 2022 were $1,040.9 million, a decrease of $171.6 million, or 14.2%, versus fiscal 2021. Excluding the impact of foreign currency, which negatively impacted our revenues in fiscal 2022 by $38.6 million, revenues for fiscal 2022 would have decreased 11.0% versus the prior year. This decrease was driven primarily by lower Subscription Revenues reflecting lower sign-ups
primarily due to worsened consumer sentiment and our PersonalPoints program not resonating with consumers to the extent anticipated. This worsened consumer sentiment was due in part to the evolution of the
COVID-19
pandemic as well as the likely impact of certain macro factors including increasing inflation, social and political unrest and challenged economic growth. See “—Segment Results” for additional details on revenues.
Cost of Revenues
Total cost of revenues for fiscal 2022 decreased $67.7 million, or 13.9%, versus fiscal 2021. Excluding the impact of foreign currency, which decreased cost of revenues in fiscal 2022 by $11.2 million, cost of revenues for fiscal 2022 would have decreased 11.6% versus the prior year. Excluding the net impact of the $7.0 million of restructuring charges in fiscal 2022 and the net impact of the $15.4 million of restructuring charges in fiscal 2021, total cost of revenues for fiscal 2022 would have decreased by 12.6%, or 10.2% on a constant currency basis, versus the prior year.
Gross Profit
Gross profit for fiscal 2022 decreased $104.0 million, or 14.3%, versus fiscal 2021. Excluding the impact of foreign currency, which negatively impacted gross profit in fiscal 2022 by $27.4 million, gross profit for fiscal 2022 would have decreased 10.5% versus the prior year. Excluding the net impact of the $7.0 million of restructuring charges in fiscal 2022 and the net impact of the $15.4 million of restructuring charges in fiscal 2021, gross profit for fiscal 2022 would have decreased by 15.2%, or 11.5% on a constant currency basis, versus the prior year primarily due to the decrease in revenues. Gross margin for fiscal 2022 decreased to 59.8% versus 59.9% for fiscal 2021. Excluding the impact of foreign currency, gross margin for fiscal 2022 would have increased 0.3% to 60.2% versus the prior year. Excluding the net impact of restructuring charges in fiscal 2022 and the net impact of restructuring charges in fiscal 2021, gross margin for fiscal 2022 would have decreased 0.7% to 60.5% versus the prior year. Excluding the impact of foreign currency, the net impact of restructuring charges in fiscal 2022 and the net impact of restructuring charges in fiscal 2021, gross margin for fiscal 2022 would have decreased 0.3% to 60.8% versus the prior year. The gross margin decrease was driven by a revenue shift from our higher margin Digital business, partially offset by a margin benefit from savings in our Workshops + Digital business.
Marketing
Marketing expenses for fiscal 2022 decreased $16.7 million, or 6.4%, versus fiscal 2021. Excluding the impact of foreign currency, which decreased marketing expenses in fiscal 2022 by $7.8 million, marketing expenses for fiscal 2022 would have decreased 3.4% versus the prior year. This decrease in marketing expenses was primarily due to a decline in TV media spending, particularly in our international markets, and lower production and related expenses. Marketing expenses as a percentage of revenue for fiscal 2022 increased to 23.5% from 21.6% for fiscal 2021.
Selling, General and Administrative
Selling, general and administrative expenses for fiscal 2022 decreased $4.8 million, or 1.8%, versus fiscal 2021. Excluding the impact of foreign currency, which decreased selling, general and administrative expenses in fiscal 2022 by $5.4 million, selling, general and administrative expenses for fiscal 2022 would have increased 0.2% versus the prior year. Excluding the net impact of the $32.7 million of restructuring charges in fiscal 2022 and the net impact of the $4.5 million of restructuring charges in fiscal 2021, selling, general and administrative expenses for fiscal 2022 would have decreased by 12.5%, or 10.4% on a constant currency basis, versus the prior year. This decrease in selling, general and administrative expenses was primarily due to lower stock compensation expense, lower salary costs, lower professional fees and an increase in capitalizable projects. Selling, general and administrative expenses as a percentage of revenue for fiscal 2022 increased to 25.3% from 22.2% for fiscal 2021. Excluding the net impact of restructuring charges in fiscal 2022 and the net impact of restructuring charges in fiscal 2021, selling, general and administrative expenses as a percentage of revenue for fiscal 2022 would have increased by 0.4%, or 0.1% on a constant currency basis, versus the prior year.

Impairments
In performing our interim impairment analysis as of December 31, 2022, we determined that the carrying amounts of our United States, Canada, United Kingdom and Australia franchise rights acquired with indefinite-lived units of account exceeded their respective fair values and, as a result, we recorded impairment charges for our United States, Canada, United Kingdom and Australia units of account of $25.7 million, $19.7 million (which comprised the remaining balance of franchise rights acquired for this unit of account), $8.3 million and $1.9 million, respectively, in the fourth quarter of fiscal 2022. In addition, with respect to our Republic of Ireland reporting unit, during the fourth quarter of fiscal 2022, we made a strategic decision to delay the launch of the Digital business in that country. As a result of this decision, a triggering event occurred which required us to perform an interim goodwill impairment analysis. In performing our discounted cash flow analysis, we determined that the carrying amount of this reporting unit exceeded its fair value and, as a result, we recorded an impairment charge of $2.0 million.
In performing our interim impairment analysis as of October 1, 2022, we determined that the carrying amounts of our United States, Canada and New Zealand franchise rights acquired with indefinite-lived units of account exceeded their respective fair values and, as a result, we recorded impairment charges for our United States, Canada and New Zealand units of account of $298.3 million, $13.3 million and $1.1 million, respectively, in the third quarter of fiscal 2022.
In performing our annual impairment analysis as of May 8, 2022, we determined that the carrying amounts of our Canada and New Zealand franchise rights acquired with indefinite-lived units of account exceeded their respective fair values and, as a result, we recorded impairment charges for our Canada and New Zealand units of account of $24.5 million and $0.8 million, respectively, in the second quarter of fiscal 2022. In addition, we determined in the second quarter of fiscal 2022 to exit the Kurbo business in the third quarter of fiscal 2022 as part of our strategic plan. As a result of this determination, we recorded an impairment charge of $1.1 million in the second quarter of fiscal 2022, which comprised the entire goodwill balance for Kurbo.
Operating (Loss) Income
Operating loss for fiscal 2022 was $283.0 million compared to operating income for fiscal 2021 of $196.3 million. Operating loss for fiscal 2022 was negatively impacted by $9.7 million of foreign currency. Excluding the impact of the $396.7 million of franchise rights acquired and goodwill impairments in fiscal 2022, the net impact of the $39.7 million of restructuring charges in fiscal 2022 and the net impact of the $19.9 million of restructuring charges in fiscal 2021, operating income would have been $153.5 million for fiscal 2022, a decrease of 29.0%, or 22.5% on a constant currency basis, versus operating income in the prior year. Operating loss margin for fiscal 2022 was 27.2% compared to operating income margin for fiscal 2021 of 16.2%. Excluding the impact of the franchise rights acquired and goodwill impairments in fiscal 2022, the net impact of restructuring charges in fiscal 2022 and the net impact of restructuring charges in fiscal 2021, operating income margin would have been 14.7% for fiscal 2022, a decrease of 3.1%, or 2.3% on a constant currency basis, versus operating income margin in the prior year. This decrease in operating income margin was driven by an increase in marketing expenses as a percentage of revenue, a decrease in gross margin and an increase in selling, general and administrative expenses as a percentage of revenue, versus the prior year.
Interest Expense
Interest expense for fiscal 2022 decreased $6.8 million, or 7.7%, versus fiscal 2021. The decrease in interest expense was driven primarily by lower interest rates under our Term Loan Facility (as defined below) and on our Senior Secured Notes (as defined below) as a result of our April 2021 debt refinancing (as defined below), partially offset by an increase in market interest rates during the second half of fiscal 2022. The effective interest rate on our debt, based on interest incurred (which includes amortization of our deferred financing costs and debt discount) and our average borrowings during fiscal 2022 and fiscal 2021 and excluding the impact of our interest rate swaps then in effect, increased to 5.45% per annum at the end of fiscal 2022 from 5.15% per annum at the end of fiscal 2021. Including the impact of our interest rate swaps then in effect, the effective interest rate on our debt, based on interest incurred (which includes amortization of our deferred financing costs and debt discount) and our average borrowings during fiscal 2022 and fiscal 2021, decreased to 5.67% per annum at the end of fiscal 2022 from 5.85% per annum at the end of fiscal 2021. See “—Liquidity and Capital Resources—Long-Term Debt” for additional details regarding our debt, including interest rates and payments thereon. For additional details on our interest rate swaps, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in the 2022 Form
10-K.

Other Expense, Net
Other expense, net, which consists primarily of the impact of foreign currency on intercompany transactions, increased by $0.3 million for fiscal 2022 to $1.7 million of expense as compared to $1.4 million of expense for fiscal 2021.
Early Extinguishment of Debt
In fiscal 2021, we recorded $30.4 million in an aggregate amount of early extinguishment of debt charges, comprised of (1) $29.2 million of fees written-off
in the second quarter of fiscal 2021 in connection with our April 2021 debt refinancing, consisting of $12.9 million of a prepayment penalty on the Discharged Senior Notes (as defined below), $9.0 million of financing fees and $7.2 million of pre-existing
deferred financing fees and debt discount and (2) $1.2 million recorded in the fourth quarter of fiscal 2021 resulting from the write-off
of a debt discount and deferred financing fees in connection with the voluntary debt prepayments of our outstanding term loans under the Term Loan Facility. For additional details, see “—Liquidity and Capital Resources—Long-Term Debt”.
Tax
Our effective tax rate for fiscal 2022 was 31.3% as compared to 12.7% for fiscal 2021. The tax benefit for fiscal 2022 was impacted by a tax benefit from a legal entity restructuring in connection with an organizational realignment to simplify the Company’s corporate structure and reduce associated costs, or the Organizational Realignment, which resulted in a reversal of certain deferred tax liabilities, a tax benefit related to foreign-derived intangible income, and a tax benefit for out-of-period
income tax adjustments. These benefits were partially offset by a tax expense from a valuation allowance established to offset certain deferred tax assets due to the uncertainty of realizing future tax benefits from its interest expense carryforwards, a tax expense related to income earned in foreign jurisdictions at rates higher than the U.S., and a tax expense related to tax shortfalls from stock compensation.
We continue to evaluate the realizability of our deferred tax assets and if our U.S. business continues to decline, it is possible that some or all of the business interest expense carryforward may not be utilized. While this carryforward has an indefinite life, a change in the valuation allowance is possible in the foreseeable future which could materially increase our tax expense in the period the valuation allowance is recognized.
The tax expense for fiscal 2021 was impacted by a tax benefit related to a decrease in the applicable state tax rate on certain deferred income, a tax benefit related to tax windfalls from stock compensation and a tax benefit due to the reversal of a valuation allowance related to certain
non-U.S.
net operating losses that are now expected to be realized, partially offset by tax expense related to income earned in foreign jurisdictions at rates higher than the U.S.
Net (Loss) Income and Diluted (Net Loss) Earnings Per Share
Net loss for fiscal 2022 was $251.4 million compared to net income for fiscal 2021 of $66.9 million. Net loss for fiscal 2022 was negatively impacted by $5.7 million of foreign currency. Net loss for fiscal 2022 included a $301.3 million impact from franchise rights acquired and goodwill impairments and a $29.8 million net impact from restructuring charges. Additionally, net loss for fiscal 2022 included a $48.3 million tax benefit from a legal entity restructuring in connection with the Organizational Realignment which resulted in a reversal of certain deferred tax liabilities and a $27.1 million tax expense from a valuation allowance established to offset certain deferred tax assets due to the uncertainty of realizing future tax benefits from its interest expense carryforwards. Net income for fiscal 2021 included a $22.7 million impact from the write-off
of fees related to our aggregate early extinguishment of debt charges and a $14.9 million net impact from restructuring charges. Additionally, net income for fiscal 2021 included a $6.3 million tax benefit related to a decrease in the applicable state tax rate on certain deferred income and a $1.6 million tax benefit due to the reversal of a valuation allowance related to certain
non-U.S.
net operating losses that are now expected to be realized.

Diluted net loss per share for fiscal 2022 was $3.58 compared to earnings per fully diluted share, or EPS, of $0.95 for fiscal 2021. Diluted net loss per share for fiscal 2022 included a $4.28 impact from franchise rights acquired and goodwill impairments and a $0.42 net impact from restructuring charges. Additionally, diluted net loss per share for fiscal 2022 included a $0.69 tax benefit from a legal entity restructuring in connection with the Organizational Realignment which resulted in a reversal of certain deferred tax liabilities and a $0.39 tax expense from a valuation allowance established to offset certain deferred tax assets due to the uncertainty of realizing future tax benefits from its interest expense carryforwards. EPS for fiscal 2021 included a $0.32 impact from the write-off
of fees related to our aggregate early extinguishment of debt charges and a $0.21 net impact from restructuring charges. Additionally, EPS for fiscal 2021 included a $0.09 tax benefit related to a decrease in the applicable state tax rate on certain deferred income and a $0.02 tax benefit due to the reversal of a valuation allowance related to certain
non-U.S.
net operating losses that are now expected to be realized.
Segment Results
Metrics and Business Trends
The following tables set forth key metrics by reportable segment for fiscal 2022 and the percentage change in those metrics versus the prior year:

(in millions except percentages and as noted)
	Fiscal 2022
	GAAP			Constant Currency
	Subscription Revenues	Product Sales & Other	Total Revenues	Subscription Revenues	Product Sales & Other	Total Revenues	Total Paid Weeks	Incoming Subscribers	EOP Subscribers

								(in thousands)
North America	$640.3	$88.1	$728.4	$641.7	$88.3	$730.0	141.4	2,734.9	2,337.0
International	278.8	33.7	312.5	312.0	37.5	349.5	74.3	1,433.7	1,209.2

Total	$919.1	$121.8	$1,040.9	$953.7	$125.8	$1,079.5	215.7	4,168.6	3,546.1

	% Change Fiscal 2022 vs. Fiscal 2021
North America	(10.4%)	(13.8%)	(10.8%)	(10.2%)	(13.6%)	(10.6%)	(10.0%)	(3.1%)	(14.6%)
International	(20.1%)	(28.7%)	(21.1%)	(10.6%)	(20.5%)	(11.8%)	(14.0%)	(10.4%)	(15.7%)
Total	(13.5%)	(18.5%)	(14.2%)	(10.3%)	(15.8%)	(11.0%)	(11.4%)	(5.8%)	(14.9%)

Note: Totals may not sum due to rounding.

(in millions except percentages and as noted)
	Fiscal 2022
	Digital Subscription Revenues					Workshops + Digital Fees
	GAAP	Constant Currency	Digital Paid Weeks	Incoming Digital Subscribers	EOP Digital Subscribers	GAAP	Constant Currency	Workshops + Digital Paid Weeks	Incoming Workshops + Digital Subscribers	EOP Workshops + Digital Subscribers

				(in thousands)					(in thousands)
North America	$436.1	$437.2	111.5	2,186.9	1,802.5	$204.1	$204.5	29.9	548.0	534.5
International	226.5	253.6	64.4	1,254.2	1,033.1	52.3	58.4	10.0	179.4	176.0

Total	$662.7	$690.8	175.8	3,441.1	2,835.6	$256.4	$262.8	39.9	727.4	710.5

	% Change Fiscal 2022 vs. Fiscal 2021
North America	(13.5%)	(13.3%)	(13.1%)	(6.3%)	(17.6%)	(2.8%)	(2.7%)	4.3%	12.3%	(2.5%)
International	(20.2%)	(10.7%)	(15.1%)	(8.4%)	(17.6%)	(19.3%)	(9.9%)	(6.2%)	(22.6%)	(1.9%)
Total	(15.9%)	(12.4%)	(13.9%)	(7.1%)	(17.6%)	(6.7%)	(4.4%)	1.4%	1.0%	(2.3%)

Note: Totals may not sum due to rounding.

North America Performance
The decrease in North America revenues for fiscal 2022 versus the prior year was driven by a decrease in Subscription Revenues and, to a lesser extent, a decrease in product sales and other. The decrease in Subscription Revenues for fiscal 2022 versus the prior year was driven primarily by a decrease in Digital Subscription Revenues. Digital Subscription Revenues were negatively impacted by both the recruitment decline during fiscal 2022 as compared to the prior year and the lower number of Incoming Digital Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021. This decline in recruitments was driven primarily by worsened consumer sentiment in the current environment and our PersonalPoints program not resonating with consumers to the extent anticipated. The decrease in North America Total Paid Weeks for fiscal 2022 versus the prior year was driven primarily by both lower recruitments for fiscal 2022 versus the prior year and the lower number of Total Incoming Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021. For fiscal 2022, Workshops + Digital Fees, Workshops + Digital Paid Weeks and End of Period Workshops + Digital Subscribers all benefited from the transition of our former Digital 360 members from the Digital business to the Workshops + Digital business during the second and third quarters of fiscal 2022 as previously disclosed.
The decrease in North America product sales and other for fiscal 2022 versus the prior year was driven primarily by a decrease in
e-commerce
product sales.
International Performance
The decrease in International revenues for fiscal 2022 versus the prior year was driven by a decrease in Subscription Revenues and, to a lesser extent, a decrease in product sales and other. The decrease in Subscription Revenues for fiscal 2022 versus the prior year was driven primarily by a decrease in Digital Subscription Revenues. Digital Subscription Revenues were negatively impacted by both the recruitment decline during fiscal 2022 as compared to the prior year and the lower number of Incoming Digital Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021. This decline in recruitments was driven primarily by worsened consumer sentiment in the current environment and our PersonalPoints program not resonating with consumers to the extent anticipated. The decrease in International Total Paid Weeks for fiscal 2022 versus the prior year was driven primarily by both lower recruitments for fiscal 2022 versus the prior year and the lower number of Total Incoming Subscribers at the beginning of fiscal 2022 versus the beginning of fiscal 2021.
The decrease in International product sales and other for fiscal 2022 versus the prior year was driven primarily by a decrease in
e-commerce
product sales.
RESULTS OF OPERATIONS FOR FISCAL 2021 (52 weeks) COMPARED TO FISCAL 2020 (53 weeks)
Segment Results
Metrics and Business Trends
The following tables set forth key metrics by reportable segment for fiscal 2021 and the percentage change in those metrics versus the prior year:

(in millions except percentages and as noted)
	Fiscal 2021
	GAAP			Constant Currency
	Subscription Revenues	Product Sales & Other	Total Revenues	Subscription Revenues	Product Sales & Other	Total Revenues	Total Paid Weeks	Incoming Subscribers	EOP Subscribers

								(in thousands)
North America	$714.2	$102.2	$816.4	$711.1	$101.6	$812.8	157.0	2,822.3	2,734.9
International	348.8	47.2	396.0	332.0	44.5	376.5	86.4	1,600.8	1,433.7

Total	$1,063.0	$149.4	$1,212.5	$1,043.1	$146.2	$1,189.2	243.4	4,423.0	4,168.6

	% Change Fiscal 2021 vs. Fiscal 2020
North America	(12.3%)	(22.6%)	(13.7%)	(12.7%)	(23.0%)	(14.1%)	(4.2%)	3.7%	(3.1%)
International	(6.3%)	(20.9%)	(8.3%)	(10.8%)	(25.4%)	(12.8%)	(4.3%)	5.1%	(10.4%)
Total	(10.4%)	(22.0%)	(12.0%)	(12.1%)	(23.7%)	(13.7%)	(4.3%)	4.2%	(5.8%)

Note: Totals may not sum due to rounding.

(in millions except percentages and as noted)
	Fiscal 2021
	Digital Subscription Revenues					Workshops + Digital Fees
	GAAP	Constant Currency	Digital Paid Weeks	Incoming Digital Subscribers	EOP Digital Subscribers	GAAP	Constant Currency	Workshops + Digital Paid Weeks	Incoming Workshops + Digital Subscribers	EOP Workshops + Digital Subscribers

				(in thousands)					(in thousands)
North America	$504.2	$501.7	128.3	2,334.1	2,186.9	$210.1	$209.4	28.7	488.2	548.0
International	284.0	270.7	75.8	1,368.9	1,254.2	64.8	61.3	10.6	231.8	179.4

Total	$788.2	$772.4	204.1	3,703.0	3,441.1	$274.9	$270.7	39.3	720.0	727.4

	% Change Fiscal 2021 vs. Fiscal 2020
North America	4.1%	3.6%	3.0%	24.8%	(6.3%)	(36.3%)	(36.5%)	(27.1%)	(42.7%)	12.3%
International	9.8%	4.7%	5.8%	22.8%	(8.4%)	(42.9%)	(46.0%)	(43.1%)	(43.3%)	(22.6%)
Total	6.1%	3.9%	4.0%	24.0%	(7.1%)	(38.0%)	(39.0%)	(32.3%)	(42.9%)	1.0%

Note: Totals may not sum due to rounding.
North America Performance
The decrease in North America revenues for fiscal 2021 versus the prior year was driven primarily by a decrease in Subscription Revenues. The decrease in Subscription Revenues for fiscal 2021 versus the prior year was driven primarily by a decrease in Workshops + Digital Fees. Workshops + Digital Fees were negatively impacted by both the lower number of Incoming Workshops + Digital Subscribers at the beginning of fiscal 2021 versus the beginning of fiscal 2020 and the significant recruitment decline in fiscal 2021 as compared to the prior year driven by the closure of certain of our studios and the limited reopening of others primarily related to the
COVID-19
environment. The decrease in North America Total Paid Weeks for fiscal 2021 was driven primarily by lower recruitments versus the prior year due to the
COVID-19
environment and cycling against the successful launch of the
myWW
program in fiscal 2020.
The decrease in North America product sales and other for fiscal 2021 versus the prior year was driven primarily by cycling against the revenue received in connection with the
WW Presents: Oprah’s 2020 Vision
tour in fiscal 2020 and a decrease in
in-studio
product sales.
International Performance
The decrease in International revenues for fiscal 2021 versus the prior year was driven by both a decrease in Subscription Revenues and a decrease in product sales and other. The decrease in Subscription Revenues for fiscal 2021 versus the prior year was driven by a decrease in Workshops + Digital Fees, partially offset by an increase in Digital Subscription Revenues. Workshops + Digital Fees were negatively impacted by both the lower number of Incoming Workshops + Digital Subscribers at the beginning of fiscal 2021 versus the beginning of fiscal 2020 and the significant recruitment decline in fiscal 2021 as compared to the prior year driven by the closure of certain of our studios and the limited reopening of others primarily related to the
COVID-19
environment. The decrease in International Total Paid Weeks for fiscal 2021 was driven primarily by lower recruitments versus the prior year due to the
COVID-19
environment and cycling against the successful launch of the
myWW
program in fiscal 2020.
The decrease in International product sales and other for fiscal 2021 versus the prior year was driven primarily by a decrease in product sales.

Liquidity and Capital Resources
Cash flows provided by operating activities have historically supplied us with our primary source of liquidity. We have used these cash flows, supplemented with long-term debt and short-term borrowings, to fund our operations and global strategic initiatives, pay down debt and engage in selective acquisitions. If the previously discussed Acquisition is consummated, we anticipate a net cash outlay of $39.0 million in the second quarter of fiscal 2023. For additional details on the purchase price consideration for the Acquisition and related terms, see “Item 1. Business—Pending Acquisition of Weekend Health (d/b/a Sequence)” of this Exhibit. This cash outlay will reduce the liquidity available to us in the future. See “Risk Factors—Risks Related to Our Proposed Acquisition of Weekend Health (d/b/a Sequence)—If consummated, the Acquisition may not achieve its intended results.” and “Risk Factors—Risks Related to Our Liquidity—We may not be able to generate sufficient cash to service all of our debt and satisfy our other liquidity requirements.” for additional details. We currently believe that cash generated by operations, our cash on hand of approximately $178.3 million at December 31, 2022, our availability under our Revolving Credit Facility (as defined and described below) at December 31, 2022 and our continued cost focus will provide us with sufficient liquidity to meet our obligations for the short- and long-term, both on a standalone basis and if the Acquisition is consummated. In addition, if necessary, we have the flexibility to delay investments or reduce marketing spend.
We continue to proactively manage our liquidity so we can maintain flexibility to fund investments in our business, honor our long-term debt obligations, and respond to evolving business and consumer conditions. To increase our flexibility and reduce our cash interest payments, we refinanced our then-existing credit facilities and then-existing senior notes in April 2021. See “—Long-Term Debt” for additional details on this refinancing. Additionally, we instituted a number of measures throughout our operations to mitigate expenses and reduce costs as well as ensure liquidity. For example, we instituted restructuring plans in recent fiscal years which will result in aggregate cash outlays of approximately $42.0 million in fiscal 2023. For additional details, see Note 23 “Restructurings” of the notes to the audited consolidated financial statements contained in this Exhibit. The evolving nature, and uncertain economic impact, of the current demand environment may impact our liquidity going forward. To the extent that we do not successfully manage our costs, our liquidity and financial results, as well as our ability to fully access our Revolving Credit Facility, may be adversely affected.
As market conditions warrant, we may, from time to time, seek to purchase our outstanding debt securities or loans, including the Senior Secured Notes and borrowings under the Credit Facilities (each as defined below). Such transactions could be privately negotiated or open market transactions, pursuant to tender offers or otherwise. Subject to any applicable limitations contained in the agreements governing, or terms of, our indebtedness, any such purchases made by us may be funded by the use of cash on our balance sheet, the incurrence of new secured or unsecured debt, the issuance of our equity or the sale of assets. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may equate to a substantial amount of a particular class or series of debt, which may reduce the trading liquidity of such class or series.
Balance Sheet Working Capital
The following table sets forth certain relevant measures of our balance sheet working capital deficit, excluding cash and cash equivalents at:

	December 31, 2022	January 1, 2022	Increase/ (Decrease)

	(in millions)
Total current assets	$281.3	$271.2	$10.2
Total current liabilities	196.6	229.1	(32.6)

Working capital surplus	84.8	42.0	(42.7)
Cash and cash equivalents	178.3	153.8	24.5

Working capital deficit, excluding cash and cash equivalents	$(93.6)	$(111.8)	$(18.2)

Note: Totals may not sum due to rounding.

The following table sets forth a summary of the primary factors contributing to the $18.2 million decrease in our working capital deficit, excluding cash and cash equivalents:

	December 31, 2022	January 1, 2022	Increase/ (Decrease)	Impact to Working Capital Deficit

	(in millions)
Derivative (receivable) payable, net	$(11.7)	$14.7	$(26.4)	$(26.4)
Deferred revenue	$32.2	$45.9	$(13.7)	$(13.7)
Portion of operating lease liabilities due within one year	$18.0	$20.3	$(2.3)	$(2.3)
Income taxes payable	$1.6	$1.7	$(0.1)	$(0.1)
Accrued interest	$5.3	$5.1	$0.2	$0.2
Prepaid income taxes	$19.4	$30.5	$(11.0)	$11.0
Operational liabilities and other, net of assets	$67.8	$54.7	$13.1	$13.1

Working capital deficit change, excluding cash and cash equivalents				$(18.2)

Note: Totals may not sum due to rounding.
The change in derivative (receivable) payable, net was due to a change in fair value driven by the change in interest rates. The decrease in deferred revenue was driven primarily by lower signups compared to the prior year. The decrease in prepaid income taxes was driven primarily by the timing of tax payments. The increase in operational liabilities and other, net of assets was driven primarily by lower inventory due to the ongoing rationalization of our consumer products business, including the previously announced discontinuation of consumer products sales in our international markets.
Cash Flows
The following table sets forth a summary of our cash flows for the fiscal years ended:

	December 31, 2022	January 1, 2022

	(in millions)
Net cash provided by operating activities	$76.6	$157.3
Net cash used for investing activities	$(42.6)	$(52.8)
Net cash used for financing activities	$(4.7)	$(111.5)
Operating Activities
Cash flows provided by operating activities of $76.6 million for fiscal 2022 reflected a decrease of $80.6 million from $157.3 million of cash flows provided by operating activities for fiscal 2021. The decrease in cash provided by operating activities was primarily the result of a decrease in net income, partially offset by an increase in non-cash
add-back
adjustments in fiscal 2022 as compared to the prior year.
Investing Activities
Net cash used for investing activities totaled $42.6 million for fiscal 2022, a decrease of $10.1 million as compared to fiscal 2021. This decrease was primarily attributable to a decrease in cash paid for acquisitions in fiscal 2022 as compared to the prior year.

Financing Activities
Net cash used for financing activities totaled $4.7 million for fiscal 2022, a decrease of $106.8 million as compared to fiscal 2021. This decrease was primarily attributable to the April 13, 2021 payment in full of approximately $1.2 billion of borrowings under our then-existing credit facilities and redemption of all of the $300.0 million aggregate principal amount of our then-existing senior notes, as well as the payment in aggregate of $37.9 million of prepayment penalties, financing costs and debt discount in connection with the April 2021 debt refinancing in fiscal 2021. In addition, there was $52.5 million used in an aggregate amount for voluntary debt prepayments under our Term Loan Facility (as defined below) in the fourth quarter of fiscal 2021, $2.5 million used for scheduled debt repayments under our Term Loan Facility in the third quarter of fiscal 2021 and $19.3 million used for scheduled debt repayments under our then-existing term loan facility in the first quarter of fiscal 2021. These payments were partially offset by the proceeds received of $1,000.0 million in an aggregate principal amount of borrowings under our Term Loan Facility and proceeds received from the issuance of $500.0 million in aggregate principal amount of our Senior Secured Notes (as defined below) in connection with our April 2021 debt refinancing in fiscal 2021. See “—Long-Term Debt” for additional details on debt.
Long-Term Debt
We currently plan to meet our long-term debt obligations by using cash flows provided by operating activities and opportunistically using other means to repay or refinance our obligations as we determine appropriate.
The following schedule sets forth our long-term debt obligations at December 31, 2022:
Long-Term Debt
At December 31, 2022
(Balances in millions)

December 31, 2022
Term Loan Facility due April 13, 2028	$945.0
Senior Secured Notes due April 15, 2029	500.0

Total	1,445.0
Less: Current portion	—
Unamortized deferred financing costs	10.7
Unamortized debt discount	12.1

Total long-term debt	$1,422.3

Note: Totals may not sum due to rounding.
On April 13, 2021, we (1) repaid in full approximately $1.2 billion in aggregate principal amount of senior secured tranche B term loans due in 2024 under our then-existing credit facilities and (2) redeemed all of the $300.0 million in aggregate principal amount of our then-outstanding 8.625% Senior Notes due in 2025, or the Discharged Senior Notes. On April 13, 2021, our then-existing credit facilities included a senior secured revolving credit facility (which included borrowing capacity available for letters of credit) due in 2022 with $175.0 million in an aggregate principal amount of commitments. There were no outstanding borrowings under such revolving credit facility on that date. We funded such repayment of loans and redemption of notes with cash on hand as well as with proceeds received from approximately $1,000.0 million in an aggregate principal amount of borrowings under our new credit facilities (as amended from time to time, referred to herein as the Credit Facilities) and proceeds received from the issuance of $500.0 million in aggregate principal amount of 4.500% Senior Secured Notes due 2029, or the Senior Secured Notes, each as described below. These transactions are collectively referred to herein as the April 2021 debt refinancing. During the second quarter of fiscal 2021, we incurred fees of $37.9 million (which included $12.9 million of a prepayment penalty on the Discharged Senior Notes and $5.0 million of a debt discount on our Term Loan Facility (as defined below)) in connection with our April 2021 debt refinancing. In addition, we recorded a loss on early extinguishment of debt of $29.2 million in connection thereto. This early extinguishment of debt charge was comprised of $12.9 million of a prepayment penalty on the Discharged Senior Notes, $9.0 million of financing fees paid in connection with our April 2021 debt refinancing and the write-off
of $7.2 million of
pre-existing
deferred financing fees and debt discount.

Credit Facilities
The Credit Facilities were issued under a credit agreement, dated April 13, 2021 or, as amended from time to time, the Credit Agreement, among the Company, as borrower, the lenders party thereto, and Bank of America, N.A., or Bank of America, as administrative agent and an issuing bank. The Credit Facilities consist of (1) $1,000.0 million in aggregate principal amount of senior secured tranche B term loans due in 2028, or the Term Loan Facility, and (2) $175.0 million in an aggregate principal amount of commitments under a senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) due in 2026, or the Revolving Credit Facility.
In December 2021, we made voluntary prepayments at par in an aggregate amount of $52.5 million in respect of our outstanding term loans under the Term Loan Facility. As a result of these prepayments, we wrote off a debt discount and deferred financing fees of $1.2 million in the aggregate in the fourth quarter of fiscal 2021.
As of December 31, 2022, we had $945.0 million in an aggregate principal amount of loans outstanding under our Credit Facilities, with $173.9 million of availability and $1.1 million in issued but undrawn letters of credit outstanding under the Revolving Credit Facility subject to its terms and conditions as discussed below. There were no outstanding borrowings under the Revolving Credit Facility as of December 31, 2022.
All obligations under the Credit Agreement are guaranteed by, subject to certain exceptions, each of our current and future wholly-owned material domestic restricted subsidiaries. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•
a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any
non-U.S.
subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such first-tier
non-U.S.
subsidiary), subject to certain exceptions; and

•	a security interest in substantially all other tangible and intangible assets of the Company and each guarantor, subject to certain exceptions.
The Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% if the Company attains certain first lien secured net leverage ratios) of the Company’s annual excess cash flow;

•
100% of the net cash proceeds of certain
non-ordinary
course asset sales by the Company and its restricted subsidiaries (including casualty and condemnation events, subject to de minimis thresholds), and subject to the right to reinvest 100% of such proceeds, subject to certain qualifications; and

•	100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than certain debt permitted under the Credit Agreement.
The foregoing mandatory prepayments will be used to reduce the installments of principal on the Term Loan Facility. We may voluntarily repay outstanding loans under the Credit Facilities at any time without penalty, except for customary “breakage” costs with respect to LIBOR loans under the Credit Facilities.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to, at our option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.50% or (2) an applicable margin plus a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided that LIBOR is not lower than a floor of 0.50%. Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at our option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.00% or (2) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided such rate is not lower than a floor of zero. As of December 31, 2022, the applicable margins for the LIBOR rate borrowings under the Term Loan Facility and the Revolving Credit Facility were 3.50% and 2.75%, respectively. In the event that LIBOR is phased out as is currently expected, the Credit Agreement provides that we and the administrative agent may amend the Credit Agreement to replace the LIBOR definition therein with a successor rate subject to notifying the lending syndicate of such change and not receiving within five business days of such notification objections to such replacement rate from lenders holding at least a majority of the aggregate principal amount of loans and commitments then outstanding under the Credit Agreement; provided that such lending syndicate may not object to a SOFR-based successor rate contained in any such amendment. If we fail to do so, our borrowings will be based off of the alternative base rate plus a margin. We expect to transition from LIBOR in advance of its cessation on or about June 30, 2023.
On a quarterly basis, we pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized commitments thereunder, which commitment fee fluctuates depending upon our Consolidated First Lien Leverage Ratio (as defined in the Credit Agreement).
The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt, amendments of material agreements governing subordinated indebtedness, changes to lines of business and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default. As of December 31, 2022, we were in compliance with the covenants under the Credit Agreement that were in effect on such date.
The availability of certain baskets and the ability to enter into certain transactions are also subject to compliance with certain financial ratios. In addition, if the aggregate principal amount of extensions of credit outstanding under the Revolving Credit Facility as of any fiscal quarter end exceeds 35% of the amount of the aggregate commitments under the Revolving Credit Facility in effect on such date, we must be in compliance with a Consolidated First Lien Leverage Ratio of 5.75:1.00 for the period ending after the first fiscal quarter of 2022 through and including the first fiscal quarter of 2023, with a step down to 5.50:1.00 for the period ending after the first fiscal quarter of 2023 through and including the first fiscal quarter of 2024, with an additional step down to 5.25:1.00 for the period ending after the first fiscal quarter of 2024 through and including the first fiscal quarter of 2025 and again to 5.00:1.00, for the period following the first fiscal quarter of 2025. As of December 31, 2022, our actual Consolidated First Lien Leverage Ratio was 5.77:1.00 and there were no borrowings under our Revolving Credit Facility and total letters of credit issued were $1.1 million. We were not in compliance with the Consolidated First Lien Leverage Ratio as of December 31, 2022, and as a result, we are limited to borrowing no more than 35%, or $61.3 million, of the amount of the aggregate commitments under the Revolving Credit Facility as of each fiscal quarter end until we are in compliance again with such ratio.

Senior Secured Notes
The Senior Secured Notes were issued pursuant to an Indenture, dated as of April 13, 2021, or, as amended, supplemented or modified from time to time, the Indenture, among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee and notes collateral agent. The Indenture contains customary terms, events of default and covenants for an issuer of non-investment
grade debt securities. These covenants include limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions. As of December 31, 2022, we were in compliance with the covenants under the Indenture that were in effect on such date.
The Senior Secured Notes accrue interest at a rate per annum equal to 4.500% and will mature on April 15, 2029. Interest on the Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2021. On or after April 15, 2024, we may on any one or more occasions redeem some or all of the Senior Secured Notes at a purchase price equal to 102.250% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, such optional redemption price decreasing to 101.125% on or after April 15, 2025 and to 100.000% on or after April 15, 2026. Prior to April 15, 2024, we may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Senior Secured Notes with an amount not to exceed the net proceeds of certain equity offerings at 104.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to April 15, 2024, we may redeem some or all of the Senior Secured Notes at a make-whole price plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, during any twelve-month period ending prior to April 15, 2024, we may redeem up to 10% of the aggregate principal amount of the Senior Secured Notes at a purchase price equal to 103.000% of the principal amount of the Senior Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If a change of control occurs, we must offer to purchase for cash the Senior Secured Notes at a purchase price equal to 101% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date. Following the sale of certain assets and subject to certain conditions, we must offer to purchase for cash the Senior Secured Notes at a purchase price equal to 100% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date.
The Senior Secured Notes are guaranteed on a senior secured basis by our subsidiaries that guarantee the Credit Facilities. The Senior Secured Notes and the note guarantees are secured by a first-priority lien on all the collateral that secures the Credit Facilities, subject to a shared lien of equal priority with the Company’s and each guarantor’s obligations under the Credit Facilities and subject to certain thresholds, exceptions and permitted liens.
Outstanding Debt
At December 31, 2022, we had $1,445.0 million outstanding under the Credit Facilities and the Senior Secured Notes, consisting of borrowings under the Term Loan Facility of $945.0 million, $0.0 drawn down on the Revolving Credit Facility and $500.0 million in aggregate principal amount of Senior Secured Notes issued and outstanding.
At the end of fiscal 2022 and fiscal 2021, our debt consisted of both fixed and variable-rate instruments. Interest rate swaps were entered into to hedge a portion of the cash flow exposure associated with our variable-rate borrowings. Further information regarding our interest rate swaps can be found in Part IV, Item 15 of this Exhibit under Note 19 “Derivative Instruments and Hedging” in the Notes to the Consolidated Financial Statements. The weighted average interest rate (which includes amortization of deferred financing costs and debt discount) on our outstanding debt, exclusive of the impact of the swaps then in effect, was approximately 5.45% and 5.11% per annum at December 31, 2022 and January 1, 2022, respectively, based on interest rates on these dates. The weighted average interest rate (which includes amortization of deferred financing costs and debt discount) on our outstanding debt, including the impact of the swaps then in effect, was approximately 5.50% and 5.62% per annum at December 31, 2022 and January 1, 2022, respectively, based on interest rates on these dates.

Dividends
We do not currently pay a dividend and we have no current plans to pay dividends in the foreseeable future. Any future determination to declare and pay dividends will be made at the sole discretion of our Board of Directors, after taking into account our financial condition and results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, the provisions of Virginia law affecting the payment of distributions to shareholders and such other factors our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants in our existing indebtedness, including the Credit Agreement governing the Credit Facilities and the Indenture governing the Senior Secured Notes, and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.
EBITDAS, Adjusted EBITDAS and Net Debt
We define EBITDAS, a
non-GAAP
financial measure, as earnings before interest, taxes, depreciation, amortization and stock-based compensation and Adjusted EBITDAS, a non-GAAP
financial measure, as earnings before interest, taxes, depreciation, amortization, stock-based compensation, franchise rights acquired and goodwill impairments, net restructuring charges and early extinguishment of debt.
The table below sets forth the reconciliations for EBITDAS and Adjusted EBITDAS, each a non-GAAP
financial measure, to net (loss) income, the most comparable GAAP financial measure, for the fiscal years ended:

(in millions)
	December 31, 2022	January 1, 2022
Net (loss) income	$(251.4)	$66.9
Interest	81.1	87.9
Taxes	(114.4)	9.8
Depreciation and amortization	42.3	45.5
Stock-based compensation	13.0	21.3

EBITDAS	$(229.3)	$231.4

Franchise rights acquired and goodwill impairments	396.7	—
2023 plan restructuring charges	13.6	—
2022 plan restructuring charges	27.2	—
2021 plan restructuring charges	(0.3)	21.5
2020 plan restructuring charges	(0.7)	(1.6)
Early extinguishment of debt	—	30.4

Adjusted EBITDAS (1)	$207.1	$281.7

Note: Totals may not sum due to rounding.

(1)
The “Adjusted EBITDAS” measure is a
non-GAAP
financial measure that (i) adjusts the consolidated statements of operations for fiscal 2022 to exclude the impact of the $396.7 million of franchise rights acquired and goodwill impairments and the net impact of the $13.6 million of 2023 plan restructuring charges, the $27.2 million of 2022 plan restructuring charges, the reversal of $0.3 million of 2021 plan restructuring charges and the reversal of $0.7 million of 2020 plan restructuring charges; and (ii) adjusts the consolidated statements of operations for fiscal 2021 to exclude the net impact of the $21.5 million of 2021 plan restructuring charges and the reversal of $1.6 million of 2020 plan restructuring charges and the impact of the $30.4 million early extinguishment of debt. See
“Non-GAAP
Financial Measures” above for an explanation of our use of
non-GAAP
financial measures.

Reducing leverage is a capital structure priority for the Company. As of December 31, 2022, our net debt/Adjusted EBITDAS ratio was 6.0x.
The table below sets forth the reconciliation for net debt, a non-GAAP
financial measure, to total debt, the most comparable GAAP financial measure, for the fiscal year ended:

(in millions)
December 31, 2022
Total debt	$1,445.0
Less: Unamortized deferred financing costs	10.7
Less: Unamortized debt discount	12.1
Less: Cash on hand	178.3

Net debt	$1,244.0

Note: Totals may not sum due to rounding.

We present EBITDAS, Adjusted EBITDAS and net debt/Adjusted EBITDAS because we consider them to be useful supplemental measures of our performance. In addition, we believe EBITDAS, Adjusted EBITDAS and net debt/Adjusted EBITDAS are useful to investors, analysts and rating agencies in measuring the ability of a company to meet its debt service obligations. See
“—Non-GAAP
Financial Measures” herein for an explanation of our use of these non-GAAP
financial measures.
Contractual Obligations
We are obligated under
non-cancelable
agreements primarily for office and rent facilities operating leases. Consolidated rent expense charged to operations under all our leases for fiscal 2022 was approximately $36.1 million.
The following table summarizes our future contractual obligations as of the end of fiscal 2022:

		Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

	(in millions)
Long-Term Debt (1)
Principal	$1,445.0	$—	$—	$10.0	$1,435.0
Interest	533.8	88.3	194.5	195.9	55.1
Operating leases, finance leases and non-cancelable agreements	147.9	44.1	48.5	19.2	36.1

Total (2)	$2,126.7	$132.4	$243.0	$225.1	$1,526.2

Note: Totals may not sum due to rounding.

(1)
Due to the fact that a portion of our debt is variable rate based, we have assumed for purposes of this table that the interest rate on all of our debt as of the end of fiscal 2022 remains constant for all periods presented.

(2)
The provision for income tax contingencies included in other long-term liabilities on the consolidated balance sheet is not included in the table above due to the fact that the Company is unable to estimate the timing of payment for this liability.

We currently plan to meet our long-term debt obligations by using cash flows provided by operating activities and opportunistically using other means to repay or refinance our obligations as we determine appropriate. We believe that cash flows from operating activities, together with cash on hand, will provide sufficient liquidity for the short-term to fund currently anticipated capital expenditure and working capital requirements, as well as debt service requirements.
Franchisee Acquisitions
On February 18, 2022, we acquired the entire issued share capital of our Republic of Ireland franchisee, Denross Limited, and our Northern Ireland franchisee, Checkweight Limited, for a purchase price of $4.5 million and $1.5 million, respectively.
On August 16, 2021, we acquired substantially all of the assets of our franchisee for certain territories in Maine, Weight Watchers of Maine, Inc., for a purchase price of $2.3 million.
On March 22, 2021, we acquired substantially all of the assets of our franchisee for certain territories in Michigan, The WW Group, Inc., for an aggregate purchase price of $17.5 million. On March 22, 2021, we acquired substantially all of the assets of our franchisee for certain territories in Ontario, Canada, The WW Group Co., for an aggregate purchase price of $3.1 million.
Factors Affecting Future Liquidity
Any future acquisitions, joint ventures or other similar transactions could require additional capital and we cannot be certain that any additional capital will be available on acceptable terms or at all. Our ability to fund our capital expenditure requirements, interest, principal and dividend payment obligations and working capital requirements depends on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

Off-Balance
Sheet Arrangements
As part of our ongoing business, we do not participate in arrangements that generate relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes, such as entities often referred to as structured finance or special purpose entities.
Related Parties
For a discussion of related party transactions affecting us, see “Item 13. Certain Relationships and Related Transactions, and Director Independence” in Part III of the 2022 Form
10-K.
Seasonality
Our core business is seasonal due to the importance of the winter season to our overall member recruitment environment. Historically, we experience our highest level of recruitment during the first quarter of the year, which is supported with the highest concentration of advertising spending. Therefore, our number of End of Period Subscribers in the first quarter of the year is typically higher than the number in other quarters of the year, historically reflecting a decline over the course of the year.
Item 8. Financial Statements and Supplementary Data
This information is incorporated by reference to our consolidated financial statements on pages
F-1
through
F-47
and our financial statement schedule on page
S-1,
including the report thereon of PricewaterhouseCoopers LLP on pages
F-2
to
F-4.

PART IV
Item 15. Exhibits and Financial Statement Schedules
W
W I
NTERNATIONAL, INC. AN
D SUBS
IDIARIES
INDEX
TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE COVERED BY
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Items 15(a) (1) & (2)

All other schedules are o
mit
ted for the reason that they are either not required, not applicable, not material or the information is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of WW International, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of WW International, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and January 1, 2022, and the related consolidated statements of operations, of comprehensive (loss) income, of changes in total deficit and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and January 1, 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2022 Annual Report on Form
10-K.
Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Annual Goodwill and Annual and Interim Indefinite-Lived Franchise Rights Acquired Impairment Assessments – United States and Canada
As described in Notes 2 and 7 to the consolidated financial statements, goodwill associated with the United States and Canada reporting units was $104.0 million and $39.5 million, respectively, as of December 31, 2022, and the indefinite-lived franchise rights acquired for the United States was $374.4 million as of December 31, 2022. Management reviews indefinite-lived intangible assets, including franchise rights acquired with indefinite lives, and goodwill for potential impairment on at least an annual basis or more often if events so require. Fair value for the Company’s reporting units is estimated by management using a discounted cash flow approach. The estimated fair value is then compared to the carrying value of the reporting unit. Based on the results of the Company’s May 8, 2022 annual goodwill impairment analysis, the United States and Canada reporting units had an estimated fair value higher than the respective reporting unit’s carrying amount. Fair value for indefinite-lived franchise rights acquired is estimated by management using a discounted cash flow approach for franchise rights related to the Company’s Workshops + Digital business and a relief from royalty methodology for franchise rights related to the Company’s Digital business. The aggregate estimated fair value for franchise rights is compared to the carrying value of the unit of account for these rights. In performing the annual impairment analysis as of May 8, 2022, the Company determined that the carrying amount of the Canada franchise rights acquired with indefinite-lived units of account exceeded its fair value and, as a result, recorded an impairment charge of $24.5 million in the second quarter of 2022. The carrying amount of the United States franchise rights acquired with an indefinite-lived unit of account did not exceed its fair value and, therefore, no impairment existed with respect thereto. During the quarters ended October 1, 2022 and December 31, 2022, the Company identified various qualitative and quantitative factors which, for the United States and Canada franchise rights acquired with indefinite-lived units of account, indicated triggering events had occurred within these units of account. In performing interim impairment tests as of October 1, 2022 and December 31, 2022, the Company determined that the carrying amount of its United States and Canada franchise rights acquired with indefinite-lived units of account exceeded their respective fair values. The Company recorded impairment charges for its United States and Canada units of account of $298.3 million and $13.3 million, respectively, in the third quarter of 2022. The Company recorded impairment charges for its United States and Canada units of account of $25.7 million and $19.7 million (which comprised the remaining balance of franchise rights acquired for the Canada unit of account), respectively, in the fourth quarter of 2022. As disclosed by management, when determining fair value of the reporting units and indefinite-lived franchise rights acquired, management utilizes various assumptions, including projections of future cash flows, revenue growth rates, operating income margins and discount rates.

The principal considerations for our determination that performing procedures relating to the annual goodwill and annual and interim indefinite-lived franchise rights acquired impairment assessments for the United States and Canada is a critical audit matter are (i) the significant judgment by management when developing the fair value estimates of the reporting units and indefinite-lived franchise rights acquired for the United States and Canada, (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to revenue growth rates, operating income margins, and discount rates, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill and indefinite-lived franchise rights acquired impairment assessments, including controls over the valuation of the Company’s reporting units and indefinite-lived franchise rights acquired. These procedures also included, among others (i) testing management’s process for developing the fair value estimates of the reporting units and indefinite-lived franchise rights acquired for the United States and Canada, (ii) evaluating the appropriateness of the discounted cash flow approach and the relief from royalty methodology, (iii) testing the completeness and accuracy of underlying data used in the discounted cash flow approach and relief from royalty methodology, and (iv) evaluating the reasonableness of significant assumptions used by management related to revenue growth rates, operating income margins, and discount rates. Evaluating management’s assumptions related to revenue growth rates and operating income margins involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the United States and Canada businesses and (ii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the discounted cash flow approach and relief from royalty methodology and the reasonableness of the discount rate assumptions.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 6, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 17, as to which the date is August 2,
2023
We have served as the Company’s auditor since 1999.

W
W
INTERNATIONAL
, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AT
(IN THOUSANDS)

	December 31, 2022	January 1, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$178,326	$153,794
Receivables (net of allowances: December 31, 2022-$976 and January 1, 2022-$1,726)	24,273	29,321
Inventories	20,528	30,566
Prepaid income taxes	19,447	30,478
Prepaid expenses and other current assets	38,757	27,014

TOTAL CURRENT ASSETS	281,331	271,173
Property and equipment, net	28,229	37,219
Operating lease assets	75,696	89,902
Franchise rights acquired	386,745	785,195
Goodwill	155,998	157,374
Other intangible assets, net	63,306	61,126
Deferred income taxes	22,246	11,259
Other noncurrent assets	14,879	15,686

TOTAL ASSETS	$1,028,430	$1,428,934

LIABILITIES AND TOTAL DEFICIT
CURRENT LIABILITIES
Portion of operating lease liabilities due within one year	$17,955	$20,297
Accounts payable	18,890	22,444
Salaries and wages payable	72,577	57,401
Accrued marketing and advertising	17,927	15,904
Accrued interest	5,289	5,085
Other accrued liabilities	30,118	45,728
Derivative payable	—	14,670
Income taxes payable	1,646	1,748
Deferred revenue	32,156	45,855

TOTAL CURRENT LIABILITIES	196,558	229,132
Long-term debt, net	1,422,284	1,418,104
Long-term operating lease liabilities	68,099	78,157
Deferred income taxes	23,119	157,718
Other	2,185	2,227

TOTAL LIABILITIES	1,712,245	1,885,338
Commitments and contingencies (Note 16)
TOTAL DEFICIT
Common stock, $0 par value; 1,000,000 shares authorized; 122,052 shares issued at December 31, 2022 and 122,052 shares issued at January 1, 2022	0	0
Treasury stock, at cost, 51,496 shares at December 31, 2022 and 51,988 shares at January 1, 2022	(3,097,304)	(3,120,149)
Retained earnings	2,418,959	2,682,349
Accumulated other comprehensive loss	(5,470)	(18,604)

TOTAL DEFICIT	(683,815)	(456,404)

TOTAL LIABILITIES AND TOTAL DEFICIT	$1,028,430	$1,428,934

The accompanying notes are an integral part of the consolidated financial statements.

WW
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FISC
A
L YEARS ENDED
(IN T
HOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31, 2022	January 1, 2022	January 2, 2021
	(52 weeks)	(52 weeks)	(53 weeks)
Subscription revenues, net	$919,055	$1,063,039	$1,186,489
Product sales and other, net	121,801	149,424	191,635

Revenues, net	1,040,856	1,212,463	1,378,124
Cost of subscription revenues	321,528	370,064	452,882
Cost of product sales and other	96,928	116,044	147,401

Cost of revenues	418,456	486,108	600,283

Gross profit	622,400	726,355	777,841
Marketing expenses	244,783	261,457	260,727
Selling, general and administrative expenses	263,840	268,614	297,287
Franchise rights acquired and goodwill impairments	396,727	—	3,665

Operating (loss) income	(282,950)	196,284	216,162
Interest expense	81,141	87,909	123,310
Other expense, net	1,691	1,358	349
Early extinguishment of debt	—	30,352	—

(Loss) income before income taxes	(365,782)	76,665	92,503
(Benefit from) provision for income taxes	(114,379)	9,773	17,462

Net (loss) income	(251,403)	66,892	75,041
Net loss attributable to the noncontrolling interest	—	—	38

Net (loss) income attributable to WW International, Inc.	$(251,403)	$66,892	$75,079

(Net loss) earnings per share attributable to WW International, Inc.
Basic	$(3.58)	$0.96	$1.11

Diluted	$(3.58)	$0.95	$1.07

Weighted average common shares outstanding
Basic	70,321	69,640	67,849

Diluted	70,321	70,744	70,020

The accompanying notes are an integral part of the consolidated financial statements.

WW
INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEM
EN
TS OF COMPREHENSIVE (LOSS) INCOME
FOR THE FISCAL YEARS ENDED
(IN THOUSANDS)

	December 31, 2022	January 1, 2022	January 2, 2021
	(52 weeks)	(52 weeks)	(53 weeks)
Net (loss) income	$(251,403)	$66,892	$75,041
Other comprehensive gain:
Foreign currency translation (loss) gain	(11,222)	(4,797)	10,088
Income tax benefit (expense) on foreign currency translation (loss) gain	2,790	1,206	(2,533)

Foreign currency translation (loss) gain, net of taxes	(8,432)	(3,591)	7,555

Gain (loss) on derivatives	28,768	13,539	(7,305)
Income tax (expense) benefit on gain (loss) on derivatives	(7,202)	(3,403)	1,855

Gain (loss) on derivatives, net of taxes	21,566	10,136	(5,450)

Total other comprehensive gain	13,134	6,545	2,105

Comprehensive (loss) income	(238,269)	73,437	77,146
Net loss attributable to the noncontrolling interest	—	—	38
Foreign currency translation loss, net of taxes attributable to the noncontrolling interest	—	—	98

Comprehensive loss attributable to the noncontrolling interest	—	—	136

Comprehensive (loss) income attributable to WW International, Inc.	$(238,269)	$73,437	$77,282

The accompanying notes are an integral part of the consolidated financial statements.

WW INTERNATIONAL, INC. AN
D
SUBSIDIARIES
CONSOLIDATED STA
TE
MENTS OF CHANGES IN TOTAL DEFICIT
(IN THOUSANDS)

		WW International, Inc.
	Redeemable Noncontrolling Interest	Common Stock		Treasury Stock		Accumulated Other Comprehensive Loss	Retained Earnings	Total
		Shares	Amount	Shares	Amount
Balance at December 28, 2019	$3,722	120,352	$0	52,933	$(3,158,274)	$(27,352)	$2,500,083	$(685,543)
Comprehensive income (loss)	(136)					2,203	75,079	77,282
Issuance of treasury stock under stock plans				(436)	17,371		(23,181)	(5,810)
Compensation expense on share-based awards							55,013	55,013
Issuance of common stock		1,118					7,793	7,793
Acquisition of minority interest	(3,586)						3,054	3,054

Balance at January 2, 2021	$—	121,470	$0	52,497	$(3,140,903)	$(25,149)	$2,617,841	$(548,211)

Comprehensive income	—					6,545	66,892	73,437
Issuance of treasury stock under stock plans				(509)	20,754		(27,783)	(7,029)
Compensation expense on share-based awards							21,348	21,348
Issuance of common stock		582					4,051	4,051

Balance at January 1, 2022	$—	122,052	$0	51,988	$(3,120,149)	$(18,604)	$2,682,349	$(456,404)

Comprehensive (loss) income	—					13,134	(251,403)	(238,269)
Issuance of treasury stock under stock plans				(492)	22,845		(24,944)	(2,099)
Compensation expense on share-based awards							12,957	12,957

Balance at December 31, 2022	$—	122,052	$0	51,496	$(3,097,304)	$(5,470)	$2,418,959	$(683,815)

The accompanying notes are an integral part of the consolidated financial statements.

WW INT
E
RNATIONAL, INC.
AN
D SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS ENDED
(IN THOUSANDS)

	December 31, 2022	January 1, 2022	January 2, 2021
	(52 weeks)	(52 weeks)	(53 weeks)
Operating activities:
Net (loss) income	$(251,403)	$66,892	$75,041
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	43,801	48,550	50,677
Amortization of deferred financing costs and debt discount	5,018	6,136	8,845
Impairment of franchise rights acquired and goodwill	396,727	—	3,665
Impairment of intangible and long-lived assets	3,455	521	1,372
Share-based compensation expense	12,957	21,348	55,013
Deferred tax benefit	(150,994)	(15,565)	(1,440)
Allowance for doubtful accounts	(460)	(214)	411
Reserve for inventory obsolescence	6,796	7,657	16,425
Foreign currency exchange rate loss	2,374	744	719
Early extinguishment of debt	—	30,352	—
Changes in cash due to:
Receivables	(7,558)	4,707	(3,600)
Inventories	3,733	1,816	(25,940)
Prepaid expenses	9,599	1,554	(5,081)
Accounts payable	(2,691)	373	(4,045)
Accrued liabilities	19,904	1,272	(29,421)
Deferred revenue	(11,733)	(3,886)	(11,583)
Other long term assets and liabilities, net	(2,291)	(7,962)	1,859
Income taxes	(588)	(7,014)	3,023

Cash provided by operating activities	76,646	157,281	135,940

Investing activities:
Capital expenditures	(2,065)	(2,446)	(21,490)
Capitalized software expenditures	(36,187)	(35,205)	(28,941)
Cash paid for acquisitions	(4,350)	(12,836)	(10,037)
Other items, net	(42)	(2,266)	(5,123)

Cash used for investing activities	(42,644)	(52,753)	(65,591)

Financing activities:
Net (payments) borrowings on revolver	—	—	—
Proceeds from long term debt	—	1,500,000	—
Financing costs and debt discount	—	(37,910)	(475)
Payments on long-term debt	—	(1,564,000)	(96,250)
Taxes paid related to net share settlement of equity awards	(2,197)	(7,494)	(6,798)
Proceeds from stock options exercised	—	4,469	8,176
Cash paid for acquisitions	(2,413)	(6,450)	—
Other items, net	(112)	(151)	(192)

Cash used for financing activities	(4,722)	(111,536)	(95,539)

Effect of exchange rate changes on cash and cash equivalents	(4,748)	(5,085)	8,341

Net increase (decrease) in cash and cash equivalents	24,532	(12,093)	(16,849)
Cash and cash equivalents, beginning of period	153,794	165,887	182,736

Cash and cash equivalents, end of period	$178,326	$153,794	$165,887

The accompanying notes are an integral part of the consolidated financial statements.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

1.	Basis of Presentation
The accompanying consolidated financial statements include the accounts of WW International, Inc. and all of its subsidiaries. The terms “Company” and “WW” as used throughout these notes are used to indicate WW International, Inc. and all of its operations consolidated for purposes of its financial statements. The Company’s “Digital” business refers to providing subscriptions to the Company’s digital product offerings, including Personal Coaching + Digital and Digital 360 (as applicable). The Company’s “Workshops + Digital” business refers to providing unlimited access to the Company’s workshops combined with the Company’s digital subscription product offerings to commitment plan subscribers, including former Digital 360 members as applicable. It also includes the provision of access to workshops for members who do not subscribe to commitment plans, including the Company’s
“pay-as-you-go”
members. In the second quarter of fiscal 2022, the Company ceased offering its Digital 360 product. More than a majority of associated members were transitioned from the Company’s Digital business to its Workshops + Digital business during the second quarter of fiscal 2022, with a de minimis number transitioning during the beginning of the third quarter of fiscal 2022. The cessation of this product offering and these transitions of former Digital 360 members at the then-current pricing for such product impacted the number of End of Period Subscribers in each business as well as the associated Paid Weeks and Revenues for each business.
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and include all of the Company’s majority-owned subsidiaries. All entities acquired, and any entity of which a majority interest was acquired, are included in the consolidated financial statements from the date of acquisition. In the fourth quarter of fiscal 2020, the remaining 20% interest in Vigilantes do Peso Marketing Ltda. was transferred to the Company in a cashless exchange, resulting in the reclassification of the redeemable noncontrolling interest to equity. All intercompany accounts and transactions have been eliminated in consolidation.
In fiscal 2022, the Company identified and recorded
out-of-period
adjustments related to income tax errors resulting primarily from the reversal of (i) a basis difference related to goodwill and other intangibles and (ii) a U.S. federal income tax receivable that should have been adjusted in prior fiscal years. The impact of correcting these errors, which were immaterial to prior period financial statements and corrected in the second quarter of fiscal 2022, resulted in an income tax benefit of $2,150 and decreased net loss attributable to the Company by $2,150.
In fiscal 2020, the Company identified and recorded
out-of-period
adjustments related to income tax errors resulting from income tax receivables that should have been adjusted in prior fiscal years. The impact of correcting these errors, which were immaterial to prior period financial statements and corrected in the fourth quarter of fiscal 2020, increased the provision for income taxes by $2,278 and decreased net income attributable to the Company by $2,278.

2.	Summary of Significant Accounting Policies
Fiscal Year
The Company’s fiscal year ends on the Saturday closest to December 31 st
and consists of either 52 or
53-week
periods. Fiscal 2022 and fiscal 2021 each contained 52 weeks and fiscal 2020 contained 53 weeks.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Use of Estimates
The preparation of financial statements, in conformity with GAAP, requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and judgments, including those related to inventories, the impairment analysis for goodwill and other indefinite-lived intangible assets, revenue, share-based compensation, income taxes, tax contingencies and litigation. The Company bases its estimates on historical experience and on various other factors and assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While all available information has been considered, actual amounts could differ from these estimates. These assumptions and estimates may change as new events occur and additional information is obtained, and such future changes may have an adverse impact on the Company’s results of operations, financial position and liquidity.
Translation of Foreign Currencies
For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss.
Foreign currency gains and losses arising from the translation of intercompany receivables and intercompany payables with the Company’s international subsidiaries are recorded as a component of other expense, net, unless the receivable or payable is considered long-term in nature, in which case the foreign currency gains and losses are recorded as a component of accumulated other comprehensive loss.
Cash Equivalents
Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less. Cash balances may, at times, exceed insurable amounts. The Company believes it mitigates this risk by investing in or through major financial institutions. Cash includes balances due from third-party credit card companies.
Inventories
Inventories, which consist of finished goods, are stated at the lower of cost or net realizable value on a first-in,
first-out
basis, net of reserves for obsolescence and shrinkage.
Property and Equipment
Property and equipment are recorded at cost. For financial reporting purposes, equipment is depreciated on the straight-line method over the estimated useful lives of the assets (3 to 10 years). Leasehold improvements are amortized on the straight-line method over the shorter of the term of the lease or the useful life of the related assets. Expenditures for new facilities and improvements that substantially extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.
In fiscal 2022, fiscal 2021 and fiscal 2020, the Company recorded impairment charges of $17, $5 and $62, respectively, related to internal-use
computer software that was not expected to provide substantive service potential.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

In fiscal 2022, fiscal 2021 and fiscal 2020, the Company recorded impairment charges of $758, $516 and $1,310, respectively, related to property, plant and equipment that were expected to be disposed of before the end of their estimated useful lives.
In fiscal 2022, the Company recorded lease asset impairment charges of $2,680 in the aggregate. See Note 4 for further information on the Company’s leases.
Franchise Rights Acquired
Finite-lived franchise rights acquired are amortized over the remaining contractual period, which is generally less than one year. Indefinite-lived franchise rights acquired are tested for potential impairment on at least an annual basis or more often if events so require.
In performing the impairment analysis for indefinite-lived franchise rights acquired, the fair value for franchise rights acquired is estimated using a discounted cash flow approach referred to as the hypothetical start-up
approach for franchise rights related to the Company’s Workshops + Digital business and a relief from royalty methodology for franchise rights related to the Company’s Digital business. The aggregate estimated fair value for franchise rights is then compared to the carrying value of the unit of account for these rights. The Company has determined the appropriate unit of account for purposes of assessing impairment to be the combination of the rights in both the Workshops + Digital business and the Digital business in the country in which the applicable acquisition occurred. The net book values of these franchise rights in the United States, Australia, United Kingdom and New Zealand as of the December 31, 2022 balance sheet date were $374,353, $4,232, $2,666, and $2,432, respectively, which represented 97.6%, 1.1%, 0.7% and 0.6%, respectively, of total franchise rights acquired as of December 31, 2022 of $383,683. The net book values of these franchise rights in the United States, Canada, United Kingdom, Australia and New Zealand as of the January 1, 2022 balance sheet date were $698,383, $60,117, $12,187, $6,529 and $4,840, respectively, which represented 89.3%, 7.7%, 1.6%, 0.8% and 0.6%, respectively, of total franchise rights acquired as of January 1, 2022 of $782,056.
In its hypothetical
start-up
approach analyses for fiscal 2022, the Company assumed that the year of maturity was reached after 7 years. Subsequent to the year of maturity, the Company estimated future cash flows for the Workshops + Digital business in each country based on assumptions regarding revenue growth and operating income margins. In the Company’s relief from royalty approach analyses for fiscal 2022, the cash flows associated with the Digital business in each country were based on the expected Digital revenue for such country and the application of a royalty rate based on current market terms. The cash flows for the Workshops + Digital and the Digital businesses were discounted utilizing rates which were calculated using the weighted-average cost of capital, which included the cost of equity and the cost of debt.
Goodwill
In performing the impairment analysis for goodwill, the fair value for the Company’s reporting units is estimated using a discounted cash flow approach. This approach involves projecting future cash flows attributable to the reporting unit and discounting those estimated cash flows using an appropriate discount rate. The estimated fair value is then compared to the carrying value of the reporting unit. The Company has determined the appropriate reporting unit for purposes of assessing annual impairment to be the country for all reporting units. The net book values of goodwill in the United States, Canada and other countries as of the December 31, 2022 balance sheet date were $104,019, $39,547 and $12,432, respectively, which represented 66.7%, 25.3% and 8.0%, respectively, of total goodwill as of December 31, 2022 of $155,998. The net book values of goodwill in the United States, Canada and other countries as of the January 1, 2022 balance sheet date were $105,121, $42,409 and $9,844, respectively, which represented 66.8%, 26.9% and 6.3%, respectively, of total goodwill as of January 1, 2022 of $157,374.
In performing the impairment analysis for goodwill, for all of the Company’s reporting units, the Company estimated future cash flows by utilizing the historical debt-free cash flows (cash flows provided by operations less capital expenditures) attributable to that country and then applied expected future operating income growth rates for such country. The Company utilized operating income as the basis for measuring its potential growth because it believes it is the best indicator of the performance of its business. The Company then discounted the estimated future cash flows utilizing a discount rate which was calculated using the weighted-average cost of capital, which included the cost of equity and the cost of debt.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Indefinite-Lived Franchise Rights Acquired and Goodwill Impairment Tests
The Company reviews indefinite-lived intangible assets, including franchise rights acquired with indefinite lives, and goodwill for potential impairment on at least an annual basis or more often if events so require. The Company performed its annual fair value impairment testing as of May 8, 2022 and May 9, 2021, each the first day of fiscal May, on its indefinite-lived intangible assets and goodwill. In addition, based on triggering events, the Company performed an interim impairment test as of October 1, 2022 on certain of its indefinite-lived intangible assets for the third quarter of fiscal 2022 and an interim impairment test as of December 31, 2022 on its indefinite-lived intangible assets and goodwill for its Republic of Ireland reporting unit for the fourth quarter of fiscal 2022.
See Note 7 for further information regarding the results of the franchise rights acquired and goodwill annual impairment tests, the franchise rights acquired interim impairment test for the third quarter of fiscal 2022 and the franchise rights acquired and goodwill interim impairment tests for the fourth quarter of fiscal 2022.
Other Intangible Assets
Other finite-lived intangible assets are amortized using the straight-line method over their estimated useful lives of 3 to 20 years. The Company expenses all software costs incurred during the preliminary project stage and capitalizes all internal and external direct costs of materials and services consumed in developing software once the development has reached the application development stage. Application development stage costs generally include software configuration, coding, installation to hardware and testing. These costs are amortized over their estimated useful life of 3 years for website development costs and from 3 to 5 years for all other software costs. All costs incurred for upgrades, maintenance and enhancements, including the cost of website content, which do not result in additional functionality, are expensed as incurred.
Revenue Recognition
Revenues are recognized when control of the promised services or goods is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those services or goods.
The Company earns revenue from subscriptions for its digital products and by conducting workshops, for which it charges a fee, predominantly through commitment plans, as well as prepayment plans or the
“pay-as-you-go”
arrangement. The Company also earns revenue by selling consumer products online through its
e-commerce
platforms, at its studios, and through its trusted partners; collecting royalties related to licensing agreements; collecting royalties from franchisees; and publishing.
Commitment plan revenues and prepaid workshop fees are recorded to revenue on a straight-line basis as control is transferred since these performance obligations are satisfied over time. “Digital Subscription Revenues,” consisting of the fees associated with subscriptions for the Company’s Digital products, including Personal Coaching + Digital and Digital 360 (as applicable), are recognized on a straight-line basis as control is transferred since these performance obligations are satisfied over time.
One-time
Digital
sign-up
fees are considered immaterial in the context of the contract and the related revenue is amortized into revenue over the commitment period. “Workshops + Digital Fees”, consisting of the fees associated with subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops, are recognized on a straight-line basis as control is transferred since these performance obligations are satisfied over time. In the Workshops + Digital business, the Company generally charges non-refundable
registration and starter fees in exchange for access to the Company’s digital subscription products, an introductory information session and materials it provides to new members. Revenue from these registration and starter fees is considered immaterial in the context of the contract and is amortized into revenue over the commitment period. Revenue from consumer product sales online through
e-commerce
platforms and at studios, royalties and commissions, and
“pay-as-you-go”
workshop fees is recognized at the point in time control is transferred, which is when products are shipped to customers and partners and title and risk of loss passes to them, royalties and commissions are earned, and services are rendered, respectively. For revenue transactions that involve multiple performance obligations, the amount of revenue recognized is determined using the relative fair value approach, which is generally based on each performance obligation’s stand-alone selling price. Discounts to customers, including free registration offers, are recorded as a deduction from gross revenue in the period such revenue was recognized.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The Company grants refunds in aggregate amounts that historically have not been material. Because the period of payment of the refund generally approximates the period revenue was originally recognized, refunds are recorded as a reduction of revenue over the same period.
The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company expenses sales commissions when incurred (amortization period would have been one year or less) and these expenses are recorded within selling, general and administrative expenses. The Company treats shipping and handling fees as fulfillment costs and not as a separate performance obligation, and as a result, any fees received from customers are included in the transaction price allocated to the performance obligation of providing goods with a corresponding amount accrued within cost of product sales and other for amounts paid to applicable carriers. Sales tax, value-added tax and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue.
Advertising Costs
Advertising costs consist primarily of broadcast and digital media. All costs related to advertising are expensed in the period incurred, except for media production-related costs, which are expensed the first time the advertising takes place. Total advertising expenses for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 were $238,978, $252,754 and $248,473, respectively.
Income Taxes
Deferred income tax assets and liabilities result primarily from temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse. If it is more-likely-than-not
that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized. The Company considers historic levels of income, estimates of future taxable income and feasible tax planning strategies in assessing the need for a tax valuation allowance.
The Company recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not
to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on its consolidated statements of operations.
In addition, assets and liabilities acquired in purchase business combinations are assigned their fair values and deferred taxes are provided for lower or higher tax bases.
Derivative Instruments and Hedging
The Company is exposed to certain risks related to its ongoing business operations, primarily interest rate risk and foreign currency risk. Interest rate swaps were entered into to hedge a portion of the cash flow exposure associated with the Company’s variable-rate borrowings. The Company does not use any derivative instruments for trading or speculative purposes.
The Company recognizes the fair value of all derivative instruments as either assets or liabilities on the balance sheet. The Company has designated and accounted for interest rate swaps as cash flow hedges of its variable-rate borrowings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the periods during which the hedged transactions affect earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
The fair value of the Company’s interest rate swaps is reported as a component of accumulated other comprehensive loss on its balance sheet. See Note 18 for a further discussion regarding the fair value of the Company’s interest rate swaps. The net effect of the interest payable and receivable under the Company’s effective interest rate swap is included in interest expense on its consolidated statements of operations.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Deferred Financing Costs
Deferred financing costs consist of fees paid by the Company as part of the establishment, exchange and/or modification of the Company’s long-term debt. Amortization expense for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $5,018, $6,136 and $8,845, respectively.

3.	Accounting Standards Adopted in Current Year
In October 2021, the Financial Accounting Standards Board (the “FASB”) issued updated guidance to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to (i) recognition of an acquired contract liability and (ii) payment terms and their effect on subsequent revenue recognized by the acquirer. The amendments in this update require an acquiring entity to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. The effective date of the new guidance for public companies is for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The new guidance should be applied prospectively to business combinations occurring on or after its effective date. On
January 2, 2022
, the Company
early adopted
this updated guidance on a prospective basis, which did
no
t have a material impact on its consolidated financial statements.
In March 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial
Reporting.
In January 2021, the FASB clarified the scope of this guidance with the issuance of ASU
2021-01,
Reference Rate Reform: Scope.
ASU
2020-04
provides optional expedients and exceptions to account for contracts, hedging relationships and other transactions that reference LIBOR or another reference rate if certain criteria are met. In December 2022, this ASU was further updated with the issuance of ASU
2022-06,
Reference Rate Reform: Deferral of the Sunset Date of Topic 848
, which extends the sunset date of the guidance. ASU
2020-04
may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2024. The Company adopted
these ASUs on a prospective basis during the
fourth quarter of fiscal 2022
and does
no
t expect the adoption to have a material impact on its consolidated financial statements.

4.	Leases
A lease is defined as an arrangement that contractually specifies the right to use and control an identified asset for a specific period of time in exchange for consideration. Operating leases are included in operating lease assets, portion of operating lease liabilities due within one year, and long-term operating lease liabilities in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, net, other accrued liabilities, and other long-term liabilities in the Company’s consolidated balance sheets. Lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term, using the Company’s incremental borrowing rate commensurate with the lease term, since the Company’s lessors do not provide an implicit rate, nor is one readily available. The incremental borrowing rate is calculated based on the Company’s credit yield curve and adjusted for collateralization, credit quality and economic environment impact, all where applicable. The lease asset includes scheduled lease payments and excludes lease incentives, such as free rent periods and tenant improvement allowances. The Company has certain leases that may include an option to renew and when it is reasonably probable to exercise such option, the Company will include the renewal option terms in determining the lease asset and lease liability. The Company does not have any renewal options that would have a material impact on the terms of the leases and that are also reasonably expected to be exercised as of December 31, 2022. A lease may contain both fixed and variable payments. Variable lease payments that are linked to an index or rate are measured based on the current index or rate at the implementation of the lease accounting standard, or lease commencement date for new leases, with the impact of future changes in the index or rate being recorded as a period expense. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
The Company has lease agreements with lease and
non-lease
components and has elected not to separate
non-lease
components from lease components and instead to account for each separate lease component and non-lease
component as a single lease component.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The Company has elected the short-term lease exception accounting policy, whereby the recognition requirements of the updated guidance is not applied and lease expense is recorded on a straight-line basis with respect to leases with an initial term of 12 months or less.
The Company’s operating leases are primarily for its studios and corporate offices.
At December 31, 2022 and January 1, 2022, the Company’s lease assets and lease liabilities were as follows:

	December 31, 2022	January 1, 2022
Assets:
Operating lease assets	$75,696	$89,902
Finance lease assets	54	127

Total leased assets	$75,750	$90,029

Liabilities:
Current
Operating	$17,955	$20,297
Finance	31	75
Noncurrent
Operating	68,099	78,157
Finance	7	29

Total lease liabilities	$86,092	$98,558

For the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, the components of the Company’s lease expense were as follows:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Operating lease cost:
Fixed lease cost	$33,227	$37,688	$48,674
Lease termination cost	2,726	8,542	6,109
Variable lease cost	27	21	(30)

Total operating lease cost	$35,980	$46,251	$54,753

Finance lease cost:
Amortization of leased assets	$112	$151	$192
Interest on lease liabilities	6	8	12

Total finance lease cost	$118	$159	$204

Total lease cost	$36,098	$46,410	$54,957

In conjunction with the continued rationalization of its real estate portfolio, the Company entered into subleases, which resulted in lease asset impairment charges of $2,680 in the aggregate that were recognized in general and administrative expenses in the Company’s consolidated statements of operations for the fiscal year ended December 31, 2022. The Company expects to begin recording sublease income as of the sublease commencement dates in the first quarter of fiscal 2023 as an offset to general and administrative expenses.
At December 31, 2022 and January 1, 2022, the Company’s weighted average remaining lease term and weighted average discount rates were as follows:

	December 31, 2022	January 1, 2022
Weighted Average Remaining Lease Term (years)
Operating leases	6.90	7.29
Finance leases	1.00	1.54
Weighted Average Discount Rate
Operating leases	7.03	7.15
Finance leases	3.52	5.31

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The Company’s leases have remaining lease terms of 0 to 10 years with a weighted average lease term of 6.90 years as of December 31, 2022.
At December 31, 2022, the maturity of the Company’s lease liabilities in each of the next five fiscal years and thereafter were as follows:

	Operating Leases	Finance Leases	Total
Fiscal 2023	$23,395	$32	$23,427
Fiscal 2024	18,869	7	18,876
Fiscal 2025	13,116	—	13,116
Fiscal 2026	9,791	—	9,791
Fiscal 2027	9,446	—	9,446
Thereafter	36,114	—	36,114

Total lease payments	$110,731	$39	$110,770
Less imputed interest	24,677	1	24,678

Present value of lease liabilities	$86,054	$38	$86,092

Supplemental cash flow information related to leases for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 were as follows:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$31,580	$39,747	$49,043
Operating cash flows from finance leases	$6	$8	$12
Financing cash flows from finance leases	$112	$151	$192
Leased assets obtained in exchange for new operating lease liabilities	$13,297	$1,057	$5,113
Leased assets obtained in exchange for new finance lease liabilities	$49	$81	$132

5.	Revenue
Revenues are recognized when control of the promised services or goods is transferred to the Company’s customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services or goods. See Note 2 for further information on the Company’s revenue recognition policies.
The following table presents the Company’s revenues disaggregated by revenue source:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Digital Subscription Revenues	$662,668	$788,173	$743,060
Workshops + Digital Fees	256,387	274,866	443,429

Subscription Revenues, net	$919,055	$1,063,039	$1,186,489
Product sales and other, net	121,801	149,424	191,635

Revenues, net	$1,040,856	$1,212,463	$1,378,124

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The following tables present the Company’s revenues disaggregated by revenue source and segment:

	Fiscal Year Ended December 31, 2022
	North America	International	Total
Digital Subscription Revenues	$436,148	$226,520	$662,668
Workshops + Digital Fees	204,115	52,272	256,387

Subscription Revenues, net	$640,263	$278,792	$919,055
Product sales and other, net	88,116	33,685	121,801

Revenues, net	$728,379	$312,477	$1,040,856

	Fiscal Year Ended January 1, 2022
	North America	International	Total
Digital Subscription Revenues	$504,152	$284,021	$788,173
Workshops + Digital Fees	210,076	64,790	274,866

Subscription Revenues, net	$714,228	$348,811	$1,063,039
Product sales and other, net	102,190	47,234	149,424

Revenues, net	$816,418	$396,045	$1,212,463

	Fiscal Year Ended January 2, 2021
	North America	International	Total
Digital Subscription Revenues	$484,471	$258,589	$743,060
Workshops + Digital Fees	329,886	113,543	443,429

Subscription Revenues, net	$814,357	$372,132	$1,186,489
Product sales and other, net	131,950	59,685	191,635

Revenues, net	$946,307	$431,817	$1,378,124

Information about Contract Balances
For Subscription Revenues, the Company can collect payment in advance of providing services. Any amounts collected in advance of services being provided are recorded in deferred revenue. In the case where amounts are not collected, but the service has been provided and the revenue has been recognized, the amounts are recorded in accounts receivable. The opening and ending balances of the Company’s deferred revenues were as follows:

	Deferred Revenue	Deferred Revenue-Long Term
Balance as of January 2, 2021	$50,475	$44
Net decrease during the period	(4,620)	(16)

Balance as of January 1, 2022	$45,855	$28
Net (decrease) increase during the period	(13,699)	332

Balance as of December 31, 2022	$32,156	$360

Revenue recognized from amounts included in current deferred revenue as of January 1, 2022 was $45,678 for the fiscal year ended December 31, 2022. Revenue recognized from amounts included in current deferred revenue as of January 2, 2021 was $50,385 for the fiscal year ended January 1, 2022. The Company’s long-term deferred revenue, which is included in other liabilities on its consolidated balance sheet, represents revenue that will not be recognized during the next fiscal year and is generally related to upfront payments received as an inducement for entering into certain sales-based royalty agreements with third party licensees. This revenue is amortized on a straight-line basis over the term of the applicable agreement.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

6.	Acquisitions
Acquisitions of Franchisees
On February 18, 2022, the Company acquired the entire issued share capital of its Republic of Ireland franchisee, Denross Limited, and its Northern Ireland franchisee, Checkweight Limited, as follows:

(a)
The Company acquired the entire issued share capital of Denross Limited for a purchase price of $4,500. Payment was in the form of cash paid on December 21, 2021 ($650), cash paid on February 18, 2022 ($3,100) and cash in reserves ($750). The total purchase price was allocated to goodwill ($4,645), deferred tax asset ($496) fully offset by a tax valuation allowance ($496), assumed liabilities ($166), customer relationship value ($14), cash ($4) and other receivables ($3). The goodwill will not be deductible for tax purposes; and

(b)
The Company acquired the entire issued share capital of Checkweight Limited for a purchase price of $1,500. Payment was in the form of cash ($1,250) and cash in reserves ($250). The total purchase price was allocated to goodwill ($1,291), franchise rights acquired ($240), assumed liabilities ($56), customer relationship value ($17), deferred tax asset ($5) fully offset by a tax valuation allowance ($5), cash ($4) and other receivables ($4). The goodwill will not be deductible for tax purposes.

On August 16, 2021, the Company acquired substantially all of the assets of its franchisee for certain territories in Maine, Weight Watchers of Maine, Inc., for a purchase price of $2,250. Payment was in the form of cash ($1,999), cash in reserves ($225) and assumed net liabilities ($26). The total purchase price was allocated to goodwill ($2,153), customer relationship value ($56) and franchise rights acquired ($41). The goodwill will be deductible for tax purposes.
On March 22, 2021, the Company acquired substantially all of the assets of its Michigan franchisee, The WW Group, Inc., and its Ontario, Canada franchisee, The WW Group Co., as follows:

(a)
The Company acquired substantially all of the assets of The WW Group, Inc., which operated franchises in certain territories in Michigan, for an aggregate purchase price of $17,500. Payment was in the form of cash paid on March 22, 2021 ($8,255), cash paid on July 30, 2021 ($6,450), cash in reserves ($2,300) and assumed net liabilities ($495). The total purchase price was allocated to franchise rights acquired ($16,885), customer relationship value ($408), inventories ($162), property and equipment, net ($41) and other assets ($4); and

(b)
The Company acquired substantially all of the assets of The WW Group Co., which operated franchises in certain territories in Ontario, Canada, for an aggregate purchase price of $3,114. Payment was in the form of cash ($2,605), cash in reserves ($599) and assumed net assets ($90). The total purchase price was allocated to franchise rights acquired ($3,040), customer relationship value ($42), property and equipment, net ($25), inventories ($6) and other assets ($1).

On October 26, 2020, the Company acquired substantially all of the assets of its franchisees for certain territories in Arizona and California, Weight Watchers of Arizona, Inc. and Weight Watchers of Imperial County, Inc., respectively, for an aggregate purchase price of $10,000. Payment was in the form of cash ($10,037) and assumed net assets ($37). The total purchase price was allocated to franchise rights acquired ($9,546), customer relationship value ($227), property and equipment, net ($131), inventories ($84) and other assets ($12).
These acquisitions have been accounted for under the purchase method of accounting and, accordingly, earnings of the acquired franchises have been included in the consolidated operating results of the Company since the date of acquisition.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

7.	Franchise Rights Acquired, Goodwill and Other Intangible Assets
Franchise rights acquired are due to acquisitions of the Company’s franchised territories as well as the acquisition of franchise promotion agreements and other factors associated with the acquired franchise territories. For the fiscal year ended December 31, 2022, the change in the carrying value of franchise rights acquired was due to the impairments of the United States, Canada, United Kingdom, New Zealand and Australia units of account as discussed below, the effect of exchange rate changes and the Northern Ireland franchisee acquisition as described in Note 6.
Goodwill primarily relates to the acquisition of the Company by The Kraft Heinz Company (successor to H.J. Heinz Company) in 1978, and the Company’s acquisitions of WW.com, LLC (formerly known as WW.com, Inc. and WeightWatchers.com, Inc.) in 2005 and the Company’s franchised territories. See Note 6 for additional information about acquisitions by the Company. For the fiscal year ended December 31, 2022, the change in the carrying amount of goodwill was due to the Republic of Ireland franchisee and Northern Ireland franchisee acquisitions as described in Note 6, the impairments of the Republic of Ireland reporting unit and the Company’s wholly-owned subsidiary Kurbo, Inc. (“Kurbo”) as discussed below and the effect of exchange rate changes as follows:

	North America	International	Total
Balance as of January 2, 2021	$145,071	$10,546	$155,617
Goodwill acquired during the period	2,153	—	2,153
Effect of exchange rate changes	306	(702)	(396)

Balance as of January 1, 2022	$147,530	$9,844	$157,374
Goodwill acquired during the period	—	5,936	5,936
Goodwill impairment	(1,101)	(2,023)	(3,124)
Effect of exchange rate changes	(2,862)	(1,326)	(4,188)

Balance as of December 31, 2022	$143,567	$12,431	$155,998

Indefinite-Lived Franchise Rights Acquired and Goodwill Annual Impairment Test
The Company performed its annual impairment review of indefinite-lived intangible assets, including franchise rights acquired with indefinite lives, and goodwill for fiscal 2022 and fiscal 2021 on May 8, 2022 and May 9, 2021, respectively.
In performing its annual impairment analysis as of May 8, 2022, the Company determined that (i) the carrying amounts of its Canada and New Zealand franchise rights acquired with indefinite-lived units of account exceeded their respective fair values and, as a result, the Company recorded impairment charges for its Canada and New Zealand units of account of $24,485 and $834, respectively, in the second quarter of fiscal 2022; and (ii) the carrying amounts of all of its other franchise rights acquired with indefinite-lived units of account did not exceed their respective fair values and, therefore, no impairment existed with respect thereto. In performing its annual impairment analysis as of May 9, 2021, the Company determined that the carrying amounts of its franchise rights acquired with indefinite-lived units of account did not exceed their respective fair values and, therefore, no impairment existed. In performing its annual impairment analysis as of May 8, 2022 and May 9, 2021, the Company determined that the carrying amounts of its goodwill reporting units did not exceed their respective fair values and, therefore, no impairment existed.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Based on the results of the Company’s May 8, 2022 annual franchise rights acquired impairment test performed for its United States unit of account, which held 92.7% of the Company’s franchise rights acquired as of the July 2, 2022 balance sheet date, the estimated fair value of this unit of account exceeded its carrying value by approximately 15%. Based on the results of the Company’s May 8, 2022 annual franchise rights acquired impairment analysis performed for its Canada and New Zealand units of account, which held 4.6 % and 0.5%, respectively, of the Company’s franchise rights acquired as of the July 2, 2022 balance sheet date, the estimated fair values of these units of account were equal to their respective carrying values. The above difference or lack thereof between the estimated fair value of the applicable unit of account and its carrying value is referred to herein as the “Annual Impairment Headroom”. As previously disclosed, a change in the underlying assumptions for the United States, Canada and New Zealand could change the results of the impairment assessment and, as such, could result in an impairment of the franchise rights acquired related to the United States, Canada and New Zealand, for which the net book values were $698,383, $34,556 and $3,574, respectively, as of July 2, 2022. Based on the results of the Company’s May 8, 2022 annual franchise rights acquired impairment analysis performed for its remaining units of account, which collectively held 2.2% of the Company’s franchise rights acquired as of the July 2, 2022 balance sheet date, the estimated fair values of these units of account exceeded their respective carrying values by over 100%.
In performing this annual impairment analysis for fiscal 2022, in the Company’s hypothetical start-up
approach analysis, for the year of maturity, it assumed Workshops + Digital revenue (comprised of Workshops + Digital Fees and revenues from products sold to members in studios) growth of 23.0% to 106.2% in the year of maturity from fiscal 2021, in each case, earned in the applicable country and assumed cumulative annual revenue growth rates for the years beyond the year of maturity of 2.4%. For the year of maturity and beyond, the Company assumed operating income margin rates of (3.0%) to 8.8%. In the Company’s relief from royalty approach, it assumed Digital revenue growth in each country of (25.6%) to 16.1% for fiscal 2022.
Based on the results of the Company’s May 8, 2022 annual goodwill impairment analysis performed for all of its reporting units, all units, except for the Republic of Ireland, had an estimated fair value at least 35% higher than the respective unit’s carrying amount. Collectively, these reporting units represented 97.3% of the Company’s total goodwill as of the July 2, 2022 balance sheet date. Based on the results of the Company’s May 8, 2022 annual goodwill impairment analysis performed for its Republic of Ireland reporting unit, which held 2.7% of the Company’s goodwill as of the July 2, 2022 balance sheet date, the estimated fair value of this reporting unit exceeded its carrying value by approximately 14%. Accordingly, a change in the underlying assumptions for the Republic of Ireland may change the results of the impairment assessment and, as such, could result in an impairment of the goodwill related to the Republic of Ireland, for which the net book value was $4,265 as of July 2, 2022.
The following are the more significant assumptions utilized in the Company’s annual impairment analyses for fiscal 2022 and fiscal 2021:

	Fiscal 2022	Fiscal 2021
Debt-Free Cumulative Annual Cash Flow Growth Rate	1.2% to 20.6%	0.2% to 2.6%
Discount Rate	9.6%	8.5%
Third Quarter Fiscal 2022 Indefinite-Lived Franchise Rights Acquired Interim Impairment Test
During the quarter ended October 1, 2022, the Company identified various qualitative and quantitative factors which collectively, when combined with the Annual Impairment Headroom discussed above for the United States, Canada and New Zealand units of account, indicated a triggering event had occurred within these units of account. These factors included actual business performance as compared to the assumptions used in its annual impairment test, the continued decline in the Company’s market capitalization and market factors, including the increase in interest rates. As a result of this triggering event, the Company performed an interim impairment test of these units of account.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

In performing this interim impairment test as of October 1, 2022, the Company determined that the carrying amounts of its United States, Canada and New Zealand franchise rights acquired with indefinite-lived units of account exceeded their respective fair values. Accordingly, the Company recorded impairment charges for its United States, Canada and New Zealand units of account of $298,291, $13,312 and $1,138, respectively, in the third quarter of fiscal 2022. The preponderance of these impairments was driven by the increased weighted-average cost of capital used in this interim impairment test as compared to the weighted-average cost of capital used in the May 8, 2022 annual impairment test of its indefinite-lived franchise rights acquired, reflecting market factors including higher interest rates and the trading values of the Company’s equity and debt.
In performing this interim impairment analysis, in the Company’s hypothetical start-up
approach analysis, for the year of maturity, it assumed Workshops + Digital revenue (comprised of Workshops + Digital Fees and revenues from products sold to members in studios) growth of 20.2% to 57.6% in the year of maturity from fiscal 2021, in each case, earned in the applicable country and assumed cumulative annual revenue growth rates for the years beyond the year of maturity of 2.5%. For the year of maturity and beyond, the Company assumed operating income margin rates of 2.3% to 8.8%. In the Company’s relief from royalty approach, it assumed Digital revenue growth in each country of (21.5%) to 1.6% for fiscal 2022.
Based on the results of the Company’s October 1, 2022 interim franchise rights acquired impairment test performed for its United States, Canada and New Zealand units of account, which held 91.5%, 4.4% and 0.5%, respectively, of the Company’s franchise rights acquired as of the October 1, 2022 balance sheet date, the estimated fair values of these units of account were equal to their respective carrying values. Accordingly, a change in the underlying assumptions for the United States, Canada and New Zealand may change the results of the impairment assessment and, as such, could result in an impairment of the franchise rights acquired related to the United States, Canada and New Zealand, for which the net book values were $400,092, $19,342 and $2,141, respectively, as of October 1, 2022.
The most significant assumptions used in the interim impairment test discussed above were the discount rate applied and the Digital revenue growth rates. The Company applied a discount rate of 13.4% based on our actual weighted-average cost of capital, which included the cost of equity and the cost of debt. The Company projected Digital revenues based upon its current and past performance. Changes in these assumptions would have a significant impact on the valuation model.
Fourth Quarter Fiscal 2022 Indefinite-Lived Franchise Rights Acquired Interim Impairment Test
During the quarter ended December 31, 2022, the Company identified various qualitative and quantitative factors which collectively indicated a triggering event had occurred. These factors included (i) actual business performance as compared to the assumptions used in its third quarter fiscal 2022 interim impairment test for the United States, Canada and New Zealand units of account and as compared to the assumptions used in its annual impairment test in the second quarter of fiscal 2022 for the United Kingdom and Australia units of account; and (ii) the further decline in the Company’s market capitalization and market factors, including the increase in interest rates. As a result of this triggering event, the Company performed an interim impairment test for all of its franchise rights acquired units of account in the fourth quarter of fiscal 2022.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

In performing the interim franchise rights acquired impairment test as of December 31, 2022, the Company determined that the carrying amounts of its United States, Canada, United Kingdom and Australia franchise rights acquired with indefinite-lived units of account exceeded their respective fair values. Accordingly, the Company recorded impairment charges for its United States, Canada, United Kingdom and Australia units of account of $25,739, $19,657 (which comprised the remaining balance of franchise rights acquired for this unit of account), $8,275 and $1,872, respectively, in the fourth quarter of fiscal 2022. These impairments were driven by the increased weighted-average cost of capital used in this interim impairment test as compared to the weighted-average cost of capital used in the third quarter fiscal 2022 interim impairment test for the United States and Canada units of account and as compared the weighted-average cost of capital used in the May 8, 2022 annual impairment test for the United Kingdom and Australia units of account, reflecting market factors including higher interest rates and the trading values of the Company’s equity and debt. Additionally, these impairments were driven by the decline in the assumptions used in the hypothetical start-up
approach and relief from royalty approach analyses as compared to the assumptions used in the third quarter fiscal 2022 interim impairment test for the United States and Canada units of account and as compared the assumptions used in the May 8, 2022 annual impairment test for the United Kingdom and Australia units of account. The carrying amount of its New Zealand franchise rights acquired with indefinite-lived unit of account did not exceed its respective fair value and, therefore, no impairment existed with respect thereto.
In performing this interim impairment analysis, in the Company’s hypothetical start-up
approach analysis, for the year of maturity, it assumed Workshops + Digital revenue (comprised of Workshops + Digital Fees and revenues from products sold to members in studios) growth of (4.3%) to 43.8% in the year of maturity from fiscal 2022, in each case, earned in the applicable country and assumed cumulative annual revenue growth rates for the years beyond the year of maturity of 2.5%. For the year of maturity and beyond, the Company assumed operating income margin rates of (19.1%) to 12.2%. In the Company’s relief from royalty approach, it assumed Digital revenue growth in each country of (25.4%) to 24.4% for fiscal 2023.
Based on the results of the Company’s December 31, 2022 interim franchise rights acquired impairment test performed for its United States, Australia, United Kingdom and New Zealand units of account, which held 97.6%, 1.1%, 0.7%, and 0.6%, respectively, of the Company’s franchise rights acquired as of the December 31, 2022 balance sheet date, the estimated fair values of these units of account were equal to their respective carrying values. Accordingly, a change in the underlying assumptions for the United States, Australia, United Kingdom and New Zealand may change the results of the impairment assessment and, as such, could result in an impairment of the franchise rights acquired related to the United States, Australia, United Kingdom and New Zealand, for which the net book values were $374,353, $4,232, $2,666 and $2,432, respectively, as of December 31, 2022.
The most significant assumptions used in the interim impairment test discussed above were the discount rate applied and the Digital revenue growth rates. The Company applied a discount rate of 13.7% based on our actual weighted-average cost of capital, which included the cost of equity and the cost of debt. The Company projected Digital revenues based upon its current and past performance. Changes in these assumptions would have a significant impact on the valuation model. Holding all other assumptions constant, a hypothetical 50 basis point increase in the Company’s discount rate assumption would decrease the fair values of the United States, United Kingdom, Australia and New Zealand units of account by approximately 6.6%, 8.9%, 5.6% and 5.3%, respectively, which would result in additional impairment charges. Holding all other assumptions constant, a hypothetical 1% reduction in projected Digital revenues for each year in the analysis would decrease the fair values of the United States, United Kingdom, Australia and New Zealand units of account by approximately 1.0%, 6.8%, 2.9% and 1.0%, respectively, which would also result in additional impairment charges.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Republic of Ireland Goodwill Impairment
With respect to its Republic of Ireland reporting unit, during the fourth quarter of fiscal 2022, the Company made a strategic decision to delay the launch of the Digital business in that country. As a result of this decision, a triggering event occurred which required the Company to perform an interim goodwill impairment analysis. In performing its discounted cash flow analysis, the Company determined that the carrying amount of this reporting unit exceeded its fair value and, as a result, recorded an impairment charge of $2,023. The preponderance of this impairment was driven by a decrease in projected revenues and an increased weighted-average cost of capital used in this interim impairment test as compared to the weighted-average cost of capital used in the May 8, 2022 annual impairment test of its goodwill, reflecting market factors including higher interest rates and the trading values of the Company’s equity and debt.
Kurbo Goodwill Impairment
On August 10, 2018, the Company acquired substantially all of the assets of Kurbo Health, Inc., a family-based healthy lifestyle coaching program, for a net purchase price of $3,063, of which $1,101 was allocated to goodwill. The goodwill was deductible annually for tax purposes. The Company determined in the second quarter of fiscal 2022 to exit the Kurbo business in the third quarter of fiscal 2022 as part of its strategic plan. As a result of this determination, the Company recorded an impairment charge of $1,101 in the second quarter of fiscal 2022, which comprised the entire goodwill balance for Kurbo.
Brazil Goodwill Impairment
With respect to its Brazil reporting unit, during the first quarter of fiscal 2020, the Company made a strategic decision to shift to an exclusively Digital business in that country. The Company determined that this decision, together with the negative impact of
COVID-19,
the ongoing challenging economic environment in Brazil and its reduced expectations regarding the reporting unit’s future operating cash flows, required the Company to perform an interim goodwill impairment analysis. In performing this discounted cash flow analysis, the Company determined that the carrying amount of this reporting unit exceeded its fair value and, as a result, recorded an impairment charge of $3,665, which comprised the remaining balance of goodwill for this reporting unit.
As it related to its goodwill impairment analysis for Brazil, the Company estimated future debt-free cash flows in contemplation of its growth strategies for that market. In developing these projections, the Company considered the growth strategies under the current market conditions in Brazil. The Company then discounted the estimated future cash flows utilizing a discount rate which was calculated using the weighted-average cost of capital, which included the cost of equity and the cost of debt.
Finite-lived Intangible Assets
The carrying values of finite-lived intangible assets as of December 31, 2022 and January 1, 2022 were as follows:

	December 31, 2022		January 1, 2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Capitalized software costs	$107,229	$94,375	$115,065	$94,771
Website development costs	133,818	91,482	110,678	78,629
Trademarks	12,162	11,882	12,116	11,677
Other	13,961	6,125	14,021	5,677

Trademarks and other intangible assets	$267,170	$203,864	$251,880	$190,754

Franchise rights acquired	8,164	5,101	7,905	4,766
Total finite-lived intangible assets	$275,334	$208,965	$259,785	$195,520
Aggregate amortization expense for finite-lived intangible assets was recorded in the amounts of $33,676, $32,220 and $29,828 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Estimated amortization expense of existing finite-lived intangible assets for the next five fiscal years and thereafter was as follows:

Fiscal 2023	$29,816
Fiscal 2024	$19,599
Fiscal 2025	$8,189
Fiscal 2026	$871
Fiscal 2027	$723
Thereafter	$7,171

8.	Property and Equipment
The carrying values of property and equipment as of December 31, 2022 and January 1, 2022 were as follows:

	December 31, 2022	January 1, 2022
Equipment	$55,303	$71,436
Leasehold improvements	66,860	72,235

	$122,163	$143,671
Less: Accumulated depreciation and amortization	(93,934)	(106,452)

	$28,229	$37,219

Depreciation and amortization expense of property and equipment for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $10,125, $16,330 and $20,849, respectively.

9.	Long-Term Debt
The components of the Company’s long-term debt were as follows:

	December 31, 2022				January 1, 2022
	Principal Balance	Unamortized Deferred Financing Costs	Unamortized Debt Discount	Effective Rate (1)	Principal Balance	Unamortized Deferred Financing Costs	Unamortized Debt Discount	Effective Rate (1)
Revolving Credit Facility due April 13, 2026	$—	$—	$—	0.00%	$—	$—	$—	2.61%
Term Loan Facility due April 13, 2028	945,000	5,821	12,064	5.85%	945,000	6,930	14,362	4.48%
Senior Secured Notes due April 15, 2029	500,000	4,831	—	4.70%	500,000	5,604	—	4.70%

Total	$1,445,000	$10,652	$12,064	5.45%	$1,445,000	$12,534	$14,362	5.15%
Less: Current portion	—				—
Unamortized deferred financing costs	10,652				12,534
Unamortized debt discount	12,064				14,362

Total long-term debt	$1,422,284				$1,418,104

(1)	Includes amortization of deferred financing costs and debt discount.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

On April 13, 2021, the Company (1) repaid in full approximately $1,189,750 in aggregate principal amount of senior secured tranche B term loans due in 2024 under its then-existing credit facilities and (2) redeemed all of the $300,000 in aggregate principal amount of its then-outstanding 8.625% Senior Notes due in 2025 (the “Discharged Senior Notes”). On April 13, 2021, the Company’s then-existing credit facilities included a senior secured revolving credit facility (which included borrowing capacity available for letters of credit) due in 2022 with $175,000 in an aggregate principal amount of commitments. There were no outstanding borrowings under such revolving credit facility on that date. The Company funded such repayment of loans and redemption of notes with cash on hand as well as with proceeds received from approximately $1,000,000 in an aggregate principal amount of borrowings under its new credit facilities (as amended from time to time, the “Credit Facilities”) and proceeds received from the issuance of $500,000 in aggregate principal amount of 4.500% Senior Secured Notes due 2029 (the “Senior Secured Notes”), each as described below. These transactions are collectively referred to herein as the “April 2021 debt refinancing”. During the second quarter of fiscal 2021, the Company incurred fees of $37,910 (which included $12,939 of a prepayment penalty on the Discharged Senior Notes and $5,000 of a debt discount on its Term Loan Facility (as defined below)) in connection with the April 2021 debt refinancing. In addition, the Company recorded a loss on early extinguishment of debt of $29,169 in connection thereto. This early extinguishment of debt charge was comprised of $12,939 of a prepayment penalty on the Discharged Senior Notes, $9,017 of financing fees paid in connection with the April 2021 debt refinancing and the write-off
of $7,213 of
pre-existing
deferred financing fees and debt discount.
Credit Facilities
The Credit Facilities were issued under a credit agreement, dated April 13, 2021 (as amended from time to time, the “Credit Agreement”), among the Company, as borrower, the lenders party thereto, and Bank of America, N.A. (“Bank of America”), as administrative agent and an issuing bank. The Credit Facilities consist of (1) $1,000,000 in aggregate principal amount of senior secured tranche B term loans due in 2028 (the “Term Loan Facility”) and (2) $175,000 in an aggregate principal amount of commitments under a senior secured revolving credit facility (which includes borrowing capacity available for letters of credit) due in 2026 (the “Revolving Credit Facility”).
In December 2021, the Company made voluntary prepayments at par in an aggregate amount of $52,500 in respect of its outstanding term loans under the Term Loan Facility. As a result of these prepayments, the Company wrote off a debt discount and deferred financing fees of $1,183 in the aggregate in the fourth quarter of fiscal 2021.
As of December 31, 2022, the Company had $945,000 in an aggregate principal amount of loans outstanding under the Credit Facilities, with $173,921 of availability and $1,079 in issued but undrawn letters of credit outstanding under the Revolving Credit Facility subject to its terms and conditions as discussed below. There were no outstanding borrowings under the Revolving Credit Facility as of December 31, 2022.
All obligations under the Credit Agreement are guaranteed by, subject to certain exceptions, each of the Company’s current and future wholly-owned material domestic restricted subsidiaries. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and each guarantor, subject to customary exceptions, including:

•
a pledge of 100% of the equity interests directly held by the Company and each guarantor in any wholly-owned material subsidiary of the Company or any guarantor (which pledge, in the case of any
non-U.S.
subsidiary of a U.S. subsidiary, will not include more than 65% of the voting stock of such first-tier
non-U.S.
subsidiary), subject to certain exceptions; and

•	a security interest in substantially all other tangible and intangible assets of the Company and each guarantor, subject to certain exceptions.
The Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% if the Company attains certain first lien secured net leverage ratios) of the Company’s annual excess cash flow;

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

•
100% of the net cash proceeds of certain
non-ordinary
course asset sales by the Company and its restricted subsidiaries (including casualty and condemnation events, subject to de minimis thresholds), and subject to the right to reinvest 100% of such proceeds, subject to certain qualifications; and

•	100% of the net proceeds of any issuance or incurrence of debt by the Company or any of its restricted subsidiaries, other than certain debt permitted under the Credit Agreement.
The foregoing mandatory prepayments will be used to reduce the installments of principal on the Term Loan Facility. The Company may voluntarily repay outstanding loans under the Credit Facilities at any time without penalty, except for customary “breakage” costs with respect to LIBOR loans under the Credit Facilities.
Borrowings under the Term Loan Facility bear interest at a rate per annum equal to, at the Company’s option, either (1) an applicable margin plus a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.50% or (2) an applicable margin plus a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided that LIBOR is not lower than a floor of 0.50%. Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to an applicable margin based upon a leverage-based pricing grid, plus, at the Company’s option, either (1) a base rate determined by reference to the highest of (a) 0.50% per annum plus the Federal Funds Effective Rate as determined by the Federal Reserve Bank of New York, (b) the prime rate of Bank of America and (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%; provided that such rate is not lower than a floor of 1.00% or (2) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, provided such rate is not lower than a floor of zero. As of December 31, 2022, the applicable margins for the LIBOR rate borrowings under the Term Loan Facility and the Revolving Credit Facility were 3.50% and 2.75%, respectively. In the event that LIBOR is phased out as is currently expected, the Credit Agreement provides that the Company and the administrative agent may amend the Credit Agreement to replace the LIBOR definition therein with a successor rate subject to notifying the lending syndicate of such change and not receiving within five business days of such notification objections to such replacement rate from lenders holding at least a majority of the aggregate principal amount of loans and commitments then outstanding under the Credit Agreement; provided that such lending syndicate may not object to a SOFR-based successor rate contained in any such amendment. If the Company fails to do so, its borrowings will be based off of the alternative base rate plus a margin. The Company expects to transition from LIBOR in advance of its cessation on or about June 30, 2023.
On a quarterly basis, the Company pays a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized commitments thereunder, which commitment fee fluctuates depending upon the Company’s Consolidated First Lien Leverage Ratio (as defined in the Credit Agreement).
The Credit Agreement contains other customary terms, including (1) representations, warranties and affirmative covenants, (2) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt, amendments of material agreements governing subordinated indebtedness, changes to lines of business and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (3) customary events of default.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The availability of certain baskets and the ability to enter into certain transactions are also subject to compliance with certain financial ratios. In addition, if the aggregate principal amount of extensions of credit outstanding under the Revolving Credit Facility as of any fiscal quarter end exceeds 35% of the amount of the aggregate commitments under the Revolving Credit Facility in effect on such date, the Company must be in compliance with a Consolidated First Lien Leverage Ratio of 5.75:1.00 for the period ending after the first fiscal quarter of 2022 through and including the first fiscal quarter of 2023, with a step down to 5.50:1.00 for the period ending after the first fiscal quarter of 2023 through and including the first fiscal quarter of 2024, with an additional step down to 5.25:1.00 for the period ending after the first fiscal quarter of 2024 through and including the first fiscal quarter of 2025 and again to 5.00:1.00, for the period following the first fiscal quarter of 2025. As of December 31, 2022, the Company’s actual Consolidated First Lien Leverage Ratio was 5.77:1.00 and there were no borrowings under its Revolving Credit Facility and total letters of credit issued were $1,079. The Company was not in compliance with the Consolidated First Lien Leverage Ratio as of December 31, 2022, and as a result, the Company is limited to borrowing no more than 35%, or $61,250, of the amount of the aggregate commitments under the Revolving Credit Facility as of each fiscal quarter end until the Company is in compliance again with such ratio.
Senior Secured Notes
The Senior Secured Notes were issued pursuant to an Indenture, dated as of April 13, 2021 (as amended, supplemented or modified from time to time, the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee and notes collateral agent. The Indenture contains customary terms, events of default and covenants for an issuer of non-investment
grade debt securities. These covenants include limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, distributions, prepayments of subordinated debt and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions.
The Senior Secured Notes accrue interest at a rate per annum equal to 4.500% and will mature on April 15, 2029. Interest on the Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2021. On or after April 15, 2024, the Company may on any one or more occasions redeem some or all of the Senior Secured Notes at a purchase price equal to 102.250% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date, such optional redemption price decreasing to 101.125% on or after April 15, 2025 and to 100.000% on or after April 15, 2026. Prior to April 15, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Senior Secured Notes with an amount not to exceed the net proceeds of certain equity offerings at 104.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to April 15, 2024, the Company may redeem some or all of the Senior Secured Notes at a make-whole price plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, during any twelve-month period ending prior to April 15, 2024, the Company may redeem up to 10% of the aggregate principal amount of the Senior Secured Notes at a purchase price equal to 103.000% of the principal amount of the Senior Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If a change of control occurs, the Company must offer to purchase for cash the Senior Secured Notes at a purchase price equal to 101% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date. Following the sale of certain assets and subject to certain conditions, the Company must offer to purchase for cash the Senior Secured Notes at a purchase price equal to 100% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest, if any, to, but not including, the purchase date.
The Senior Secured Notes are guaranteed on a senior secured basis by the Company’s subsidiaries that guarantee the Credit Facilities. The Senior Secured Notes and the note guarantees are secured by a first-priority lien on all the collateral that secures the Credit Facilities, subject to a shared lien of equal priority with the Company’s and each guarantor’s obligations under the Credit Facilities and subject to certain thresholds, exceptions and permitted liens.
Outstanding Debt
At December 31, 2022, the Company had $1,445,000 outstanding under the Credit Facilities and the Senior Secured Notes, consisting of borrowings under the Term Loan Facility of $945,000, $0 drawn down on the Revolving Credit Facility and $500,000 in aggregate principal amount of Senior Secured Notes issued and outstanding.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

At December 31, 2022 and January 1, 2022, the Company’s debt consisted of both fixed and variable-rate instruments. Interest rate swaps were entered into to hedge a portion of the cash flow exposure associated with the Company’s variable-rate borrowings. See Note 19 for information on the Company’s interest rate swaps. The weighted average interest rate (which includes amortization of deferred financing costs and debt discount) on the Company’s outstanding debt, exclusive of the impact of the swaps then in effect, was approximately 5.45% and 5.11% per annum at December 31, 2022 and January 1, 2022, respectively, based on interest rates on these dates. The weighted average interest rate (which includes amortization of deferred financing costs and debt discount) on the Company’s outstanding debt, including the impact of the swaps then in effect, was approximately 5.50% and 5.62% per annum at December 31, 2022 and January 1, 2022, respectively, based on interest rates on these dates.
Maturities
At December 31, 2022, the aggregate amounts of the Company’s existing long-term debt maturing in each of the next five fiscal years and thereafter were as follows:

Fiscal 2023	$—
Fiscal 2024	—
Fiscal 2025	—
Fiscal 2026	—
Fiscal 2027	10,000
Thereafter	1,435,000

$1,445,000

10.	Treasury Stock
On October 9, 2003, the Company’s Board of Directors authorized, and the Company announced, a program to repurchase up to $250,000 of the Company’s outstanding common stock. On each of June 13, 2005, May 25, 2006 and October 21, 2010, the Company’s Board of Directors authorized, and the Company announced, the addition of $250,000 to the program. The repurchase program allows for shares to be purchased from time to time in the open market or through privately negotiated transactions. No shares will be purchased from Artal Holdings Sp. z o.o., Succursale de Luxembourg and its parents and subsidiaries under this program. The repurchase program currently has no expiration date.
During the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, the Company repurchased no shares of its common stock under this program. As of the end of fiscal 2022, $208,933 remained available to purchase shares of the Company’s common stock under the repurchase program.

11.	Per Share Data
Basic (net loss) earnings per share is calculated utilizing the weighted average number of common shares outstanding during the periods presented. Diluted (net loss) earnings per share is calculated utilizing the weighted average number of common shares outstanding during the periods presented adjusted for the effect of dilutive common stock equivalents.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The following table sets forth the computation of basic and diluted (net loss) earnings per share data for the fiscal years ended:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Numerator:
Net (loss) income attributable to WW International, Inc.	$(251,403)	$66,892	$75,079

Denominator:
Weighted average shares of common stock outstanding	70,321	69,640	67,849
Effect of dilutive common stock equivalents	—	1,104	2,171

Weighted average diluted common shares outstanding	70,321	70,744	70,020

(Net loss) earnings per share attributable to WW International, Inc.

Basic	$(3.58)	$0.96	$1.11

Diluted	$(3.58)	$0.95	$1.07

The number of anti-dilutive common stock equivalents excluded from the calculation of the weighted average number of common shares for diluted (net loss) earnings per share attributable to WW International, Inc.
was 8,540, 5,270 and 4,052 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively.

12.	Stock Plans
Incentive Compensation Plans, Inducement Option and Winfrey Amendment Option
On May 6, 2008, the Company’s shareholders approved the 2008 Stock Incentive Plan (the “2008 Plan”). On May 6, 2014, the Company’s shareholders approved the 2014 Stock Incentive Plan (as amended and restated, the “2014 Plan”, and together with the 2008 Plan, the “Stock Plans”), which replaced the 2008 Plan for all equity-based awards granted on or after May 6, 2014. The 2014 Plan is designed to promote the long-term financial interests and growth of the Company by attracting, motivating and retaining employees with the ability to contribute to the success of the business and to align compensation for the Company’s employees over a multi-year period directly with the interests of the shareholders of the Company. The Company’s long-term equity incentive compensation program has historically included time-vesting non-qualified
stock option and/or restricted stock unit (“RSUs”) (including performance-based stock unit with both time- and performance-vesting criteria (“PSUs”)) awards. From time to time, the Company has granted fully-vested shares of its common stock to individuals in connection with special circumstances. The Company’s Board of Directors or a committee thereof administers the 2014 Plan.
Under the 2014 Plan, grants may take the following forms at the Company’s Board of Directors’ Compensation and Benefits Committee’s (the “Compensation Committee”) discretion:
non-qualified
stock options, incentive stock options, stock appreciation rights, RSUs, restricted stock and other stock-based awards. As of December 31, 2022, the maximum number of shares of common stock available for grant under the 2014 Plan was 12,500, subject to increase and adjustment as set forth in the 2014 Plan.
Under the 2014 Plan, the Company also grants fully-vested shares of its common stock to certain members of its Board of Directors. While these shares are fully vested, the directors are restricted from selling these shares while they are still serving on the Company’s Board of Directors subject to limited exceptions. During the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, the Company granted to members of the Company’s Board of Directors an aggregate of 77, 29 and 31 fully-vested shares, respectively, and recognized compensation expense of $624, $757 and $688, respectively. Commencing during the fiscal year ended December 31, 2022, the above-referenced members of the Company’s Board of Directors could elect to defer receipt of such grants of fully vested shares of the Company’s common stock with respect to their service on the Company’s Board of Directors during fiscal 2022. Certain members of the Company’s Board of Directors made such an election such that the Company granted to those members of its Board of Directors an aggregate of 27 deferred stock units. These deferred stock units will be settled on the date of separation from service from the Company’s Board of Directors of the applicable member of the Company’s Board of Directors or earlier based on his or her election or upon a change in control of the Company.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

In fiscal 2022, as part of an initial equity award, the Company granted a stock option to purchase 1,000 shares of its common stock (the “Inducement Option”) to its new Chief Executive Officer upon commencement of her employment. The Inducement Option vests proportionately over four years on each anniversary of the grant date and expires on the seven-year anniversary of the grant date. While the Inducement Option was granted in reliance on an employment inducement exemption and not awarded pursuant to the 2014 Plan, it is subject to the same terms and conditions of the 2014 Plan.
Under the Winfrey Amendment Option (as defined below), in fiscal 2020 the Company granted Ms. Winfrey a fully vested option to purchase 3,276 shares of the Company’s common stock as more fully described in Note 22.
The Company issues common stock for share-based compensation awards from treasury stock. The total compensation cost that has been charged against income for share-based compensation awards and the Winfrey Amendment Option, as applicable, was $12,333, $21,348 and $55,013 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. Such amounts have been included as a component of selling, general and administrative expenses. The total income tax benefit recognized in the Company’s consolidated statements of operations for all share-based compensation awards was $2,603, $5,175 and $10,915 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. The tax benefits realized from options exercised and RSUs and PSUs vested totaled $1,017, $7,999 and $8,426 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. No compensation costs were capitalized. As of December 31, 2022, there was $24,958 of total unrecognized compensation cost related to stock options and RSUs granted under the Stock Plans and the Inducement Option. That cost is expected to be recognized over a weighted-average period of approximately 1.6 years.
Stock Option Awards with Time-Vesting Criteria
Stock options with time-vesting criteria (“Time-Vesting Options”) are exercisable based on the terms and conditions outlined in the applicable award agreement. Time-Vesting Options outstanding at December 31, 2022, January 1, 2022 and January 2, 2021 vest over a period of two to four years and the expiration term is seven to ten years. Time-Vesting Options outstanding at December 31, 2022, January 1, 2022 and January 2, 2021 have an exercise price between $3.97 and $60.00 per share.
The fair value of each of these option awards is estimated on the date of grant using the Black-Scholes option pricing model with the weighted average assumptions noted in the following table. Expected volatility is
based on the historical volatility of the Company’s common stock. The expected term takes into consideration option exercise history. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of grant which most closely corresponds to the expected term of the Time-Vesting Options. The dividend yield is based on the Company’s historic average dividend yield.

	December 31, 2022	January 1, 2022	January 2, 2021
Dividend yield	0.0%	0.0%	0.0%
Volatility	57.0% - 57.1%	56.7%	56.5% - 56.7%
Risk-free interest rate	2.36% - 2.86%	1.13%	0.45% - 0.52%
Expected term (years)	6.0 - 7.0	6.5	5.9 - 6.5

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Option Activity
A summary of all option activity under the Stock Plans and with respect to the Inducement Option and the Initial Option Agreement (as defined below) for the fiscal year ended December 31, 2022 is presented below.

	Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding at January 1, 2022	5,706		$36.13
Granted	2,227		$22.75
Exercised	—		$—
Cancelled	(529)		$20.36

Outstanding at December 31, 2022	7,404		$33.23	4.0	$—

Exercisable at December 31, 2022	5,144		$37.31	2.5	$—
		,
The weighted-average grant-date fair value of all options granted (including the Winfrey Amendment Option and the Inducement Option) was $3.96, $15.64 and $9.98 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. The total intrinsic value of all options exercised (including options granted under the Initial Option Agreement) was $0, $18,497 and $24,841 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively.
Cash received from Time-Vesting Options exercised during the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $0, $4,469 and $8,176, respectively.
Restricted Stock Unit Awards with Time-Vesting Criteria
RSUs are exercisable based on the terms outlined in the applicable award agreement. The RSUs generally vest over a period of two to four years. The fair value of RSUs is determined using the closing market price of the Company’s common stock on the date of grant. A summary of RSU activity under the Stock Plans for the fiscal year ended December 31, 2022 is presented below.

	Shares	Weighted-Average Grant-Date Fair Value
Outstanding at January 1, 2022	1,595	$21.99
Granted	2,221	$6.69
Vested	(655)	$22.25
Forfeited	(750)	$17.90

Outstanding at December 31, 2022	2,411	$9.09

The weighted-average grant-date fair value of RSUs granted was $6.69, $24.29 and $19.40 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. The total fair value of RSUs vested during the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $14,576, $18,097 and $15,015, respectively.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Performance-Based Stock Unit Awards with Time- and Performance-Vesting Criteria
In fiscal 2019, the Company granted 280.1 PSUs having both time- and performance-vesting criteria. The time-vesting criteria for these PSUs was satisfied upon continued employment (with limited exceptions) on the third anniversary of the grant date. The performance-vesting criteria for these PSUs was not satisfied and 0 PSUs became vested in fiscal 2022 upon the satisfaction of the time-vesting criteria. The Company accrued compensation expense in an amount equal to the outcome upon vesting.
In fiscal 2018, the Company granted 81.3 PSUs having both time- and performance-vesting criteria. The time-vesting criteria for these PSUs was satisfied upon continued employment (with limited exceptions) on May 15, 2021. The performance-vesting criteria for these PSUs was not satisfied and 0 PSUs became vested in fiscal 2021 upon the satisfaction of the time-vesting criteria. The Company accrued compensation expense in an amount equal to the outcome upon vesting.
In fiscal 2017, the Company granted 98.5 PSUs in May 2017 and 47.9 PSUs in July 2017, all having both time- and performance-vesting criteria (the “2017 PSUs”). The time-vesting criteria for these PSUs was satisfied upon continued employment (with limited exceptions) on May 15, 2020. The performance-vesting criteria for two-thirds
of these PSUs was satisfied when the Company achieved, in the case of the May 2017 awards, certain annual operating income objectives and, in the case of the July 2017 award, certain net income or operating income objectives, as applicable for each of the fiscal 2017 and fiscal 2018 performance years. The performance-vesting criteria for the fiscal 2019 performance year was not satisfied. When the performance measure was met, if at all, for a particular 2017 Award Performance Year (i.e., each fiscal year over a three-year period, fiscal 2017 through fiscal 2019), that portion of units was “banked” for potential issuance following the satisfaction of the time-vesting criteria. Such portion of units “banked” was equal to (x) the target number of PSUs granted for the applicable 2017 Award Performance Year multiplied by (y) the applicable achievement percentage (166.67% in the case of fiscal 2017 and fiscal 2018), rounded down to avoid the issuance of fractional shares. Pursuant to these awards, the number of PSUs that became vested in fiscal 2020 upon the satisfaction of the time-vesting criteria was 122.6. The Company accrued compensation expense in an amount equal to the outcome upon vesting.
The fair value of PSUs is determined using the closing market price of the Company’s common stock on the date of grant. A summary of PSU activity under the 2014 Plan for the fiscal year ended December 31, 2022 is presented below.

	Shares	Weighted-Average Grant-Date Fair Value
Outstanding at January 1, 2022	201	$18.94
Granted	—	$—
Vested	—	$—
Forfeited	(201)	$18.94

Outstanding at December 31, 2022	—	$—

The weighted-average grant-date fair value of PSUs granted and/or incremental shares vested was $0.00, $0.00 and $28.09 during the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively. The total fair value of PSUs vested during the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $0, $0 and $3,443, respectively.

13.	Taxes
Income Taxes
The components of the Company’s consolidated income before income taxes consist of the following:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Domestic	$(375,689)	$(27,763)	$(10,467)
Foreign	9,907	104,428	102,970

	$(365,782)	$76,665	$92,503

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The following tables summarize the Company’s consolidated (benefit) provision for U.S. federal, state and foreign taxes on income:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Current:
U.S. federal	$13,147	$38	$(14,052)
State	3,446	1,055	4,421
Foreign	20,022	24,245	28,533

	$36,615	$25,338	$18,902

Deferred:
U.S. federal	$(114,727)	$(8,510)	$94
State	(24,262)	(9,589)	(2,835)
Foreign	(12,005)	2,534	1,301

	$(150,994)	$(15,565)	$(1,440)

Total tax (benefit) provision	$(114,379)	$9,773	$17,462

The effective tax rates for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 were 31.3%, 12.7% and 18.9%, respectively. The difference between the U.S. federal statutory tax rate and the Company’s consolidated effective tax rate is as follows:
The Company’s effective tax rate for the fiscal year ended December 31, 2022 was impacted by the following items: (i) a $48,265 tax benefit from a legal entity restructuring in connection with the Organizational Realignment (as defined below) which resulted in a reversal of certain deferred tax liabilities, (ii) a $4,450 tax benefit related to foreign-derived intangible income (“FDII”), and (iii) a $2,150 tax benefit for out-of-period
income tax adjustments. These benefits were partially offset by (i) a $27,108 tax expense from a valuation allowance established to offset certain deferred tax assets due to the uncertainty of realizing future tax benefits from its interest expense carryforwards, (ii) a $2,245 tax expense related to income earned in foreign jurisdictions at rates higher than the U.S., and (iii) a $1,732 tax expense related to tax shortfalls from stock compensation.
The Company’s effective tax rate for the fiscal year ended January 1, 2022 was impacted by the following items: (i) a $6,347 tax benefit related to a decrease in the applicable state tax rate on certain deferred income, (ii) a $3,548 tax benefit related to tax windfalls from stock compensation and (iii) a $1,560 tax benefit due to the reversal of a valuation allowance related to certain
non-U.S.
net operating losses that are now expected to be realized. These benefits were partially offset by $6,888 of tax expense related to income earned in foreign jurisdictions at rates higher than the U.S.
The Company’s effective tax rate for the fiscal year ended January 2, 2021 was impacted by the following items: (i) a $7,566 tax benefit related to the reversal of the tax impact of global intangible low-taxed
income (“GILTI”), (ii) a $4,714 tax benefit related to tax windfalls from stock compensation and (iii) a $1,401 tax benefit related to FDII. These benefits were partially offset by (i) a $8,056 tax expense related to income earned in foreign jurisdictions at rates higher than the U.S. and (ii) a $2,278 tax expense for out-of-period
income tax adjustments.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
U.S. federal statutory tax rate	21.0%	21.0%	21.0%
State income taxes (net of federal benefit)	3.8%	(1.8%)	1.0%
Research and development credit	0.4%	(1.8%)	(2.2%)
Tax windfall/shortfall on share-based awards	(0.5%)	(4.6%)	(4.3%)
Reserves for uncertain tax positions	0.0%	0.2%	0.9%
Tax rate changes	0.3%	(8.2%)	(1.2%)
Executive compensation limitation	(0.2%)	1.8%	1.2%
GILTI	0.0%	0.0%	(8.2%)
FDII	1.2%	0.0%	(1.5%)
Change in valuation allowance	(7.1%)	(2.0%)	0.0%
Out-of-period adjustments	0.6%	0.0%	2.5%
Impact of foreign operations	(1.6%)	9.0%	8.7%
Reversal of certain deferred tax liabilities	13.2%	0.0%	0.0%
Other	0.2%	(0.9%)	1.0%

Total effective tax rate	31.3%	12.7%	18.9%

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) was signed into law. The CARES Act includes provisions relating to modifications to the net interest deduction limitation, net operating loss carryforward rules, refundable payroll tax credits and deferment of the employer portion of certain payroll taxes.
On July 20, 2020, the U.S. Treasury Department released final regulations under Internal Revenue Code Section 951A (TD 9902) permitting a taxpayer to elect to exclude from its GILTI inclusion items of income subject to a high effective rate of foreign tax. As a result of the final regulations, the Company recorded a $7,566 tax benefit in fiscal 2020 related to the fiscal 2018 and fiscal 2019 taxes previously accrued attributable to GILTI.
The deferred tax assets and liabilities recorded on the Company’s consolidated balance sheets are as follows:

	December 31, 2022	January 1, 2022
Interest expense disallowance	$54,259	$44,598
Operating lease liabilities	20,842	22,901
Operating loss carryforwards	10,102	14,172
Provision for estimated expenses	2,734	2,128
Salaries and wages	10,280	2,710
Share-based compensation	15,190	15,707
Other comprehensive income	1,841	6,306
Other	3,695	5,927
Less: valuation allowance	(35,818)	(10,083)

Total deferred tax assets	$83,125	$104,366

Goodwill and intangible assets	$(51,841)	$(224,548)
Operating lease assets	(18,228)	(20,794)
Depreciation	(13,498)	(4,044)
Prepaid expenses	(431)	(1,433)

Total deferred tax liabilities	$(83,998)	$(250,819)

Net deferred tax liabilities	$(873)	$(146,453)

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

As of December 31, 2022 and January 1, 2022, the Company had primarily foreign and state net operating loss carryforwards of approximately $82,184 and $111,432, respectively, some of which have an unlimited carryforward period, while others expire in various years beginning in fiscal 2023. The Company maintains a full valuation allowance on its state and certain foreign net operating loss carryforwards as it is deemed more likely than not that such losses will not be realized. In fiscal 2021, the Company recorded a $1,560 income tax benefit for the release in the valuation allowance related to its operations in Switzerland. As of December 31, 2022, the Company established a $27,108 valuation allowance on its business interest expense carryforwards.
As a result of the 2017 Tax Cuts and Jobs Act changing the U.S. to a modified territorial tax system, the Company does not assert its $82,355 of undistributed foreign earnings as of December 31, 2022 are permanently reinvested. The Company has considered whether there would be any potential future costs of not asserting indefinite reinvestment and does not expect such costs to be significant.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Balance at beginning of year	$1,055	$851	$206
Increases related to tax positions taken in current year	145	196	—
Increases related to tax positions taken in prior years	8	260	605
Reductions related to tax positions taken in prior years	(95)	(199)	—
Reductions related to settlements with tax authorities	(273)	—	—
Reductions related to lapse of statutes of limitations	(206)	—	—
Effects of foreign currency translation	(23)	(53)	40

Balance at end of year	$611	$1,055	$851

At December 31, 2022, the total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate is $508.
The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. At December 31, 2022, with few exceptions, the Company was no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years prior to 2019, or
non-U.S.
income tax examinations by tax authorities for years prior to 2017.
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company had $(60) and $(54) of accrued interest and penalties at December 31, 2022 and January 1, 2022, respectively. The Company recognized $83, $142 and $190 of income tax expense in interest and penalties during the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively.
The U.S. federal government has recently signed into law the Inflation Reduction Act of 2022 (the “IRA”) which, among other things, imposes a minimum “book” tax on certain large corporations and creates a new excise tax on stock repurchases made by certain publicly traded corporations after December 31, 2022. Although the Company is continuing to evaluate the impact of the IRA on its consolidated financial statements as it awaits further guidance, the Company does not currently expect a material impact.
Non-Income
Tax Matters
The Internal Revenue Service (the “IRS”) notified the Company of certain penalties assessed related to the annual disclosure and reporting requirements of the Affordable Care Act. The Company is in the process of appealing this determination and does not believe it has any liability with respect to this matter. Until the appeals process is complete, the IRS will maintain a federal tax lien which is currently limited to certain IRS refunds due to the Company.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

14.	Employee Benefit Plans
The Company sponsors the Third Amended and Restated WW Savings Plan (the “Savings Plan”) for salaried and certain hourly U.S. employees of the Company. The Savings Plan is a defined contribution plan that provides for employer matching contributions of 50% of the employee’s tax deferred contributions up to 6% of an employee’s eligible compensation for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021. Effective as of May 30, 2020, the Company temporarily suspended employer matching contributions through December 31, 2020. Expense related to these contributions for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $2,564, $3,136 and $1,655, respectively.
During fiscal 2014, the Company received a favorable determination letter from the IRS that qualifies the Savings Plan under Section 401(a) of the Internal Revenue Code.
Pursuant to the Savings Plan, the Company also makes profit sharing contributions for all full-time salaried U.S. employees who are eligible to participate in the Savings Plan (except for certain personnel above a determined compensation level). The profit sharing contribution is a guaranteed monthly employer contribution on behalf of each participant based on the participant’s age and a percentage of the participant’s eligible compensation. The Savings Plan also has a discretionary supplemental profit sharing employer contribution component that is determined annually by the Compensation Committee. Effective as of March 6, 2022, the Company suspended profit sharing contributions. Effective as of May 30, 2020, the Company temporarily suspended profit sharing contributions through December 31, 2020. Expense related to these contributions for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $179, $1,342 and $914, respectively.
For certain U.S. personnel above a determined compensation level, the Company sponsors the Second Amended and Restated Weight Watchers Executive Profit Sharing Plan (“EPSP”). Under the IRS definition, the EPSP is considered a Nonqualified Deferred Compensation Plan. There is a promise of payment by the Company made on the employees’ behalf instead of an individual account with a cash balance. The EPSP provides for a guaranteed employer contribution on behalf of each participant based on the participant’s age and a percentage of the participant’s eligible compensation. The EPSP has a discretionary supplemental employer contribution component that is determined annually by the Compensation Committee.
The E
P
SP is valued at the end of each fiscal month, based on an annualized interest rate of prime plus 2%, with an annualized cap of 15%. Effective as of March 6, 2022, although the Company suspended EPSP contributions, EPSP balances continue to accrue interest. Effective as of May 30, 2020, although the Company temporarily suspended EPSP contributions through December 31, 2020, EPSP balances continued to accrue interest. Expense related to this commitment for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021 was $929, $3,975 and $1,761, respectively.

15.	Cash Flow Information

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Net cash paid during the year for:
Interest expense	$76,216	$79,374	$137,163
Income taxes (1)	$25,815	$41,377	$24,609
Noncash investing and financing activities were as follows:
Fair value of net assets acquired in connection with acquisitions	$240	$20,032	$9,677
Capital expenditures and capitalized software included in accounts payable and accrued expenses	$1,466	$1,835	$3,497

(1) Fiscal 2022, fiscal 2021 and fiscal 2020 include tax refunds received of $ 5,109 , $ 1,077 and $ 6,936 , respectively.

See Note 4 for disclosures on supplemental cash flow information related to leases.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

16.	Commitments and Contingencies
Litigation Matters
Due to the nature of the Company’s activities, it is, at times, subject to pending and threatened legal actions that arise out of the ordinary course of business. In the opinion of management, the disposition of any such matters is not expected, individually or in the aggregate, to have a material adverse effect on the Company’s results of operations, financial condition or cash flows. However, the results of legal actions cannot be predicted with certainty. Therefore, it is possible that the Company’s results of operations, financial condition or cash flows could be materially adversely affected in any particular period by the unfavorable resolution of one or more legal actions.
Commitments
Minimum commitments under
non-cancelable
purchase obligations at December 31, 2022 were $37,262, of which $20,713 is due in fiscal 2023, $9,332 is due in fiscal 2024 and the remaining $7,217 is due in fiscal 2025. See Note 4 for disclosures related to minimum commitments under lease obligations, primarily for the Company’s studios and corporate offices.

17.	Segment and Geographic Data
Effective the first day of fiscal 2023 (i.e., January 1, 2023), the Company realigned its organizational structure and resources to more closely align with its strategic priorities and centralized the global management of certain functions and systems. As a result of the change in its organizational structure, the Company now has two reportable segments, consisting of North America and International.
The Company has two reportable segments based on its organizational structure and how the chief operating decision maker (the “CODM”) allocates resources and assesses financial performance, North America and International. “North America” refers to the Company’s North American Company-owned operations and franchise revenues and related costs. “International” refers to the Company’s Continental Europe Company-owned operations, United Kingdom Company-owned operations, and Australia, New Zealand and emerging markets operations. Each reportable segment provides similar services and products. To be consistent with the information that is presented to the CODM, the Company does not include intercompany activity in the segment results.
Information about the Company’s reportable segments is as follows:

	Total Revenues, net for the Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
North America	$728,379	$816,418	$946,307
International	312,477	396,045	431,817

Total revenues, net	$1,040,856	$1,212,463	$1,378,124

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

	Net (Loss) Income for the Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
Segment operating (loss) income:
North America	$(218,997)	$218,257	$271,123
International	83,330	130,622	136,337

Total segment operating (loss) income	$(135,667)	$348,879	$407,460
General corporate expenses	147,283	152,595	191,298
Interest expense	81,141	87,909	123,310
Other expense, net	1,691	1,358	349
Early extinguishment of debt	—	30,352	—
(Benefit from) provision for income taxes	(114,379)	9,773	17,462

Net (loss) income	$(251,403)	$66,892	$75,041
Net loss attributable to the noncontrolling interest	—	—	38

Net (loss) income attributable to WW International, Inc.	$(251,403)	$66,892	$75,079

	Depreciation and Amortization for the Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
North America	$32,521	$39,270	$39,740
International	1,660	2,671	3,002

Total segment depreciation and amortization	$34,181	$41,941	$42,742
General corporate depreciation and amortization	14,638	12,745	16,780

Depreciation and amortization	$48,819	$54,686	$59,522

The following tables present information about the Company’s revenue and other information by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of U.S. export sales.

	Total Revenues, net for the Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021
United States	$683,449	$761,358	$885,152
Canada	44,930	55,060	61,155
Continental Europe	239,129	297,910	313,380
United Kingdom	47,995	65,820	84,387
Other	25,353	32,315	34,050

	$1,040,856	$1,212,463	$1,378,124

	Long-Lived Assets (1)
	December 31, 2022	January 1, 2022
United States	$24,417	$31,566
Canada	2,412	3,198
Continental Europe	907	1,111
United Kingdom	303	1,002
Other	190	342

	$28,229	$37,219

(1)	Amounts include finance lease assets

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

	Operating Lease Assets
	December 31, 2022	January 1, 2022
United States	$68,062	$80,609
Canada	4,159	5,079
Continental Europe	2,304	2,216
United Kingdom	1,169	1,732
Other	2	266

	$75,696	$89,902

18.	Fair Value Measurements
Accounting guidance on fair value measurements for certain financial assets and liabilities requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
When measuring fair value, the Company is required to maximize the use of observable inputs and minimize the use of unobservable inputs.
Fair Value of Financial Instruments
The Company’s significant financial instruments include long-term debt and interest rate swap agreements as of December 31, 2022 and January 1, 2022. Since there were no outstanding borrowings under the Revolving Credit Facility as of December 31, 2022 and January 1, 2022, the fair value approximated a carrying value of $0 at both December 31, 2022 and January 1, 2022.
The fair value of the Company’s Credit Facilities is determined by utilizing average bid prices on or near the end of each fiscal quarter (Level 2 input). As of December 31, 2022 and January 1, 2022, the fair value of the Company’s long-term debt was approximately $782,384 and $1,389,306, respectively, as compared to the carrying value (net of deferred financing costs and debt discount) of $1,422,284 and $1,418,104, respectively.
Derivative Financial Instruments
The fair values for the Company’s derivative financial instruments are determined using observable current market information such as the prevailing LIBOR interest rate and LIBOR yield curve rates and include consideration of counterparty credit risk. See Note 19 for disclosures related to derivative financial instruments.
The following table presents the aggregate fair value of the Company’s derivative financial instruments:

		Fair Value Measurements Using:
	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap current asset at December 31, 2022	$11,748	$—	$11,748	$—
Interest rate swap noncurrent asset at December 31, 2022	$2,450	$—	$2,450	$—
Interest rate swap current liability at January 1, 2022	$14,670	$—	$14,670	$—
The Company did not have any transfers into or out of Levels 1 and 2 and did not maintain any assets or liabilities classified as Level 3 during the fiscal years ended December 31, 2022 and January 1, 2022.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

19.	Derivative Instruments and Hedging
As of December 31, 2022 and January 1, 2022, the Company had in effect interest rate swaps with an aggregate notional amount totaling $500,000.
On July 26, 2013, in order to hedge a portion of its variable rate debt, the Company entered into a forward-starting interest rate swap with an effective date of March 31, 2014 and a termination date of April 2, 2020. The initial notional amount of this swap was $1,500,000. During the term of this swap, the notional amount decreased from $1,500,000 effective March 31, 2014 to $1,250,000 on April 3, 2017 and to $1,000,000 on April 1, 2019. This interest rate swap effectively fixed the variable interest rate on the notional amount of this swap at 2.41%. This swap qualified for hedge accounting and, therefore, changes in the fair value of this swap were recorded in accumulated other comprehensive loss.
On June 11, 2018, in order to hedge a portion of its variable rate debt, the Company entered into a forward-starting interest rate swap (the “2018 swap”) with an effective date of April 2, 2020 and a termination date of March 31, 2024. The initial notional amount of this swap was $500,000. During the term of this swap, the notional amount decreased from $500,000 effective April 2, 2020 to $250,000 on March 31, 2021. This interest rate swap effectively fixed the variable interest rate on the notional amount of this swap at 3.1005%. On June 7, 2019, in order to hedge a portion of its variable rate debt, the Company entered into a forward-starting interest rate swap (the “2019 swap”, and together with the 2018 swap, the “current swaps”) with an effective date of April 2, 2020 and a termination date of March 31, 2024. The notional amount of this swap is $250,000. This interest rate swap effectively fixed the variable interest rate on the notional amount of this swap at 1.901%. The current swaps qualify for hedge accounting and, therefore, changes in the fair value of the current swaps have been recorded in accumulated other comprehensive loss.
As of December 31, 2022, the cumulative unrealized gain for qualifying hedges was reported as a component of accumulated other comprehensive loss in the amount of $10,723 ($14,146 before taxes). As of January 1, 2022, the cumulative unrealized loss for qualifying hedges was reported as a component of accumulated other comprehensive loss in the amount of $10,843 ($14,622 before taxes).
The following table presents the aggregate fair value of the Company’s derivative financial instruments by balance sheet classification and location:

			Fair Value
	Balance Sheet Classification	Balance Sheet Location	December 31, 2022	January 1, 2022
Assets:
Interest rate swaps - current swaps	Current asset	Prepaid expenses and other current assets	$11,748	$—
Interest rate swaps - current swaps	Noncurrent asset	Other noncurrent assets	2,450	—

Total assets			$14,198	$—

Liabilities:
Interest rate swaps - current swaps	Current liability	Derivative payable	$—	$14,670

Total liabilities			$—	$14,670

The Company is hedging forecasted transactions for periods not exceeding the next two years. The Company expects approximately $9,890 ($13,194 before taxes) of net derivative gains included in accumulated other comprehensive loss at December 31, 2022, based on current market rates, will be reclassified into earnings within the next 12 months.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

20.	Accumulated Ot h er Comprehensive Loss
Amounts reclassified out of accumulated other comprehensive loss were as follows:
Changes in Accumulated Other Comprehensive Loss by Component
(1)

	Fiscal Year Ended December 31, 2022
	(Loss) Gain on Qualifying Hedges	Loss on Foreign Currency Translation	Total
Beginning balance at January 1, 2022	$(10,843)	$(7,761)	$(18,604)
Other comprehensive income (loss) before reclassifications, net of tax	19,250	(8,432)	10,818
Amounts reclassified from accumulated other comprehensive loss, net of tax (2)	2,316	—	2,316

Net current period other comprehensive income (loss)	$21,566	$(8,432)	$13,134

Ending balance at December 31, 2022	$10,723	$(16,193)	$(5,470)

(1) Amounts in parentheses indicate debits (2) See separate table below for details about these reclassifications

	Fiscal Year Ended January 1, 2022
	Loss on Qualifying Hedges	Loss on Foreign Currency Translation	Total
Beginning balance at January 2, 2021	$(20,979)	$(4,170)	$(25,149)
Other comprehensive income (loss) before reclassifications, net of tax	2,452	(3,591)	(1,139)
Amounts reclassified from accumulated other comprehensive loss, net of tax (2)	7,684	—	7,684

Net current period other comprehensive income (loss)	$10,136	$(3,591)	$6,545

Ending balance at January 1, 2022	$(10,843)	$(7,761)	$(18,604)

(1) Amounts in parentheses indicate debits (2) See separate table below for details about these reclassifications

	Fiscal Year Ended January 2, 2021
	Loss on Qualifying Hedges	Loss on Foreign Currency Translation	Total
Beginning balance at December 28, 2019	$(15,529)	$(11,823)	$(27,352)
Other comprehensive (loss) income before reclassifications, net of tax	(14,590)	7,555	(7,035)
Amounts reclassified from accumulated other comprehensive loss, net of tax (2)	9,140	—	9,140

Net current period other comprehensive (loss) income including noncontrolling interest	$(5,450)	$7,555	$2,105
Less: Net current period other comprehensive loss attributable to the noncontrolling interest	—	98	98

Ending balance at January 2, 2021	$(20,979)	$(4,170)	$(25,149)

(1) Amounts in parentheses indicate debits (2) See separate table below for details about these reclassifications

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

Reclassifications out of Accumulated Other Comprehensive Loss
(1)

	Fiscal Year Ended
	December 31, 2022	January 1, 2022	January 2, 2021

Details about Other Comprehensive Loss Components	Amounts Reclassified from Accumulated Other Comprehensive Loss			Affected Line Item in the Statement Where Net Income is Presented
Loss on Qualifying Hedges
Interest rate contracts	$(3,090)	$(10,271)	$(12,218)	Interest expense

	(3,090)	(10,271)	(12,218)	(Loss) income before income taxes
	774	2,587	3,078	(Benefit from) provision for income taxes

	$(2,316)	$(7,684)	$(9,140)	Net (loss) income

(1)	Amounts in parentheses indicate debits to profit/loss

21.	Recently Issued Accounting Pronouncements
The Company has determined that recently issued accounting pronouncements are not expected to have a material impact on its consolidated financial statements.

22.	Related Party
As previously disclosed, on October 18, 2015, the Company entered into the Strategic Collaboration Agreement with Oprah Winfrey, under which she would consult with the Company and participate in developing, planning, executing and enhancing the WW program and related initiatives, and provide it with services in her discretion to promote the Company and its programs, products and services for an initial term of five years (the “Initial Term”).
As previously disclosed, on December 15, 2019, the Company entered into an amendment of the Strategic Collaboration Agreement with Ms. Winfrey, pursuant to which, among other things, the Initial Term of the Strategic Collaboration Agreement was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term will commence and continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025. Ms. Winfrey will continue to provide the above-described services during the remainder of the Initial Term and, during the second term, will provide certain consulting and other services to the Company. In consideration of Ms. Winfrey entering into the amendment to the Strategic Collaboration Agreement and the performance of her obligations thereunder, on December 15, 2019 the Company granted Ms. Winfrey a fully vested option to purchase 3,276 shares of the Company’s common stock (the “Winfrey Amendment Option”) which became exercisable on May 6, 2020, the date on which shareholder approval of such option was obtained. The amendment to the Strategic Collaboration Agreement became operative on May 6, 2020 when the Company’s shareholders approved the Winfrey Amendment Option. Based on the Black Scholes option pricing method as of May 6, 2020, the Company recorded $32,686 of compensation expense in the second quarter of fiscal 2020 for the Winfrey Amendment Option. The Company used a dividend yield of 0.0%, 63.68% volatility and a risk-free interest rate of 0.41%. Compensation expense was included as a component of selling, general and administrative expenses.
In addition to the Strategic Collaboration Agreement, Ms. Winfrey and her related entities provided services to the Company totaling $861, $918 and $2,228 for the fiscal years ended December 31, 2022, January 1, 2022 and January 2, 2021, respectively, which services included advertising, production and related fees.
Entities related to Ms. Winfrey were reimbursed for actual costs incurred in connection with the
WW Presents: Oprah’s 2020 Vision
tour totaling $1,653 for the fiscal year ended January 2, 2021.
The Company’s accounts payable to parties related to Ms. Winfrey at December 31, 2022 and January 1, 2022 was $0 and $120, respectively.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

During the fiscal year ended January 1, 2022, as permitted by the transfer provisions set forth in the previously disclosed Share Purchase Agreement, dated October 18, 2015, between the Company and Ms. Winfrey, as amended (the “Purchase Agreement”), and the previously disclosed Winfrey Option Agreement, dated October 18, 2015, between the Company and Ms. Winfrey (the “Initial Option Agreement”), Ms. Winfrey sold 1,542 of the shares she purchased under such purchase agreement and exercised a portion of her stock options granted in fiscal 2015 resulting in the sale of 581 shares issuable under such options, respectively.
During the fiscal year ended January 2, 2021, as permitted by the transfer provisions set forth in the Purchase Agreement and the Initial Option Agreement, Ms. Winfrey sold 2,782 of the shares she purchased under such purchase agreement and exercised a portion of her stock options granted in fiscal 2015 resulting in the sale of 1,118 shares issuable under such options, respectively.

23.	Restructuring
2023 Plan
As previously disclosed, in the fourth quarter of fiscal 2022, management reviewed the then-current global business operations of the Company as well as the different functions and systems supporting those operations and contrasted them with the Company’s strategic priorities and requirements for fiscal 2023 and beyond. Based on that review, in December 2022, the Company’s management resolved to centralize its global management of certain functions and systems, deprioritize and in some cases cease operations for certain non-strategic
business lines, and continue the rationalization of its real estate portfolio to align with its future needs. Throughout December 2022 and January 2023, management developed and continued refining a detailed plan to achieve these goals.
The Company has committed to a restructuring plan consisting of (i) an organizational restructuring and rationalization of certain functions and systems to centralize the Company’s management, align resources with strategic business lines and reduce costs associated with certain functions and systems (the “Organizational Restructuring”) and (ii) the continued rationalization of its real estate portfolio and resulting operating lease termination charges and the associated employment termination costs (the “Real Estate Restructuring,” and together with the Organizational Restructuring, the “2023 Plan”). In connection with the 2023 Plan, the Company anticipates recording restructuring charges which it currently estimates will range between $39,000 to $46,000 in the aggregate. For the fiscal year ended December 31, 2022, the Company recorded restructuring expenses totaling $13,608 ($10,201 after tax).
The Organizational Restructuring has resulted and will result in the elimination of certain positions and the termination of employment for certain employees worldwide. In connection with the Organizational Restructuring, the Company anticipates recording charges of approximately $15,000 to $18,000 in the aggregate with respect to employee termination benefit costs, which are expected to consist primarily of general and administrative expenses. The majority of these charges were recorded in the fourth quarter of fiscal 2022 at the time management resolved to undertake the Organizational Restructuring.
In connection with the Real Estate Restructuring, the Company anticipates recording charges of approximately $24,000 to $28,000 in the aggregate consisting of lease termination and other related costs, the majority of which will be recorded in the first six months of fiscal 2023.
Substantially all of the costs arising from the 2023 Plan are expected to result in cash expenditures related to separation payments, other employee termination expenses and lease termination payments. The Company expects the 2023 Plan to be fully executed by the end of fiscal 2023. For the fiscal year ended December 31, 2022, the components of the Company’s restructuring expenses for the 2023 Plan were as follows:

Fiscal Year Ended December 31, 2022
Employee termination benefit costs	$13,608

Total restructuring expenses	$13,608

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

For the fiscal year ended December 31, 2022, restructuring expenses for the 2023 Plan were recorded in the Company’s consolidated statements of operations as follows:

Fiscal Year Ended December 31, 2022
Cost of revenues	$1,798
Selling, general and administrative expenses	11,810

Total restructuring expenses	$13,608

All expenses were recorded to general corporate expenses and, therefore, there was no impact to the segments.
The Company expects the employee termination benefit liability of $13,608 to be paid in full by the end of fiscal 2025.
2022 Plan
As previously disclosed, in the second quarter of fiscal 2022, the Company committed to a restructuring plan consisting of (i) an organizational realignment to simplify the Company’s corporate structure and reduce associated costs (the “Organizational Realignment”) and (ii) a continued rationalization of its real estate portfolio resulting in the termination of certain of the Company’s operating leases (together with the Organizational Realignment, the “2022 Plan”). The Organizational Realignment has resulted in the elimination of certain positions and termination of employment for certain employees worldwide. For the fiscal year ended December 31, 2022, the Company recorded restructuring expenses totaling $27,181 ($20,375 after tax).
Costs arising from the 2022 Plan related to separation payments, other employee termination expenses and lease termination and other related costs, except for lease impairment and accelerated depreciation and amortization related to leased locations, are expected to result in cash expenditures. For the fiscal year ended December 31, 2022, the components of the Company’s restructuring expenses for the 2022 Plan were as follows:

Fiscal Year Ended December 31, 2022
Lease termination and other related costs	$3,791
Employee termination benefit costs	19,170
Lease impairments	2,680
Other costs	1,540

Total restructuring expenses	$27,181

See Note 4 for additional information in regard to the Company’s lease impairments for the fiscal year ended December 31, 2022.
For the fiscal year ended December 31, 2022, restructuring expenses for the 2022 Plan were recorded in the Company’s consolidated statements of operations as follows:

Fiscal Year Ended December 31, 2022
Cost of revenues	$6,476
Selling, general and administrative expenses	20,705

Total restructuring expenses	$27,181

All expenses were recorded to general corporate expenses and, therefore, there was no impact to the segments.
For the fiscal year ended December 31, 2022, the Company made payments of $1,877 towards the liability for the lease termination costs. For the fiscal year ended December 31, 2022, the Company made payments of $10,909 towards the liability for the employee termination benefit costs.
The Company expects the remaining lease termination liability of $547 and the remaining employee termination benefit liability of $8,261 to be paid in full by the end of fiscal 2024.

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

2021 Plan
As previously disclosed, in the first quarter of fiscal 2021, as the Company continued to evaluate its cost structure, anticipate consumer demand and focus on costs, the Company committed to a plan which has resulted in the termination of operating leases and elimination of certain positions worldwide. For the fiscal year ended January 1, 2022, the Company recorded restructuring expenses totaling $21,534 ($16,109 after tax).
For the fiscal year ended January 1, 2022, the components of the Company’s restructuring expenses were as follows:

Fiscal Year Ended January 1, 2022
Lease termination and other related costs	$12,688
Employee termination benefit costs	8,846

Total restructuring expenses	$21,534

For the fiscal year ended January 1, 2022, restructuring expenses were recorded in the Company’s consolidated statements of operations as follows:

Fiscal Year Ended January 1, 2022
Cost of revenues	$16,727
Selling, general and administrative expenses	4,807

Total restructuring expenses	$21,534

All expenses were recorded to general corporate expenses and, therefore, there was no impact to the segments.
For the fiscal year ended January 1, 2022, the Company made payments of $7,640 towards the liability for the lease termination costs and decreased provision estimates by $3. For the fiscal year ended January 1, 2022, the Company made payments of $4,802 towards the liability for the employee termination benefit costs.
For the fiscal year ended December 31, 2022, the Company made payments of $777 towards the liability for the lease termination costs, decreased provision estimates by $681 and incurred additional lease termination and other related costs of $119. For the fiscal year ended December 31, 2022, the Company made payments of $3,814 towards the liability for the employee termination benefit costs, increased provision estimates by $72 and incurred additional employee termination benefit costs of $148.
As of December 31, 2022, there was no outstanding lease termination liability. The Company expects the remaining employee termination benefit liability of $450 to be paid in full by the end of fiscal 2023.
2020 Plan
As previously disclosed, in the second quarter of fiscal 2020, in connection with its cost-savings initiative, and its continued response to the
COVID-19
pandemic and the related shift in market conditions, the Company committed to a plan of reduction in force which has resulted in the elimination of certain positions and termination of employment for certain employees worldwide. To adjust to anticipated consumer demand, the Company evolved its workshop strategy and expanded its restructuring plan to include lease termination and other related costs. For the fiscal year ended January 2, 2021, the Company recorded restructuring expenses totaling $33,092 ($24,756 after tax).
For the fiscal year ended January 2, 2021, the components of the Company’s restructuring expenses were as follows:

Fiscal Year Ended January 2, 2021
Lease termination and other related costs	$7,989
Employee termination benefit costs	25,103

Total restructuring expenses	$33,092

WW INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

For the fiscal year ended January 2, 2021, restructuring expenses were recorded in the Company’s consolidated statements of operations as follows:

Fiscal Year Ended January 2, 2021
Cost of revenues	$23,300
Selling, general and administrative expenses	9,792

Total restructuring expenses	$33,092

All expenses were recorded to general corporate expenses and, therefore, there was no impact to the segments.
For the fiscal year ended January 2, 2021, the Company made payments of $645 towards the liability for the lease termination costs. For the fiscal year ended January 2, 2021, the Company made payments of $15,434 towards the liability for the employee termination benefit costs and increased provision estimates by $180.
For the fiscal year ended January 1, 2022, the Company made payments of $4,649 towards the liability for the lease termination costs and decreased provision estimates by $470. For the fiscal year ended January 1, 2022, the Company made payments of $6,773 towards the liability for the employee termination benefit costs and decreased provision estimates by $1,136.
For the fiscal year ended December 31, 2022, the Company made payments of $86 towards the liability for the lease termination costs and decreased provision estimates by $116. For the fiscal year ended December 31, 2022, the Company made payments of $1,202 towards the liability for the employee termination benefit costs and decreased provision estimates by $621.
As of December 31, 2022, there was no outstanding lease termination liability. The Company expects the remaining employee termination benefit liability of $117 to be paid in full by the end of fiscal 2023.

24.	Subsequent Event
On March 4, 2023, the Company entered into a defin
itiv
e merger agreement to acquire Weekend Health, Inc. (“Weekend Health”, and such acquisition, the “Transaction”). Upon completion of the Transaction, Weekend Health will become a wholly-owned subsidiary of the Company. Weekend Health provides a technology powered care platform and mobile web application through its subscription based service, which includes a comprehensive weight management program, pharmacotherapy treatment, nutrition plans, health insurance coordination services, and access to clinicians, dietitians, fitness coaches and care coordinators. The purchase price is $132,000 (inclusive of a minimum of $26,000 of cash on the balance sheet of Weekend Health), consisting of $100,000 to be paid at the closing of the Transaction (the “Closing”), of which $65,000 will be paid in cash and $35,000 will be paid in newly issued shares of the Company’s common stock at a price per share of $4.34, $16,000 will be paid in cash on the first anniversary of the Closing and $16,000 will be paid in cash on the second anniversary of the Closing. The proceeds paid on the first and second anniversary of the Closing will not be subject to any conditions or contingencies other than the passage of time. The Transaction is not subject to a financing condition.

SCHEDULE II
—V
ALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(IN THOUSANDS)

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions (1)	Balance at End of Period
FISCAL YEAR ENDED DECEMBER 31, 2022
Allowance for credit losses	$1,726	$(460)	$—	$(290)	$976
Inventory and other reserves	$7,141	$6,796	$—	$(7,469)	$6,468
Tax valuation allowance	$10,083	$27,871	$(143)	$(1,993)	$35,818

FISCAL YEAR ENDED JANUARY 1, 2022
Allowance for credit losses	$2,298	$(214)	$—	$(358)	$1,726
Inventory and other reserves	$10,239	$7,657	$—	$(10,755)	$7,141
Tax valuation allowance	$7,190	$1,266	$4,437	$(2,810)	$10,083

FISCAL YEAR ENDED JANUARY 2, 2021
Allowance for credit losses	$1,813	$411	$—	$74	$2,298
Inventory and other reserves	$4,685	$16,425	$—	$(10,871)	$10,239
Tax valuation allowance	$6,760	$792	$141	$(503)	$7,190

(1)	Primarily represents the utilization of established reserves, net of recoveries, where applicable.

S-1